UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
SMART MODULAR TECHNOLOGIES (WWH), INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies: SMART Modular Technologies (WWH), Inc., ordinary shares, par value US$0.00016667 (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
66,098,205 shares of Common Stock (including restricted stock units) and 7,213,931 shares of Common Stock underlying outstanding options of the Company with an exercise price of $9.25 or less

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $646,035,265. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 66,098,205 shares of Common Stock (including restricted stock units) issued and outstanding and owned by persons other than the Company on April 26, 2011, multiplied (2) by $9.25 (the “per share Merger consideration”) and (B) (1) 7,213,931 shares of Common Stock underlying outstanding options of the Company with an exercise price of $9.25 or less, as of April 26, 2011, multiplied by (2) the excess of the per share Merger consideration over the weighted average exercise price of $4.45. The filing fee equals the product of 0.00011610 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $646,035,265

(5)	Total fee paid: $75,005

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560

[ • ], 2011

To the Shareholders of SMART Modular Technologies (WWH), Inc.:

You are cordially invited to attend an extraordinary general meeting of shareholders of SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (“SMART,” the “Company,” “we,” “us” or “our”), to be held at [ • ], local time, on [ • ], 2011, at [ • ].

On April 26, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”), and Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company pursuant to a plan of merger (the “Plan of Merger”) and the separate corporate existence of Merger Sub will thereupon cease with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub were formed by Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P. (collectively, the “U.S. Sponsors”). Silver Lake Partners III Cayman (AIV III), L.P. and Silver Lake Sumeru Fund Cayman, L.P. (collectively, the “Cayman Sponsors”) are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to certain employees who will separately invest in the equity of Parent). The U.S. Sponsors and Cayman Sponsors are collectively referred to herein as the “Sponsors.”

At the effective time of the Merger, each outstanding ordinary share (“Common Stock”) of the Company (other than treasury shares, shares owned by Parent or Merger Sub, shares owned by any of the Company’s wholly owned subsidiaries and shares held by any shareholders who are entitled to and who properly exercise appraisal and dissention rights under Cayman Islands law) will be converted into the right to receive $9.25 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

A special committee of our Board of Directors (“Special Committee”), consisting entirely of independent and disinterested directors, reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve as a special resolution the authorization, approval and adoption of the Merger Agreement, and such other actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger (such special resolution, the “Merger Proposal”). Our Board of Directors, after careful consideration, and acting upon the unanimous recommendation of our Special Committee, unanimously (with two directors abstaining) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting. Our Special Committee and our Board of Directors both recommend that you vote “FOR” the Merger Proposal.

Mr. Iain MacKenzie, our President and Chief Executive Officer, as well as certain other members of our management, have agreed with Parent to make an equity investment in Parent. We refer to any such employees who have agreed, or agree, to invest in Parent and any other members of our management team who may have the opportunity to invest in Parent and choose to do so as the “Rollover Investors.” In addition, it is our expectation that, concurrently with the closing of the Merger, Mr. Ajay Shah, Chairman of our Board of Directors and a Managing Director of Silver Lake Sumeru, (and his estate planning entities over which he has management and investment powers) will contribute his and his estate planning entities’ shares of Common Stock to Parent in exchange for equity securities of Parent on substantially similar terms as the Rollover Investors.

In considering the recommendation of our Special Committee and Board of Directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll. More information about the Merger Proposal is contained in the accompanying proxy statement and a copy of the Agreement and Plan of Merger is attached thereto as Annex A.

Regardless of the number of shares of Common Stock you own, your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Sincerely,

Iain MacKenzie
President and Chief Executive Officer

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ • ], 2011 and is first being mailed to shareholders on or about [ • ], 2011.

SMART MODULAR TECHNOLOGIES (WWH), INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD [ • ], 2011

NOTICE IS HEREBY GIVEN that the extraordinary general meeting of shareholders of SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (“SMART,” the “Company,” “we,” “us” or “our”) will be held at [ • ], local time, on [ • ], 2011, at [ • ], for the following purposes:

1. To approve as a special resolution the authorization, approval and adoption of the Agreement and Plan of Merger, dated April 26, 2011 (the “Merger Agreement”) by and among the Company, Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”) and Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”), whereby Merger Sub will be merged with and into the Company pursuant to a plan of merger (the “Plan of Merger”) and the separate corporate existence of Merger Sub will thereupon cease, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”) and such other actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger (such special resolution, the “Merger Proposal”);

2. To hold an advisory (nonbinding) vote on the compensation of our executive officers that is based on or otherwise relates to the Merger, as described in the proxy statement; and

3. To approve the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal.

For more information about the Merger Proposal, please review the accompanying proxy statement and the Merger Agreement and Plan of Merger attached thereto as Annex A.

A special committee of our Board of Directors (“Special Committee”), consisting entirely of independent and disinterested directors, reviewed and considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal. Our Board of Directors, after careful consideration, and acting upon the unanimous recommendation of our Special Committee, unanimously (with two directors abstaining) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting. Our Special Committee and our Board of Directors both recommend that you vote “FOR” the Merger Proposal.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of at least two thirds of our ordinary shares (“Common Stock”) attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Whether or not you plan to attend the extraordinary general meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

Company shareholders will have the right to seek appraisal and receive the fair value of their shares in lieu of receiving the per share Merger consideration if the Merger closes but only if they properly exercise their appraisal and dissention rights by complying with the required procedures under Cayman Islands law.

If you plan to attend the extraordinary general meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the extraordinary general meeting and your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of [ • ], 2011, the record date.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce M. Goldberg
Vice President, Chief Legal and Chief Compliance
Officer and Corporate Secretary

Newark, California
[ • ], 2011

Important Notice of Internet Availability

This proxy statement for the extraordinary general meeting to be held on [ • ], 2011, is available free of charge at http://www.[ • ].

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY APPOINT YOUR PROXY TO VOTE YOUR SHARES OF COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Common Stock can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Common Stock are voted at the extraordinary general meeting.

If your shares of Common Stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope, so that your shares of Common Stock can be voted at the extraordinary general meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, the advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger and the proposal to adjourn the extraordinary general meeting, if necessary and appropriate, to solicit additional proxies.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

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SMART MODULAR TECHNOLOGIES (WWH), INC.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD [ • ], 2011

PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of SMART Modular Technologies (WWH), Inc. for an extraordinary general meeting of shareholders to be held on [ • ], 2011 and for any adjournment or postponement thereof. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the extraordinary general meeting. The extraordinary general meeting will be held on [ • ], 2011 at [ • ], local time at [ • ].

On April 26, 2011, we entered into an Agreement and Plan of Merger among SMART, Merger Sub and Parent (the “Merger Agreement”), a copy of which is attached as Annex A to this proxy statement. This proxy statement and a proxy card are first being mailed on or about [ • ], 2011 to persons who owned shares of our Common Stock as of the close of business on [ • ], 2011.

In this proxy statement:

•	all references to “SMART”, the “Company”, “we”, “our” or “us” refer to SMART Modular Technologies (WWH), Inc. and our subsidiaries unless otherwise indicated by context;

•	all references to “Parent” in this proxy statement refer to Saleen Holdings, Inc., and all references to “Merger Sub” are references to Saleen Acquisition, Inc.;
•	all references to our “unaffiliated shareholders” are deemed to refer to holders of our Common Stock other than Parent, Merger Sub, Mr. Iain MacKenzie, our President and Chief Executive Officer, the other Rollover Investors and our other officers and directors, and their respective affiliates;
•	all references to the “U.S. Sponsors” are references to Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P.;
•	all references to the “Cayman Sponsors” are references to Silver Lake Partners III Cayman (AIV III), L.P. and Silver Lake Sumeru Fund Cayman, L.P.;
•	all references to the “Sponsors” are references to the U.S. Sponsors and Cayman Sponsors;
•	all references to the “Merger” refers to the merger whereby Merger Sub will be merged with and into the Company pursuant to the Plan of Merger and the separate corporate existence of Merger Sub will thereupon cease with the Company surviving the Merger as a wholly owned subsidiary of Parent as contemplated by the Merger Agreement;
•	all references to the “Merger Proposal” refer to the special resolution for the authorization, approval and adoption of the Merger Agreement and such other actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger;
•	all references to the “Merger Consideration” refer to the per share Merger consideration of $9.25 in cash, without interest and less applicable withholding taxes, contemplated to be received by the holders of our Common Stock pursuant to the Merger Agreement;
•	all references to the “Board” or the “Board of Directors” refer to our Board of Directors;
•	all references to “Common Stock” refer to the Company’s ordinary shares, par value $0.00016667 per share;
•	all references to the “Companies Law” refer to the Companies Law (2010 Revision), as amended, of the Cayman Islands;
•	all references to our “Special Committee” refer to the special committee of our Board of Directors; and
•	all references to “Rollover Investors” refer to Mr. Iain MacKenzie as well as certain other members of our management who have agreed, or agree, to invest in Parent and any other members of our management team who may have the opportunity to invest in Parent and choose to do so.

SUMMARY TERM SHEET

The Parties Involved in the Merger (page [ • ])

SMART Modular Technologies (WWH), Inc.  The Company is a Cayman Islands exempted company and is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. The Company offers more than 500 standard and custom products to OEMs engaged in the computer, enterprise, industrial, networking, gaming, telecommunications, defense, aerospace and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, the Company has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. The Company also offers high performance, high capacity solid state drives, or SSDs, for enterprise, defense, aerospace, industrial automation, medical, and transportation markets. The Company’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide.

Saleen Holdings, Inc.  Parent is a newly formed Cayman Islands exempted company that is currently controlled by Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P. Parent’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

Saleen Acquisition, Inc.  Merger Sub was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger and Merger Consideration (page [ • ])

On April 26, 2011, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into the Company pursuant to the Plan of Merger, with the Company continuing as the surviving company. As a result, the Company will become a wholly owned subsidiary of Parent following the effective time of the Merger and the Common Stock will cease to be publicly traded on The NASDAQ Global Select Market. You will have no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger (except as otherwise agreed by Parent and any holder of an option or a restricted stock unit to acquire Common Stock):

•	each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by the Company as treasury shares, by Parent or Merger Sub, by any subsidiary of the Company) will be cancelled and converted into and exchanged for the right to receive the Merger Consideration (except that shareholders who are entitled to and who properly exercise appraisal and dissention rights with respect to their shares of Common Stock will receive the “fair value” of their shares as determined pursuant to Section 238 of the Companies Law );

•	each vested Company stock option (including those options that have vesting accelerated) and each unvested Company stock option (if any) held by a nonemployee director of the Company that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option;

•	each unvested Company stock option (other than the unvested Company stock options (if any) held by a nonemployee director of the Company) that is outstanding immediately prior to the effective time of the Merger shall be replaced with an equivalent option to acquire ordinary shares of Parent; and

•	each Company restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration.

When the Merger is Expected to be Completed

We currently anticipate that the Merger will be completed by the end of the third quarter of calendar 2011. However, there can be no assurances that the Merger will be completed at all, or if completed, that it will be completed by such date.

Reasons for the Merger; Recommendations of our Special Committee and our Board of Directors (page [ • ])

After consideration of various factors as discussed under “Special Factors — Reasons for the Merger; Recommendations of our Special Committee and our Board of Directors” beginning on page [ • ], our Special Committee, consisting entirely of independent and disinterested members of our Board of Directors who are not members of management of the Company or affiliated with the Sponsors or the Rollover Investors, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and its unaffiliated shareholders, and recommended that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal.

After careful consideration and acting on the unanimous recommendation of our Special Committee and the other factors in the section titled “Special Factors— Reasons for the Merger; Recommendations of our Special Committee and our Board of Directors” beginning on page [ • ], our Board of Directors unanimously (with Mr. Ajay Shah who is affiliated with, and Mr. Mukesh Patel, who is an investor in, Silver Lake Sumeru Fund, L.P. abstaining), approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interest of the Company as a whole and its unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting.

For a discussion of the material factors considered by our Special Committee and our Board of Directors in reaching their conclusions, see “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and our Board of Directors” beginning on page [ • ]. Our Special Committee and Board of Directors both recommend that you vote “FOR” the Merger Proposal.

Required Shareholder Approval for the Merger (page [ • ])

You may vote at the extraordinary general meeting if you owned of record any shares of Common Stock at the close of business on [ • ], 2011, the record date for the extraordinary general meeting. On that date, there were [ • ] shares of Common Stock outstanding and entitled to vote at the extraordinary general meeting. You may cast one vote for each share of Common Stock that you owned on that date. Approval of the Merger Proposal requires the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Opinion of the Financial Advisor of the Special Committee — Barclays Capital (page [ • ] and Annex B)

Barclays Capital Inc. (“Barclays”), the Special Committee’s financial advisor, delivered to the Special Committee an opinion, dated April 25, 2011, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Barclay’s opinion, the consideration to be offered to the Company’s shareholders (other than Parent and its affiliates) pursuant to the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Barclays, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. Barclays provided its opinion to the Special Committee for the information and assistance of the Special Committee in connection with and for purposes of the Special Committee’s evaluation of the Merger Consideration from a financial point of view. Barclay’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to any action in connection with the Merger or any other matter. We encourage you to read the opinion of Barclays described above carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion.

Financing for the Merger (page [ • ])

We estimate that the total amount of funds necessary to complete the Merger and the related transactions and financings, including the prepayment of the Company’s Senior Secured Floating Rate Notes due 2012 and payment of related fees and expenses, will be approximately $700 million. We expect this amount to be funded through a combination of the following:

•	equity financing of up to $381 million to be provided by the Sponsors and their affiliates (including an expected co-investment by Mr. Shah);

•	a $300 million senior secured first-lien term loan facility;

•	a $50 million senior secured first-lien “first-out” revolving credit facility;

•	commitments from the Rollover Investors as of the date of mailing of this proxy statement totaling approximately $11.7 million;

•	the expected contribution by Mr. Shah (and his estate planning entities over which he has management and investment powers) to Parent of shares of Common Stock held by him and his estate planning entities totaling approximately $6.8 million; and

•	cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it has sufficient committed equity and debt financing to complete the transaction. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $58.1 million as described under “The Merger Agreement — Termination Fees” beginning on page [ • ]. Payment of such fee is guaranteed by the U.S. Sponsors. Such guarantees are described under “Special Factors — Limited Guarantees”.

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the U.S. Sponsors, dated as of April 26, 2011, pursuant to which the U.S. Sponsors have committed, severally but not jointly, upon the terms and subject to the conditions set forth in the equity commitment letter, to make capital contributions to Parent for an aggregate of up to $381 million. The U.S. Sponsors may assign their respective obligations to other investors, although no assignment of the equity commitment to other investors will affect the U.S. Sponsors’ commitment to make capital contributions pursuant to the equity commitment letter. The Cayman Sponsors are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to the Rollover Investors in connection with the rollover financing).

The U.S. Sponsors’ equity commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement and the substantially concurrent receipt of the proceeds of the debt financing described below.

Debt Financing

In connection with the Merger Agreement, Merger Sub obtained a debt commitment letter, dated as of April 26, 2011, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, UBS Finance LLC and UBS Securities LLC, which we refer to collectively as the “lenders”, to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $350 million in debt financing (not all of which is expected to be drawn at the closing of the Merger) to one or more subsidiaries of the Company, consisting of (i) up to a $300 million senior secured first-lien term loan facility and (ii) up to a $50 million senior secured first-lien “first-out” revolving credit facility.

Rollover Financing

On April 25, 2011, Mr. MacKenzie and certain other Rollover Investors entered into agreements with Parent pursuant to which they collectively committed to invest an aggregate amount of $11,734,937 in Parent, which includes the following:

•	Commitments to invest, immediately prior to the consummation of the Merger, an aggregate amount of $7,633,349 in equity securities of Parent. Such Rollover Investors may satisfy this investment commitment by the contribution of shares of Common Stock, vested Company stock options and/or cash. To the extent a Rollover Investor satisfies such investment commitment using cash by contributing the cash proceeds from the cash-out of time-based restricted stock units in the Merger, the amount of such Rollover Investor’s total investment commitment will be reduced by the amount of any applicable withholding taxes attributable to the cash-out of such time-based restricted stock units.

•	Commitments to purchase additional equity securities of Parent in an amount equal to the after-tax proceeds from the cash-out of their performance-based restricted stock units that vest upon the Merger. The pre-tax amount of such cash-out proceeds totals $4,101,588, but is anticipated to be lower due to applicable Federal and state taxes for U.S. Rollover Investors. For purposes of determining the after-tax investment amount, the tax rates will be assumed to be the highest marginal Federal and state income tax rates applicable taking into account the deductibility of state taxes for Federal tax calculation purposes.

It is our expectation that, concurrently with the closing of the Merger, Mr. Shah (and his estate planning entities over which he has management and investment powers) will contribute his and his estate planning entities’ shares of Common Stock to Parent in exchange for equity securities of Parent on substantially similar terms as the Rollover Investors.

The Merger Agreement (page [ • ])

Go-Shop Period; Restrictions on Solicitations (page [ • ])

Until 11:59 p.m., New York City time, on June 10, 2011 (the “Go-Shop Period”) the Company is permitted to:

•	initiate, solicit and encourage any inquiry or the making of acquisition proposals from third parties (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to a takeover proposal), including by providing third parties non-public information pursuant to acceptable confidentiality agreements; and

•	enter into, engage in, and maintain discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with or assist such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

From and after 12:00 a.m., New York City time, on June 11, 2011, the Company is required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except that the Company may continue to engage in the aforementioned activities with certain third parties that contacted the Company and made an alternative acquisition proposal during the Go-Shop Period that the Special Committee has determined constitutes or could reasonably be expected to lead to a superior proposal (each, an “Excluded Party”). At any time from and after 12:00 a.m., New York City time, on June 11, 2011 and until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and its representatives may not, subject to the preceding sentence:

•	solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any takeover proposals;

•	engage in, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal;

•	provide any non-public information to any person in connection with or to encourage or facilitate a takeover proposal; or

•	enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal.

Notwithstanding the foregoing, the Company may continue to engage in the activities permitted during the period prior to 11:59 p.m., New York City time, on June 10, 2011 described above with each Excluded Party. The Company must provide to Parent a copy of the takeover proposal made by any Excluded Party and a written summary of any material terms not made in writing.

At any time from and after 12:00 a.m., New York City time, on June 11, 2011 and prior to the time the Company’s shareholders approve the Merger Proposal, if the Company receives an unsolicited written takeover proposal from an Excluded Party or from any other person making or renewing a takeover proposal, the Company, if the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes a superior proposal or is reasonably expected to result in a superior proposal, may:

•	engage in discussions or negotiations with such person;

•	furnish to such third party information (including non-public information) pursuant to an acceptable confidentiality agreement (provided that the Company promptly makes such information available to Parent if not previously made available to Parent).

Conditions to the Merger (page [ • ])

Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll, approving the Merger Proposal;

•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of all other necessary pre-closing approvals of governmental authorities in connection with the Merger, including under the competition laws of Germany; and

•	the absence of legal prohibitions to the completion of the Merger.

In addition, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the Company’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page [ • ];

•	the Company’s performance in all material respects of its obligations required to be performed at or prior to the closing date of the Merger;

•	the delivery to Parent by the Company of a certificate signed on behalf of the Company by its chief executive officer or chief financial officer certifying as to matters described in the immediately preceding two bullet points;

•	the absence of a material adverse effect with respect to the Company;

•	the taking of all actions such that the Second Amended and Restated Loan and Security Agreement, among the Company, Wells Fargo Bank, National Association and the other parties thereto, dated as of April 30, 2007 (as amended or supplemented from time to time, the “Loan and Security Agreement”) shall be terminated prior to the closing of the Merger; and

•	the taking of all actions such that all liens securing the Company’s Senior Secured Floating Rate Notes due 2012 issued pursuant to the Indenture, dated as of March 28, 2005 between the Company and U.S. Bank National Association, as trustee (the “Indenture”), have been released and the Indenture shall cease to be of further effect.

In addition, the Company’s obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	Parent’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct in the manner discussed under “The Merger Agreement — Conditions to the Merger” beginning on page [ • ];

•	Parent’s and Merger Sub’s performance in all material respects of their obligations required to be performed prior to the closing date of the Merger; and

•	the delivery to the Company by Parent of a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent certifying as to the matters described in the immediately preceding two bullet points.

Notwithstanding the satisfaction of the above conditions, Parent is not obligated to complete the Merger until the expiration of a 20 consecutive day “marketing period” that Parent may use to complete its debt financing for the Merger. The 20 consecutive day “marketing period” begins to run after the Company has satisfied certain obligations under the Merger Agreement, including the delivery of certain financial information required by Parent to complete its contemplated debt financing for the Merger, and after the conditions to the closing of the Merger have been satisfied. Once commenced, the “marketing period” may terminate before its completion and be required to be re-commenced later under certain circumstances. See “The Merger Agreement — When the Merger Becomes Effective; Marketing Period” beginning on page [ • ].

Termination of the Merger Agreement (page [ • ])

The Merger Agreement may be terminated at any time upon the mutual written consent of the Company and Merger Sub. Other circumstances under which the Company or Merger Sub may terminate the Merger Agreement are described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page [ • ].

Termination Fees and Reimbursement of Expenses (page [ • ])

If the Merger Agreement is terminated, in certain circumstances the Company may be required to pay Parent or its designees a termination fee of either $12.9 million or $19.4 million and reimburse certain out-of-pocket expenses of Parent up to $5 million (such reimbursement amount to be offset against any termination fee payable by the Company), and in certain other circumstances Parent may be required to pay the Company a termination fee of $58.1 million. The specific circumstances in which termination fees are payable are described under “The Merger Agreement — Termination Fees” beginning on page [ • ].

Remedies (page [ • ])

In the event that the $12.9 million termination fee or the $19.4 million termination fee is paid by us, such payment will be the sole and exclusive remedy of Parent, Merger Sub and each of their respective affiliates against the Company and any of its former, current and future affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or representatives for any loss or damage based upon, arising out of or relating to the Merger Agreement or the negotiation, execution or performance thereof or the transactions contemplated thereby. If no termination fee has been paid by the Company, Parent and Merger Sub are entitled to seek an injunction or injunctions, specific performance or other equitable relief against the Company to prevent breaches of the Merger Agreement in addition to any other remedy to which they are entitled under the Merger Agreement.

The Company’s receipt of the $58.1 million termination fee described above is the Company’s and its affiliates’ sole and exclusive remedy against Parent, Merger Sub, the Sponsors, any of their former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, financing sources or assignees if Parent or Merger Sub fail to complete the Merger when required pursuant to the Merger Agreement for any or no reason or otherwise breach the Merger Agreement or fail to perform their obligations under the Merger Agreement. The Company is not entitled to seek an injunction or injunctions, specific performance or other equitable relief against Parent or Merger Sub to prevent breaches of the Merger Agreement.

Limited Guarantees (page [ • ])

Concurrently with the execution of the Merger Agreement, pursuant to limited guarantees delivered by each of the U.S. Sponsors in favor of the Company, each of the U.S. Sponsors, severally and not jointly, have unconditionally and irrevocably agreed to (i) guarantee the due and punctual payment, observance, performance and discharge of their respective portions of Parent’s payment obligations with respect to its termination fee described above, subject to the limitations set forth in the limited guarantees and the Merger Agreement, and (ii) the expense reimbursement obligations of Parent in connection with the costs and expenses incurred in connection with any suit to enforce the payment of the $58.1 million termination fee.

Each of the limited guarantees will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) receipt in full by the Company or its affiliates of the $58.1 million Parent termination fee, (iii) termination of the Merger Agreement in accordance with its terms (other than pursuant to which Parent would be obligated to make a payment of the Parent termination fee) and (iv) the first anniversary of any other termination of the Merger Agreement, except as to a claim for payment of the termination fee and expenses made on or prior to such first anniversary.

Regulatory and Other Governmental Approvals (page [ • ])

The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On May 10, 2011, an affiliate of the Sponsors and the Company filed a Pre-Merger Notification and Report Forms with the Antitrust Division and the FTC and requested early termination of the initial 30-day waiting period. On May 18, 2011, the FTC granted the request for early termination of the waiting period under the HSR Act in connection with the Merger.

Notwithstanding the early termination of the waiting period, at any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

In addition, subject to the terms and conditions set forth in the Merger Agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to obtain clearance under the antitrust and competition laws of Germany and Brazil. On May 13, 2011, the Company and an affiliate of the Sponsors made the requisite filings with the Bundeskartellamt under the Gesetzgegen Wettbewerbsbeschränkungen and on May 17, 2011, the Company and an affiliate of the Sponsors made the requisite filings with the Conselho Administrativo de Defese Economica under Law #8.884 of June 11 1994.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders (page [ • ])

Generally, the Merger will be taxable to our shareholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of our Common Stock receiving cash pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the positive difference, if any, between the amount of cash received and the holder’s adjusted tax basis in our Common Stock surrendered. You should consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.

Interests of the Company’s Directors and Executive Officers in the Merger (page [ • ])

You should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include the following:

•	the expected ownership of equity interests in Parent by Mr. Shah (and his estate planning entities over which he has management and investment powers) and the interests of Mr. Shah in Silver Lake Sumeru;

•	the investment by Mr. Patel and certain members of his family in Silver Lake Sumeru Fund, L.P.;

•	the expected ownership of equity interests in Parent by the Rollover Investors after the completion of the Merger;

•	the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other employees by the surviving company or one or more of its affiliates after completion of the Merger;

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions;

•	the cash-out of all vested stock options, unvested stock options held by nonemployee directors of the Company and restricted stock units held by our executive officers and directors, unless otherwise agreed to by Parent and the holder of such equity-based awards;

•	the exchange of unvested performance-vesting restricted stock units of the Company into the right to receive Common Stock of Parent upon vesting;

•	the exchange of unvested stock options (other than the unvested stock options held by nonemployee directors of the Company) for equivalent options to acquire ordinary shares of Parent;

•	the continuation of certain employee benefits, for a period of one year after the closing of the Merger, on terms substantially comparable to those currently in effect at the Company for all active employees of the Company, including the Company’s executive officers;

•	the receipt by the members of the Special Committee of certain fees for their service on the Special Committee; and

•	continued indemnification and insurance coverage for the period prior to completion of the Merger for our current and former directors and officers for six years following the Merger.

The Special Committee and our Board of Directors were aware of these interests and considered that these interests may be different from, or in addition to, the interests of our shareholders generally, among other matters, in making their respective determinations regarding the Merger Agreement. The interests of the Company’s directors and officers are described more fully under “Special Factors — Interests of the Company’s Directors and Officers in the Merger” beginning on page [ • ].

Procedure for Receiving Merger Consideration (page [ • ])

As soon as reasonably practicable after the effective time of the Merger (and in any event within three business days following the effective time of the Merger), a paying agent will mail a letter of transmittal and instructions to all Company shareholders of record as of the effective time of the Merger. The letter of transmittal and instructions will tell you how to surrender your share certificates, if any, in exchange for the Merger Consideration. You should not forward any share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page [ • ])

Our Common Stock is listed on The NASDAQ Global Select Market under the trading symbol “SMOD”. The closing sale price of our Common Stock on April 25, 2011, which was the last trading day before the Company announced that it had entered into the Merger Agreement, was $8.18 per share.

Appraisal Rights (page [ • ])

Holders of our Common Stock may elect to pursue their appraisal and dissention rights in lieu of the Merger Consideration. The “fair value” of their shares, determined under Section 238 of the Companies Law, could be more than, the same as or less than the Merger Consideration. In order to qualify for these rights, you must provide written notice of objection prior to the vote to approve the Merger Proposal, provide written notice of your decision to dissent within 20 days of the date notice is given by the Company of the approval of the Merger Proposal and otherwise comply with the procedures of Section 238 of the Companies Laws. Failure to comply strictly with the procedures of Section 238 will result in the loss of appraisal and dissention rights. A copy of Section 238 is attached as Annex C to this proxy statement. A summary of the procedures may be found under “Appraisal Rights” beginning on page [ • ].

Litigation Related to the Merger (page [ • ])

In connection with the announcement of the Merger Agreement, four shareholders have individually filed putative class action lawsuits in the Superior Court of California, Alameda County. Each of these actions generally assert that the members of our Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further assert that the Company, the U.S. Sponsors, certain affiliates of the U.S. Sponsors, Parent and/or Merger Sub aided and abetted those alleged breaches of duty. These actions seek, inter alia, declaratory and injunctive relief, damages, and attorneys’ fees.

Additional Information (page [ • ])

You can find more information about the Company in the periodic reports and other information we file with the Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where Shareholders Can Find More Information” beginning on page [ • ].

Accounting Treatment (page [ • ])

The Merger is intended to be accounted for under the purchase method of accounting. See “Special Factors — Accounting Treatment” beginning on page [ • ].

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE EXTRAORDINARY
GENERAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger Agreement, the Merger and the extraordinary general meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the “Summary Term Sheet” beginning on page [ • ] and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, each of which you should read carefully. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where Shareholders Can Find Additional Information” beginning on page [ • ].

Q:	Why am I receiving this proxy statement?

A:	On April 26, 2011, we entered into the Merger Agreement providing for the Merger of Merger Sub with and into the Company pursuant to the Plan of Merger and the separate corporate existence of Merger Sub will thereupon cease, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are currently beneficially owned by the U.S. Sponsors. You are receiving this proxy statement in connection with the solicitation of proxies by the Board of Directors in favor of the Merger Proposal and the other matters to be voted on at the extraordinary general meeting.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

• Approval of the Merger Proposal;

• Advisory (nonbinding) approval of the compensation of our executive officers that is based on or otherwise relates to the Merger; and

• Approval of the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal.

Q:	When and where is the extraordinary general meeting of our shareholders?

A:	The extraordinary general meeting of shareholders will be held at [ • ] a.m. local time, on [ • ], 2011 at [ • ].

Q:	What vote of our shareholders is required to approve the Merger Proposal?

A:	For us to complete the Merger, the shareholders holding at least two thirds of our Common Stock as of the close of business of the record date attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll must vote “FOR” the Merger Proposal.

At the close of business on [ • ], 2011, the record date, [ • ] shares of our Common Stock were outstanding and entitled to vote at the extraordinary general meeting.

Q:	What vote of our shareholders is required for adjournment of the extraordinary general meeting to solicit additional proxies to approve the Merger Proposal?

A:	If the proposal to adjourn our extraordinary general meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, approval of such proposal requires the holders of a majority of the shares of Common Stock attending a duly convened extraordinary general meeting of the Company (in person or by proxy) voting by poll to vote “FOR” the proposal to adjourn our extraordinary general meeting for the purpose of soliciting additional proxies.

Q:	Who can attend and vote at the extraordinary general meeting:

A:	All shareholders of record as of the close of business on [ • ], 2011, the record date, are entitled to receive notice of and to attend and vote at the extraordinary general meeting, or any postponement or adjournment thereof. If you wish to attend the extraordinary general meeting and your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. Seating will be limited at the extraordinary general meeting. Admission to the extraordinary general meeting will be on a first-come, first-served basis.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors, after careful consideration and acting on the unanimous recommendation of the Special Committee, recommends that our shareholders vote “FOR” the Merger Proposal, “FOR” the advisory approval of the executive compensation arrangements related to the Merger and “FOR” the proposal to approve the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal. In connection with the approval of the Merger Agreement by our Board of Directors, two of our directors, Mr. Shah who is a Managing Director of Silver Lake Sumeru and Mr. Patel who is an investor in Silver Lake Sumeru, abstained.

You should read “Special Factors — Reasons for the Merger; Recommendation of our Special Committee and our Board of Directors” beginning on page [ • ] for a discussion of the factors that our Special Committee and our Board of Directors considered in deciding to recommend the approval of the Merger Proposal. In addition, in considering the recommendation of the Special Committee and the Board of Directors with respect to the Merger Proposal, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors - Interests of the Company’s Directors and Executive Officers in the Merger,” beginning on page [ • ].

Q:	How will our directors and executive officers vote on the Merger Proposal?

A:	Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Common Stock in favor of the Merger Proposal. As of May 20, 2011, our directors and current executive officers owned, in the aggregate, 1,617,362 shares of Common Stock entitled to vote at the extraordinary general meeting.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of Common Stock?

A:	Shareholders who have provided notice of objection prior to the vote on the Merger Proposal will have the right to exercise appraisal and dissention rights to receive the fair value of their shares of Common Stock in lieu of receiving the Merger Consideration if the Merger closes but only by strictly complying with the required procedures under Cayman Islands law. See “Appraisal Rights” beginning on page [ • ]. For the full text of Section 238 of the Companies Law, please see Annex C.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record as of the close of business on [ • ], 2011, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to approve the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal.

Q:	How do I cast my vote if my shares of Common Stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your shares of Common Stock are held of record on [ • ], 2011, by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Common Stock with instructions on how to vote your shares of Common Stock in accordance with the voting directions prided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Common Stock will not be voted. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the extraordinary general meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the extraordinary general meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the extraordinary general meeting. If your shares of Common Stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What will I be entitled to receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $9.25 in cash, without interest and subject to reduction for any required withholding taxes, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 238 of the Companies Law. You will not be entitled to receive shares of the surviving company or of Parent or any of its affiliates.

See “Special Factors — Material United States Federal Income Tax Consequences of the Merger to our Shareholders” beginning on page [ • ] for a more detailed description of the U.S. tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your federal, state, local and/or foreign taxes.

Q:	When do you expect the Merger to be completed? What is the “marketing period”?

A:	We are working to complete the Merger as quickly as possible. Subject to the completion of the marketing period described below, we currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived. Completion of the Merger is expected to occur by the end of the third quarter of calendar 2011. In order to complete the Merger, we must obtain shareholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived.

Parent is not obligated to complete the Merger until the expiration of a 20 consecutive day “marketing period” that Parent may use to complete its debt financing for the Merger. The 20 consecutive day “marketing period” begins to run after the Company has satisfied certain obligations under the Merger Agreement, including the delivery of certain financial information required by Parent to complete its contemplated debt financing for the Merger, and the conditions to the closing of the Merger have been satisfied. Once commenced, the “marketing period” may terminate before its completion and be required to be re-commenced later under certain circumstances. See “The Merger Agreement — When the Merger Becomes Effective; Marketing Period” beginning on page [ • ].

Q:	What effects will the proposed Merger have on the Company?

A:	Upon completion of the proposed Merger, the Company will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” are expected to be terminated. In addition, upon completion of the proposed Merger, our Common Stock will no longer be listed on The NASDAQ Global Select Market or any other stock exchange or quotation system.

Q:	What happens if the Merger is not completed?

A:	If the Merger Proposal is not approved by our shareholders, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Common Stock pursuant to the Merger Agreement. Instead, we will remain as a public company and our Common Stock will continue to be registered under the Exchange Act and listed and traded on The NASDAQ Global Select Market. Under specified circumstances, we may be required to pay Parent a termination fee and reimburse Parent for certain of its out of pocket expenses or Parent may be required to pay us a termination fee. See “The Merger Agreement — Termination Fees and Reimbursement of Expenses” beginning on page [ • ].

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Common Stock. If you are a holder of record and your shares of Common Stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Common Stock you will have transferred to the right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my share certificates now?

A:	No. You will be sent a letter of transmittal with related instructions promptly after completion of the Merger, describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” Common Stock in exchange for the Merger Consideration. Please do NOT return your share certificate(s) to the Company.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560, or by telephone at (415) 217-7722. You may also contact the Company’s proxy solicitor: MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, by email at: proxy@mackenziepartners.com, or by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, statements regarding projections of total revenue, EBITDA, EBIT and capital expenditures or other financial items, the expected benefits and timing of the closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs and intentions, strategies, objectives, plans and intentions, anticipated financial performance, business prospects, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, future challenges and opportunities, regulatory, market and industry trends and similar matters. All forward-looking statements included in this document are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. These statements are not guarantees of the underlying expected actions or our future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and prospects to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	the possible adverse effect on our business and the price of our Common Stock if the Merger is not completed in a timely manner or at all;

•	the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters received in connection with the Merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the Merger;

•	business uncertainty and contractual restrictions during the pendency of the Merger;

•	the diversion of management’s attention from ongoing business concerns;

•	the possible effect of the announcement of the Merger on our customer and supplier relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the possibility that alternative acquisition proposals will or will not be made; and

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the Merger.

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where Shareholders Can Find More Information” beginning on page [ • ]. Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

SPECIAL FACTORS

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Parties to the Merger Agreement

SMART

SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
Phone: (510) 623-1231

We are a Cayman Islands exempted company and a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. The Company offers more than 500 standard and custom products to OEMs engaged in the computer, enterprise, industrial, networking, gaming, telecommunications, defense, aerospace and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, the Company has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. The Company also offers high performance, high capacity solid state drives, or SSDs, for enterprise, defense, aerospace, industrial automation, medical, and transportation markets. The Company’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide.

We maintain a website at http://www.smartm.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this proxy statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K and our other reports filed pursuant to the Exchange Act, which are incorporated in this proxy statement by reference. See “Where Shareholders Can Find Additional Information” beginning on page [ • ].

Parent and Merger Sub

Saleen Holdings, Inc. and Saleen Acquisition, Inc.
c/o Silver Lake Partners
c/o Silver Lake Sumeru
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Phone: (650) 233-8120

Saleen Holdings, Inc. is a newly formed Cayman Islands exempted company. Parent has not carried on any activities to date, except for activities incidental to its formation, in connection with financing the Merger Consideration, and as otherwise contemplated by the Merger Agreement. Parent is currently controlled by affiliates of the U.S. Sponsors. The Cayman Sponsors are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to the Rollover Investors and Mr. Shah (including his estate planning entities over which he has management and investment powers) in connection with the rollover financing). For more information see the section of this proxy statement titled “Special Factors — Certain Effects of the Merger” beginning on page [ • ].

Saleen Acquisition, Inc. is a newly formed Cayman Islands exempted company formed for the sole purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not conducted any business operations except for activities incidental to its formation, in connection with financing the Merger Consideration, and as otherwise contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into the Company pursuant to the Plan of Merger, and Merger Sub will cease to exist and the Company will continue as the surviving company, under the name “SMART Modular Technologies (WWH), Inc.”

Business and Background of Certain Persons Related to the Company

Set forth below for each director and executive officer of the Company is his or her respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director or executive officer. None of the Company nor any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed below is a citizen of the United States (other than Mr. MacKenzie who is a citizen of the United Kingdom) and each of the individuals below, except Mr. Shah, have a principal place of business c/o SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560 and their telephone number is (510) 623-1231. Mr. Shah’s principal place of business is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025 and his telephone number is (650) 233-8120.

Executive Officers

Iain MacKenzie.  Please see the information provided for Mr. MacKenzie in the section of this proxy statement titled “Special Factors — Business and Background of Certain Persons Related to the Company — Directors.”

Barry Zwarenstein.  Mr. Zwarenstein has served as our Senior Vice President and Chief Financial Officer since September 2008. Mr. Zwarenstein’s key areas of responsibilities include finance, tax, treasury, investor relations, internal audit and Sarbanes-Oxley compliance, business development, and risk management activities. Prior to joining SMART, Mr. Zwarenstein served as Executive Vice President — Finance and Chief Financial Officer of VeriFone Holdings, Inc., a provider of technology that enables electronic payment transactions, from July 2004 to August 2008. Mr. Zwarenstein also served as Vice President — Finance and Chief Financial Officer of Iomega Corporation, a computer storage company, from November 2001 to June 2004. Mr. Zwarenstein is a Director and the Chairman of the audit committee of DealerTrack, Inc. Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).

Alan Marten.  Mr. Marten has served as Senior Vice President and General Manager of our Memory Business Unit since October 2007. Previously, he served as Vice President and General Manager of our Memory Business Unit from April 2004 and held an equivalent position at SMART when it was a division within Solectron Corporation, from 1999 through its divestiture. Mr. Marten is responsible for our product line management and business strategy, as well as oversight and management of engineering, our largest customers and the advance packaging group. Mr. Marten is also responsible for strategic planning and marketing efforts. Previously, Mr. Marten held the positions of SMART’s Vice President of Sales and Marketing from 1995 to 1997 and Director of Sales from 1990 to 1994. Prior to that, Mr. Marten was with Arrow Electronics where he served as Director of Product Management, Semiconductor and Memory Products from 1987 to 1989 and prior to that he began his career at AMD as a financial analyst and a product-marketing manager. Mr. Marten holds a B.S. in Economics from Santa Clara University.

Wayne Eisenberg.  Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART from 2002 when it was a division within Solectron

Corporation. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART, including Vice President of Sales, Director of North American and European Sales, Director of North American Sales, Director of Western Area OEM Sales, and Director of Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.

John (Jack) Moyer.  Mr. Moyer has served as our Vice President of Human Resources since November 2007. Mr. Moyer is responsible for our worldwide human resources strategy, organizational development and planning, compensation, benefits, talent acquisition and employee relations. Prior to joining SMART, Mr. Moyer was an independent business consultant from 2006 and handled strategic human resources efforts for high technology companies, emphasizing in areas including merger and acquisition integration, a wide range of compensation matters, benefits, recruitment and organizational development. From 2002 to 2006, Mr. Moyer served as Vice President of Worldwide Human Resources for Chordiant Software, an enterprise software company. He has acquired broad corporate experience, which spans over 25 years and covers the software industry, corporate services, public relations, information services, and customer relations functions, derived from working with companies such as The Santa Cruz Operation, Inc. (SCO), Ore-Ida Foods, Inc., MasPar Computer Corporation, BusinessLand, Inc., and National Micronetics, Inc. Mr. Moyer also served on the board of Junior Achievement (Silicon Valley and Monterey Bay chapter) from 1987 to mid-2010. Mr. Moyer holds an M.B.A. and B.S. in Business Administration with an emphasis in Marketing from San Jose State University.

Directors

Iain MacKenzie.  Mr. MacKenzie has served as SMART’s President since February 2002, and he became a Director in April 2004 upon the divestiture from Solectron. In September 2005, he was named Chief Executive Officer. Previously, from August 1998 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations through the transition in November 1999 to the Technology Solutions Business unit of Solectron. Prior to that, he was responsible for the start up and growth of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Before joining SMART, in 1997, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). Within the past five years, Mr. MacKenzie has not served on any public company boards other than SMART. Mr. MacKenzie holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.

Ajay Shah.  Mr. Shah has been a Director and the Chairman of the Board since April 2004. Mr. Shah is the founder and Managing Director of Silver Lake Sumeru, a role he has held since 2007. Mr. Shah is also the Managing Partner of Shah Capital Partners, a role he has held since 2003. In 1999 Mr. Shah helped found, and from 1999 to 2002, he served as the CEO of, the Technology Solutions Business unit of Solectron. Mr. Shah was a co-founder of SMART in 1988 and served as its Chairman and CEO until 1999 when it was acquired by Solectron and became part of Solectron’s Technology Business unit. Mr. Shah currently serves on the boards of Power-One, Inc., Spansion, Inc. and several privately held companies. Within the past five years, Mr. Shah has also served on the board of Flextronics International. Mr. Shah holds an M.S. in Engineering Management from Stanford University, and a B.S. in Engineering from the University of Baroda, India.

Kimberly E. Alexy.  Ms. Alexy has been a Director since September 2009. Ms. Alexy currently serves as the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities; from 1995 to 1998 she served as Vice President of Equity Research at Lehman Brothers, and from 1993 to 1995 she was Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy currently serves on the board and on the audit and compensation committees of CalAmp Corp., a wireless datacom products company. From 2009 until its sale in September 2010, Ms. Alexy served on the board, was a member and Chair of the compensation committee and a member of the audit committee of Southwest

Water, a water and waste-water utility services company. From 2005 until 2010, Ms. Alexy served on the board, was the Chair of the compensation committee, a member and interim Chair of the audit committee and a member of the nominating and corporate governance committee of Dot Hill Systems, a storage systems company. Ms. Alexy is a Chartered Financial Analyst (CFA) and holds an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary and a B.A. from Emory University. Within the past five years, Ms. Alexy has also served on the board of Maxtor Corporation prior to its acquisition by Seagate Technology.

Dennis McKenna.  Mr. McKenna has been a Director since January 2009. From 2008 to 2010, Mr. McKenna served as Chairman of the Board of Directors and, from 2009 to 2010 he served as interim CEO and President of Skycross, Inc., a privately held company providing global wireless RF solutions for the mobile phone, entertainment and computing industries. From 2006 to 2007, Mr. McKenna served as Chairman, CEO, and President of Silicon Graphics, a maker of high performance computing solutions, during its financial restructuring process. Mr. McKenna also served as interim CEO and President of SCP Global Technologies, a manufacturer of semiconductor equipment, during its sale process in 2005. In 1997, Mr. McKenna founded ChipPAC, a provider of semiconductor assembly and test services formerly listed on the The NASDAQ Global Select Market. He served as its Chairman, CEO and President until its sale in 2004 to form STATSChipPAC. Mr. McKenna currently serves on the Board of Directors and on the audit and compensation committees of Pericom Semiconductor, a worldwide supplier of high-speed serial connectivity integrated circuits and frequency control products. Within the past five years, Mr. McKenna has served on the Board of Directors of Legerity, Inc., a privately held fabless semiconductor company in the communications market, until its sale to Zarlink. Mr. McKenna holds a B.S. in Business Administration from Wayne State University in Detroit, Michigan.

Harry W. (Webb) McKinney.  Mr. McKinney has been a Director since April 2007. Mr. McKinney currently serves as an independent management consultant to a variety of companies. Previously, Mr. McKinney served as Executive Vice President in charge of merger integration, global citizenship efforts, organizational effectiveness and governance initiatives at Hewlett-Packard (“HP”) until his retirement in 2003. Other positions he held at HP during his 34-year tenure include President of Business Customer Organization, responsible for worldwide sales, marketing, manufacturing, and delivery of products for HP’s business customers; Vice President and General Manager of the PC business, responsible for the development, manufacturing and marketing of commercial desktop, mobile computing and server businesses worldwide; General Manager of the Home Products Division, leading HP’s initial entry into the consumer market for home computing products; and General Manager of the PC Software Division. Mr. McKinney currently serves on the boards of three non-profit organizations, aLearn, Civic Ventures and The American Leadership Forum of Silicon Valley (ALF). Within the past five years, Mr. McKinney has not served on any public company boards other than SMART. Mr. McKinney holds a B.S. and M.S. in Electrical Engineering from the University of Southern California.

Mukesh Patel.  Mr. Patel has been a Director since April 2004. Mr. Patel is the founder and Managing Director of Invati Capital LLC, a role he has held since 2008. Previously, Mr. Patel served as President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until its acquisition by LSI Logic Corporation in 2006. From 1999 to 2001 he served as Chief Executive Officer of Sparkolor Corporation, which was acquired by Intel Corporation in 2002. Mr. Patel was a co-founder of SMART in 1988, which was acquired by Solectron in 1999. Mr. Patel served as SMART’s Vice President and General Manager, Memory Product Division, from 1995 to 1999 and as Vice President of Engineering from 1989 to 1995. Prior to SMART, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel currently serves on the board of AEHR Test Systems and is a member of their audit committee and multiple privately held companies. Within the past five years, Mr. Patel has not served on any other public company boards. He holds a B.S. in Electrical Engineering from Bombay University, India.

Clifton Thomas Weatherford.  Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software, from September 1997 until his retirement in January 2003. With over 39 years of experience in global technology companies in the United States, Europe and Japan, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services from January 1996 to August 1997, Logitech from February 1994 to December 1995, Ungermann-Bass, Inc., a wholly owned subsidiary of Tandem Computers, from July 1990 to January 1994, Applied Materials from May 1989 to March 1990, Schlumberger from February 1982 to April 1989 and Texas Instruments from April 1971 to January 1982. Mr. Weatherford currently serves on the board and is the chair of the audit committee of each of Mellanox Technologies, Tesco Corporation and Spansion, Inc. and has served as a member of the SEC Federal Advisory Committee on Accounting Standards. Within the past five years, Mr. Weatherford has also served on the boards of Advanced Analogic Technologies, InfoGroup, Synplicity, Saba Software and ILOG S.A. Mr. Weatherford holds a B.B.A. from the University of Houston.

Business and Background of Certain Persons Related to Parent, Merger Sub and the Sponsors

Parent

Parent is a newly formed Cayman Islands exempted company formed by the U.S. Sponsors in connection with the transactions contemplated by the Merger Agreement. The Cayman Sponsors are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to the Rollover Investors and Mr. Shah (including his estate planning entities over which he has management and investment powers) in connection with the rollover financing).

The principal business address and telephone number for Parent is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each of the directors and executive officers of Parent is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

Kenneth Hao — Director and President of Parent.  Mr. Hao is a Managing Director of Silver Lake Partners. Mr. Hao joined Silver Lake Partners in 2000. Mr. Hao’s principal business address is c/o Silver Lake Partners, 33/F Two IFC, 8 Finance Street, Central, Hong Kong.

Kyle Ryland — Director and Vice President of Parent.  Mr. Ryland is a Managing Director of Silver Lake Sumeru. Mr. Ryland joined Silver Lake Sumeru in 2007. Previously, Mr. Ryland was a Managing Director of Shah Capital Partners. The address of Shah Capital Partners is 4800 Great America Parkway, Suite 400, Santa Clara, CA 95054. Mr. Ryland began working at Shah Capital Partners in 2005. Mr. Ryland’s principal business address is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Karen M. King— Director, Treasurer and Secretary of Parent. Ms. King is a Managing Director and Chief Legal Officer of Silver Lake. Ms. King joined Silver Lake in 2004. Ms. King’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Merger Sub

Merger Sub is a newly formed Cayman Islands exempted company formed by Parent in connection with the transactions contemplated by the Merger Agreement.

The principal business address and telephone number for Merger Sub is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each of the directors and executive officers of Merger Sub is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

Kenneth Hao — Director and President of Merger Sub.  See information provided for Mr. Hao above.

Kyle Ryland — Director and Vice President of Merger Sub. See information provided for Mr. Ryland above.

Karen M. King — Director, Treasurer and Secretary of Merger Sub. See information provided for Ms. King above.

The SLP Filing Persons

The SLP U.S. Filing Persons

Silver Lake Partners III, L.P. is a private equity fund that was formed for the purpose of making investments in technology and technology-enabled industries. Silver Lake Technology Associates III, L.P., a Delaware limited partnership, is the general partner of Silver Lake Partners III, L.P.; SLTA III (GP), L.L.C., a Delaware limited liability company, is the general partner of Silver Lake Technology Associates III, L.P.; and Silver Lake Group, L.L.C., a Delaware limited liability company, is the managing member of SLTA III (GP), L.L.C. We refer to Silver Lake Partners III, L.P., Silver Lake Technology Associates III, L.P., SLTA III (GP), L.L.C., and Silver Lake Group, L.L.C., collectively, as the “SLP U.S. Filing Persons.”

The principal business address and telephone number for each of the SLP U.S. Filing Persons is c/o Silver Lake Partners, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each managing member of Silver Lake Group, L.L.C. is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

James A. Davidson — Mr. Davidson is the Co-Chief Executive Officer of Silver Lake, which he co-founded in January 1999. Mr. Davidson’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Glenn H. Hutchins — Mr. Hutchins is the Co-Chief Executive Officer of Silver Lake, which he co-founded in January 1999. Mr. Hutchins’s principal business address is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, NY 10019.

David J. Roux — Mr. Roux is the Chairman of Silver Lake, which he co-founded in January 1999. Mr. Roux’s principal business address is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

The SLP Cayman Islands Filing Persons

Silver Lake Partners III Cayman (AIV III), L.P. is a private equity fund that was formed for the purpose of making investments in technology and technology-enabled industries. Silver Lake Technology Associates III Cayman, L.P., a Cayman Islands exempted limited partnership, is the general partner of Silver Lake Partners III Cayman (AIV III), L.P.; and Silver Lake (Offshore) AIV GP III, Ltd., a Cayman Islands exempted limited company, is the general partner of Silver Lake Technology Associates III Cayman, L.P. We refer to Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Associates III Cayman, L.P., and Silver Lake (Offshore) AIV GP III, Ltd. as the “SLP Cayman Islands Filing Persons” and, together with the SLP U.S. Filing Persons, the “SLP Filing Persons.”

The principal business address and telephone number for each of the SLP Cayman Islands Filing Persons is c/o Silver Lake Partners, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each director of Silver Lake (Offshore) AIV GP III, Ltd. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

Alan K. Austin — Mr. Austin is a Managing Director of Silver Lake Partners. Mr. Austin joined Silver Lake Partners in 2003. Mr. Austin’s principal business address is c/o Silver Lake Partners, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Michael J. Bingle — Mr. Bingle is a Managing Director of Silver Lake Partners. Mr. Bingle joined Silver Lake Partners in 2000. Mr. Bingle’s principal business address is c/o Silver Lake Partners, 9 West 57th Street, 32nd Floor New York, NY 10019.

James A. Davidson — See information provided for Mr. Davidson above.

Charles Giancarlo — Mr. Giancarlo is a Managing Director of Silver Lake Partners. Mr. Giancarlo joined Silver Lake Partners in 2007. Prior to joining Silver Lake Partners, Mr. Giancarlo was employed by Cisco Systems from 1993-2007 where he most recently served as Executive Vice President and Chief Development Officer of Cisco and President of Cisco-Linksys. Cisco’s address is 170 West Tasman Drive, San Jose, California 95134-1706, and its principal business is to design, manufacture, and sell Internet Protocol-based networking and other products related to the communications and information technology industry and provide services associated with these products. Mr. Giancarlo’s principal business address is c/o Silver Lake Partners, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Kenneth Hao — See information provided for Mr. Hao above.

Glenn H. Hutchins — See information provided for Mr. Hutchins above.

Yolande A. Jun — Ms. Jun is Senior Vice President — Finance of Silver Lake. Ms. Jun joined Silver Lake in 2000. Ms. Jun’s principal business address is c/o Silver Lake, 10080 North Wolfe Road, Suite SW3-190, Cupertino, CA 95014.

Karen M. King — See information provided for Ms. King above.

Gregory K. Mondre — Mr. Mondre is a Managing Director of Silver Lake Partners. Mr. Mondre joined Silver Lake Partners in 1999. Mr. Mondre’s principal business address is c/o Silver Lake Partners, 9 West 57th Street, 32nd Floor New York, NY 10019.

David J. Roux — See information provided for Mr. Roux above.

Andrew Wagner — Mr. Wagner is the Chief Financial Officer and a Managing Director and Executive Vice President of Silver Lake. Mr. Wagner joined Silver Lake in 2008. Prior to joining Silver Lake, Mr. Wagner was employed by GSC Group as Senior Managing Director of Finance and Administration. Mr. Wagner began working at GSC in 2000. GSC’s address is 500 Campus Drive, Suite 220, Florham Park, NJ 07932, and its principal business is investment management of alternative assets. Mr. Wagner’s principal business address is c/o Silver Lake, 9 West 57th Street, 32nd Floor New York, NY 10019.

The SLS Filing Persons

The SLS U.S. Filing Persons

Silver Lake Sumeru Fund, L.P. is a private equity fund that was formed for the purpose of making investments in middle-market technology companies. Silver Lake Technology Associates Sumeru, L.P., a Delaware limited partnership, is the general partner of Silver Lake Sumeru Fund, L.P.; and SLTA Sumeru (GP), L.L.C., a Delaware limited liability company, is the general partner of Silver Lake Technology Associates Sumeru, L.P.; We refer to Silver Lake Sumeru Fund, L.P., Silver Lake Technology Associates Sumeru, L.P. and SLTA Sumeru (GP), L.L.C., collectively, as the “SLS U.S. Filing Persons.”

The principal business address and telephone number for each of the SLS U.S. Filing Persons is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each member of the investment committee of SLTA Sumeru (GP), L.L.C. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

Ajay Shah — See information provided for Mr. Shah under “Special Factors — Business and Background of Certain Persons Related to the Company — Directors” beginning on page [ • ].

Glenn H. Hutchins — See information provided for Mr. Hutchins above.

David J. Roux — See information provided for Mr. Roux above.

Kyle Ryland — See information provided for Mr. Ryland above.

John Brennan — Mr. Brennan is a Managing Director at Silver Lake Sumeru. Mr. Brennan joined Silver Lake Sumeru in 2008. Prior to joining Silver Lake Sumeru, Mr. Brennan was employed by Adobe Systems Incorporated where he most recently led the Platform Software business unit. Adobe’s address is 345 Park Avenue, San Jose, California and their principal business is to offer creative, business, web and mobile software and services. Mr. Brennan began working at Adobe in 2004. Mr. Brennan’s principal business address is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Paul Mercadante — Mr. Mercadante is a Managing Director at Silver Lake Sumeru. Mr. Mercadante joined Silver Lake Sumeru in 2007. Prior to joining Silver Lake Sumeru, Mr. Mercadante was employed by Shah Capital Partners. The address of Shah Capital Partners is 4800 Great America Parkway, Suite 400, Santa Clara, CA 95054. Mr. Mercadante began working at Shah Capital in 2005. Mr. Mercadante’s principal business address is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

Hollie Moore Haynes — Ms. Haynes is a Managing Director at Silver Lake Sumeru. Ms. Haynes joined Silver Lake Partners in 1999 and began working for Silver Lake Sumeru in 2007. Ms. Haynes’ principal business address is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

The SLS Cayman Islands Filing Persons

Silver Lake Sumeru Fund Cayman, L.P. is a private equity fund that was formed for the purpose of making investments in middle-market technology companies. Silver Lake Technology Associates Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership, is the general partner of Silver Lake Sumeru Fund Cayman, L.P.; SLTA Sumeru (GP) Cayman, L.P., a Cayman Islands exempted limited partnership, is the general partner of Silver Lake Technology Associates Sumeru Cayman, L.P.; and Silver Lake Sumeru (Offshore) AIV GP, Ltd., a Cayman Islands exempted limited company, is the general partner of SLTA Sumeru (GP) Cayman, L.P. We refer to Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Associates Sumeru Cayman, L.P., SLTA Sumeru (GP) Cayman, L.P., and Silver Lake Sumeru (Offshore) AIV GP, Ltd., collectively, as the “SLS Cayman Islands Filing Persons” and together with the SLS U.S. Filing Persons, the “SLS Filing Persons.”

The principal business address and telephone number for each of the SLS Cayman Islands Filing Persons is c/o Silver Lake Sumeru, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025, telephone number (650) 233-8120.

Set forth below for each director of Silver Lake Sumeru (Offshore) AIV GP, Ltd. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

Alan K. Austin — See information provided for Mr. Austin above.

John Brennan — See information provided for Mr. Brennan above.

James A. Davidson — See information provided for Mr. Davidson above.

Hollie Moore Haynes — See information provided for Ms. Haynes above.

Glenn H. Hutchins — See information provided for Mr. Hutchins above.

Yolande A. Jun — See information provided for Ms. Jun above.

Karen M. King — See information provided for Ms. King above.

Paul Mercadante — See information provided for Mr. Mercadante above.

David J. Roux — See information provided for Mr. Roux above.

Kyle Ryland — See information provided for Mr. Ryland above.

Ajay Shah — See information provided for Mr. Shah under “Special Factors — Business and Background of Certain Persons Related to the Company — Directors” beginning on page [ • ].

During the last five years, none of Parent, Merger Sub, the SLP Filing Persons, the SLS Filing Persons, any of the officers or directors of Merger Sub, any of the managing members of Silver Lake Group, L.L.C. described above, any of the directors of Silver Lake (Offshore) AIV GP III, Ltd. described above, any of the members of the investment committee of SLTA Sumeru (GP), L.L.C. described above or any of the directors of Silver Lake Sumeru (Offshore) AIV GP, Ltd. described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Overview of Transaction

The Company, Parent and Merger Sub entered into the Merger Agreement on April 26, 2011.

Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company pursuant to the Plan of Merger and the separate corporate existence of Merger Sub will thereupon cease, with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed by the U.S. Sponsors.

The following will occur in connection with the Merger:

•	each share of Common Stock issued and outstanding immediately prior to the closing (other than treasury shares owned by the Company, shares owned by any subsidiary of the Company, shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent; and shares owned by shareholders who have exercised appraisal and dissention rights under Cayman Islands law) will convert into the right to receive the Merger Consideration; and

•	all shares of Common Stock so converted will, at the closing of the Merger, be cancelled, and each holder of shares of our Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Following and as a result of the Merger:

•	Company shareholders (other than the Rollover Investors and Ajay Shah (and his estate planning entities over which he has management and investment powers)) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

•	Our Common Stock will no longer be listed on the NASDAQ Global Select Market, and price quotations with respect to our Common Stock in the public market will no longer be available; and

•	the registration of our Common Stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Company

The board of directors of the surviving company will consist of the directors of Merger Sub immediately prior to the effective time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving company will be the officers of the

Company immediately prior to the effective time of the Merger until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Background of the Merger

Our business was originally founded in 1988 as SMART Modular Technologies, Inc. (“SMART Modular”). SMART Modular became a publicly traded company in 1995. Ajay Shah, our current Chairman of the Board of Directors, co-founded SMART Modular and served as Chairman and CEO of SMART Modular until 1999, when SMART Modular was acquired by Solectron Corporation (“Solectron”) and became a part of the Technology Solutions Business unit of Solectron. In April 2004, a group of investors, including Shah Capital Partners, of which Mr. Shah was a Managing Partner, acquired our business from Solectron, and we began to operate as an independent company under the name SMART Modular Technologies (WWH), Inc. under the laws of the Cayman Islands. In February 2006, the Company again became a publicly traded company.

Since going public in 2006, our Board of Directors and senior management periodically review our long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, our Board and senior management have periodically reviewed various strategic alternatives to enhance shareholder value that might be available to the Company, including possible acquisitions of other companies or business combinations with other companies.

On August 12, 2010, our Board of Directors held a special telephonic meeting to approve the fiscal year 2011 annual operating plan, and agreed that due to the cyclical nature of the Company’s business, it would be appropriate to institute a mid-year annual operating plan review, the first of which would be held in February 2011.

On August 25, 2010, our Chief Executive Officer, Mr. MacKenzie, had a lunch meeting initiated by the president and chief operating officer of an industry participant at which the two executives discussed possible partnership or business opportunities between the Company and such industry participant in Brazil and in the solid state drive (“SSD”) enterprise market generally.

On October 1, 2010, Messrs. MacKenzie and Shah spoke by telephone and discussed Mr. MacKenzie’s frustration at the stock market’s reaction to the Company’s September 30, 2010 earnings announcement. Mr. Shah and Mr. MacKenzie discussed the advantages and disadvantages of being a public company and Mr. Shah indicated that a take-private transaction might be worth exploring.

On the morning of October 7, 2010, Mr. MacKenzie attended a meeting at a private equity firm, which we refer to as Financial Buyer A, to discuss the Company’s business and Financial Buyer A’s views on the valuation of the Company’s business. No specific proposals resulted from this meeting, although Financial Buyer A invited Mr. MacKenzie to contact Financial Buyer A if the Board were considering a fundamental strategic transaction.

Later on October 7, 2010, Mr. Shah called Mr. MacKenzie and indicated his preliminary interest in having the U.S. Sponsors conduct a review of the Company to explore a possible take-private transaction with the Company. Mr. Shah did not indicate any possible price or specific terms.

On October 8, 2010, Mr. MacKenzie telephoned Ms. Kimberly Alexy, the Chair of the Nominating and Corporate Governance Committee, and advised her that Mr. Shah had indicated the U.S. Sponsors’ preliminary interest in conducting a review of the Company to explore a possible take private transaction with the Company. Mr. MacKenzie and Ms. Alexy discussed the process that the Company should follow to evaluate this preliminary indication of interest, including whether to form a special committee to consider any future proposal and agreed to call a meeting of the Board of Directors to discuss such matters.

On October 12, 2010, our Board held a special telephonic meeting. At the meeting, Mr. Shah advised the Board that he and the U.S. Sponsors were interested in a potential acquisition of the Company. After a brief discussion with Mr. Shah, Mr. Shah and Mr. MacKenzie left the meeting. The remaining five directors then discussed the formation of a special committee to consider any proposal by the U.S. Sponsors and any other strategic alternatives. After discussion, our Board constituted a Special Committee, comprised of Ms. Alexy, Mr. Clifton T. Weatherford, Mr. Dennis McKenna and Mr. Harry W. McKinney, subject to later adoption of a charter. Mr. Mukesh Patel then left the Board meeting. Discussion ensued, including with respect to legal counsel for the Special Committee.

On October 13 and 14, 2010, Ms. Alexy had discussions with several law firms regarding their possible engagement by the Special Committee. On October 14, 2010, Ms. Alexy and Mr. MacKenzie discussed generally a process for considering any proposal the Company might receive, and also discussed the earlier conversations between Mr. MacKenzie and the industry participant and its possible interest in a transaction with the Company

On October 15, 2010, the members of the Special Committee discussed the retention of legal counsel and investment bankers, and also discussed a committee charter and Special Committee compensation.

On October 18, 2010, Ms. Alexy received a call from another private equity firm, which we refer to as Financial Buyer B. The representative of Financial Buyer B indicated that he had been referred by Mr. MacKenzie to her as Chair of the Nominating and Corporate Governance Committee and that he wanted to express Financial Buyer B’s possible interest in an acquisition of the Company. Also on October 18, 2010, Mr. MacKenzie advised Ms. Alexy that he had received a call that day expressing interest in the Company from Financial Buyer A.

On October 19, 2010, Ms. Alexy called Mr. Shah to inquire about the status of the U.S. Sponsors’ potential proposal, and Mr. Shah advised that he would like to conduct a limited due diligence review prior to submitting an initial proposal. Later that day, the Special Committee determined to engage DLA Piper LLP (US) (“DLA Piper”) as counsel for the Special Committee.

On October 21, 2010, our Board held a telephonic meeting to consider the scope of authority of the Special Committee and the adoption of a charter. Mr. Bruce Goldberg, Vice President, Chief Legal and Chief Compliance Officer of the Company, and a representative of DLA Piper were present. After discussion regarding these matters, the meeting was adjourned to permit further legal review and the finalization of a charter for the Special Committee.

On October 22, 2010, our Board reconvened the telephonic board meeting with Mr. Goldberg and a representative of DLA Piper present and approved the resolutions establishing the charter of our Special Committee. Our Special Committee was charged to review, evaluate, investigate and negotiate the terms and conditions of any potential transaction or alternatives thereto, including remaining as an independent entity, to make a recommendation to the Board as to whether any such transaction is fair to, advisable and in the best interests of our Company and our shareholders and to recommend to the Board if any action should be taken with respect to any potential transaction or alternatives thereto, including remaining as an independent entity. Our Board resolved not to recommend any potential transaction with an affiliate of the Company for approval by our shareholders unless such transaction received the prior favorable recommendation of our Special Committee. Our Special Committee was authorized to retain independent legal and financial advisors. Our Board established compensation for our Special Committee as $2,000 per meeting for the Chair and $1,000 per meeting for the remaining members. The Special Committee was to serve until the earlier of the consummation of a potential transaction or January 31, 2011, if a proposal from an affiliate of the Company was either not made or had been withdrawn by January 31, 2011.

Immediately thereafter, the Special Committee met to discuss process and next steps. DLA Piper was present at the meeting. The Special Committee appointed Ms. Alexy as Chair. DLA Piper provided legal advice concerning the Special Committee’s fiduciary duties. The Special Committee determined that the U.S. Sponsors would not be provided due diligence materials until the U.S. Sponsors provided a written proposal of sufficient interest to the Special Committee and only after negotiation of an appropriate nondisclosure agreement. The Special Committee discussed possible means by which to ascertain that any proposal made by the U.S. Sponsors reflected the best value reasonably attainable under the circumstances. The Special Committee discussed the possible engagement of financial advisors and determined to interview three investment banks with knowledge in the industry. The Special Committee acknowledged that as Chairman of the Board, Mr. Shah regularly conducted meetings with management with respect to the ongoing business of the Company and that Mr. Shah had fiduciary duties to remain informed about the Company’s business. However, the Special Committee also recognized that due to Mr. Shah’s relationship with the U.S. Sponsors, Mr. Shah was presented with a possible conflict and that it would be appropriate for Mr. Shah, during the course of the U.S. Sponsors’ consideration of a transaction with the Company, to restrict his prior access to certain information about the Company and its business, whether in writing or based upon communications with management. Therefore, the Special Committee determined, and Mr. Shah agreed, that he would cease to have routine access to management and material non-public information about the Company, other than with respect to information provided to the full Board.

On October 26, 2010, the Special Committee held a meeting at the offices of DLA Piper. Representatives of DLA Piper were present. The Special Committee interviewed three investment banks to serve as the Special Committee’s financial advisor. No final decision was made regarding the engagement of a financial advisor. At this meeting, the Special Committee also discussed preliminary information concerning the current quarter. The Special Committee also discussed the recent inbound calls from Financial Buyer A and Financial Buyer B to Mr. MacKenzie expressing interest in an acquisition and the earlier conversations between Mr. MacKenzie and the industry participant and its possible interest in the Company.

On November 2, 2010, our Audit Committee met and discussed preliminary information regarding the current quarter, including the possible adverse impact of the DRAM pricing cycle on the quarter’s revenues and profits. Following the meeting, preliminary information regarding the current quarter, including the possible adverse impact on the quarter’s revenues and profits of the DRAM pricing cycle, was sent to the full Board. As Chairman of the Board, Mr. Shah received the preliminary information and called Ms. Alexy on November 4, 2010 to discuss the need for the Company, in light of this preliminary information, to focus on a strategy for mitigating the adverse impact of the DRAM pricing cycle on the Company’s revenues and profits. Mr. Shah and Ms. Alexy recognized that Mr. Shah’s participation would be valuable to that process, but also understood that under the restrictions that had been placed on Mr. Shah’s access to information, Mr. Shah would not be able to participate fully in this effort. Mr. Shah indicated that he believed that the U.S. Sponsors would be willing to postpone any proposal to acquire the Company until after such time as the Company had put a plan in place to mitigate the effects on future Company financial performance of the DRAM pricing cycle and any information regarding the negative impact on the quarter had been made public, so that Mr. Shah could participate in his role as Chairman of the Board in the Company’s efforts with respect to this issue.

On November 6, 2010, the Special Committee held a telephonic meeting. A representative of DLA Piper was present. The Special Committee was apprised of Mr. Shah’s discussion with Ms. Alexy. The Special Committee discussed the upcoming board meeting and the proposal discussed between Mr. Shah and Ms. Alexy, but did not make any changes to the restrictions placed on Mr. Shah at that time.

On November 10, 2010, Mr. Shah and Ms. Alexy again discussed Mr. Shah’s potential participation in the December 10, 2010 Board meeting in light of the fact that the U.S. Sponsors were considering a possible acquisition proposal.

On November 15, 2010, the Special Committee held a telephonic meeting. A DLA Piper representative was present. The Special Committee further discussed the process regarding the upcoming Board meeting. Subsequent to this meeting, a representative of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel to the U.S. Sponsors, confirmed to the Special Committee’s counsel the U.S. Sponsors’ willingness to postpone any proposal to acquire the Company until after the conclusion of the Board’s consideration of the impact of the DRAM pricing cycle on the current quarter, the determination of any remediation efforts to be undertaken by the Company, and the public announcement of such matters, if any, so that Mr. Shah could participate in his role as Chairman of the Board in the Company’s efforts with respect to these issues.

On November 17, 2010, the Special Committee held a telephonic meeting. A DLA Piper representative was present. The Special Committee discussed the agenda for the upcoming Board meeting on December 10. The Special Committee again considered the issue regarding Mr. Shah’s participation in that meeting, and the U.S. Sponsors’ willingness to postpone the making of an acquisition proposal. The Special Committee recognized that as Chairman of the Board and founder of the Company, and given his deep experience in the Company’s industry, Mr. Shah’s input would be valuable to the consideration of any current impact on the

Company’s business. The Special Committee also continued to recognize that due to Mr. Shah’s relationship with the U.S. Sponsors, it continued to be appropriate to restrict Mr. Shah’s access to certain information. Accordingly, the Special Committee concluded that it would invite Mr. Shah to participate in the December 10 Board meeting, but would otherwise leave the restrictions on Mr. Shah in place. The Special Committee also determined to request a report from management to the Board on industry trends and their expected impacts on the Company’s annual operating plan, as well as management actions planned in response to such trends.

On December 10, 2010, our Board held a regular meeting at our headquarters. As determined by the Special Committee and agreed by Mr. Shah, Mr. Shah participated in such meeting. Management presented updates on the various business units, operating trends and an outlook for the first and second quarters of fiscal 2011. The Board asked questions and discussed these presentations and the process for a review of the second six months of the fiscal 2011 annual operating plan, due in February 2011. The Board noted the need for a revised operating plan in light of the impact from the current DRAM pricing cycle and other industry trends.

Following the December 10, 2010, Board meeting, our Special Committee held a meeting at our headquarters. A representative of DLA Piper was present at the meeting. The Special Committee discussed the materials presented at the Board meeting and determined that if a process to sell the Company were to commence, the Board materials would be provided at the appropriate time to credible third party bidders. The Special Committee also discussed the upcoming management presentation on a revised 2011 annual operating plan scheduled for February 2011, and the need for a revised plan to provide a basis for a revised valuation analysis.

During the week of December 20, 2010, Mr. Shah called Ms. Alexy and reconfirmed that the U.S. Sponsors remained interested in an acquisition of the Company, but would defer making a decision until January 2011.

On January 3, 2011, Mr. Shah called Ms. Alexy and reconfirmed that the U.S. Sponsors intended to make a proposal. Mr. Shah and Ms. Alexy discussed the possible processes that the Special Committee might follow to evaluate any proposal by the U.S. Sponsors and explore other possible proposals.

On January 4, 2011, Financial Buyer A called Mr. MacKenzie to express continuing interest in the Company. On the morning of January 5, 2011, Financial Buyer B called Ms. Alexy to express continuing interest in the Company.

On January 5, 2011, our Special Committee held a telephonic meeting. A DLA Piper representative attended this meeting. The Special Committee discussed Mr. Shah’s discussions with Ms. Alexy. The Special Committee confirmed that due diligence information would only be provided if the U.S. Sponsors provided a written proposal at a price that the Special Committee found attractive enough to consider. Ms. Alexy reported on the January 4, 2011 inbound call from Financial Buyer A to Mr. MacKenzie and the January 5, 2011 inbound call from Financial Buyer B to Ms. Alexy, noting that each had expressed continuing interest in a transaction involving the Company. The Special Committee discussed possible means by which to ascertain that any proposal made by the U.S. Sponsors reflected the best value reasonably attainable under the circumstances. The Special Committee also discussed possible retention of financial advisors, and reviewed the credentials and capabilities of the three investment banks which had interviewed with the Special Committee on October 26, 2010. The Special Committee determined that Barclays was the preferred financial advisor of the three and directed the Chair to request that Barclays update their preliminary valuation presentation based on management’s current annual operating plan for fiscal 2011 and present their findings to the Special Committee. The Special Committee also determined to confirm with the Board that the Special Committee would continue to function in light of Mr. Shah’s indication of the U.S. Sponsors’ continuing intention to present an acquisition proposal.

On January 7, 2011, Ms. Alexy telephoned Mr. Shah and advised him that the Special Committee required a written proposal from the U.S. Sponsors prior to permitting any due diligence.

On January 10, 2011, Barclays met with our management to review the Company’s interim revised operating plan.

On January 11, 2011, the Special Committee held a telephonic meeting. A DLA Piper representative attended the meeting. The Special Committee discussed our prospects and growth strategy. The Special

Committee concluded that it was not necessary to sell the Company at this time. The Special Committee discussed a process to consider any proposal received from the U.S. Sponsors and to explore interest by other potential buyers on a confidential basis upon receipt of a formal proposal from the U.S. Sponsors. Ms. Alexy reported that Barclays was updating its earlier preliminary valuation presentation based on the current annual operating plan.

On January 13, 2011, Mr. Shah called Ms. Alexy to advise her that the U.S. Sponsors were submitting a nonbinding written proposal to acquire the Company. Later that day, the U.S. Sponsors delivered a nonbinding written proposal to acquire our Company for $7.50 per share in cash. The nonbinding written proposal indicated that it would remain open through February 1, 2011.

On January 16, 2011, Barclays provided the Special Committee with an updated preliminary valuation analysis. On the morning of January 17, 2011, Ms. Alexy provided Barclays with the U.S. Sponsors’ proposal.

On January 17, 2011, the Special Committee held a telephonic meeting. A representative of DLA Piper was present. Representatives of Barclays also attended the meeting. Barclays presented its preliminary valuation analysis to the Special Committee, which had been prepared based on management’s current business model. Barclays noted that the management had recently commenced work to update its model in light of changing industry trends, and that further revisions to the preliminary valuation analysis were in process. The Special Committee discussed the preliminary valuation analysis with Barclays and discussion ensued. Counsel provided a review of the U.S. Sponsors’ proposal and briefed the Special Committee on its fiduciary duties. Barclays provided its views with respect to U.S. Sponsors’ proposal, reviewed possible financing alternatives that might be available to the U.S. Sponsors and their experience with the U.S. Sponsors as buyers. Barclays then left the meeting. The Special Committee then discussed various alternatives available to the Company, including the risks and benefits associated with the current draft of management’s revised operating plan, upside scenarios for the business in fiscal 2011, 2012 and beyond, expected contributions from the startup Brazil flash production operations (“Brazil Flash”) and SSD products in 2012 and beyond and the impact of the DRAM pricing cycle to our trading price in the near term. The Special Committee concluded that the U.S. Sponsors’ proposal appeared to undervalue the Company particularly given the longer term value drivers from the Brazil and SSD product lines and was not sufficiently attractive to warrant further discussion or action. The Special Committee requested that Ms. Alexy communicate this conclusion to Mr. Shah. The Special Committee also noted that the revised operating plan required Board input and requested a Strategy Committee review of the revised plan as soon as possible. The Special Committee authorized Ms. Alexy to advise Mr. MacKenzie of the U.S. Sponsors’ proposal price and the Special Committee’s decision to reject the proposal.

On January 18, 2011, Ms. Alexy communicated the decision by the Special Committee not to pursue the U.S. Sponsors’ proposal to Mr. Shah, and indicated the Special Committee’s belief that Company’s prospects supported a higher valuation. Ms. Alexy also advised Mr. MacKenzie and Barry Zwarenstein, our Chief Financial Officer, of the U.S. Sponsors’ proposal and the Special Committee’s decision to reject the proposal.

Later on January 18, 2011, the Special Committee held a telephonic meeting. A representative of DLA Piper was present at the meeting. Ms. Alexy confirmed that she had conveyed the Special Committee’s rejection of the U.S. Sponsors’ proposal to Mr. Shah. The Special Committee noted that the Board had not yet reviewed the revised operating plan, and recognized the need for a Board-approved operating plan for the second half of 2011 prior to any valuation discussions. The Special Committee requested that Ms. Alexy reiterate to the U.S. Sponsors the Committee’s position that it did not wish to pursue the U.S. Sponsors’ proposal, but to further inform the U.S. Sponsors that Ms. Alexy would make herself available to them in order to consider any further information that the U.S. Sponsors might want to share with her.

On January 19, 2011, in an email to Ms. Alexy, Mr. Shah indicated that the U.S. Sponsors had prepared materials regarding valuation trends based on publicly available information that Mr. Shah would like to review with Ms. Alexy and share with the Special Committee and its financial advisors, if any. Later on January 19, 2011, Mr. Shah sent Ms. Alexy these valuation materials for her review, and Ms. Alexy subsequently distributed the valuation materials to each member of the Special Committee.

On January 20, 2011, Ms. Alexy and Mr. Shah spoke by telephone and Mr. Shah reviewed the valuation materials he had provided her. Mr. Shah then called each member of the Special Committee to discuss the valuation materials and the $7.50 proposal from the U.S. Sponsors.

On February 1, 2011, Ms. Alexy telephoned Mr. Shah to discuss his participation in the upcoming February 16, 2011 Board meeting, in light of the pending acquisition proposal. Mr. Shah confirmed that the U.S. Sponsors’ proposal was not being withdrawn despite the February 1, 2011 expiration date. Ms. Alexy and Mr. Shah discussed Mr. Shah’s attendance at the meeting. They agreed that Mr. Shah would attend the meeting to provide his views on the Company’s strategy, including the Company’s positioning with respect to its different product lines, and valuation and then leave the meeting. Mr. Shah also indicated that he had no objection to a resolution to extend the term of the Special Committee.

On February 12, 2011, Mr. MacKenzie sent the materials for the February 16, 2011 Board meeting, including management’s revised second half fiscal 2011 operating plan, to all directors, including Mr. Shah.

On February 16, 2011, our Board of Directors held a meeting at our Company headquarters scheduled at the request of the Strategy Committee to consider the revised fiscal 2011 second half annual operating plan. Prior to the formal commencement of the meeting, Mr. Shah presented a review of the Company’s strategy, including the Company’s positioning with respect to its product lines, and the U.S. Sponsors’ valuation framework supporting their proposed $7.50 acquisition proposal. Mr. Shah then left the meeting. Our Board approved a revision to the charter of the Special Committee to confirm that the Special Committee would remain in existence until the consummation of a transaction or the Board’s action dissolving the Special Committee, and agreed to evaluate the Special Committee’s continued existence on a quarterly basis. Our Board then reviewed the Company’s performance for the first half of fiscal 2011 compared to the original annual operating plan, and reviewed management’s revised second half of fiscal 2011 operating plan. The second half plan was approved. Management provided updates on the memory business unit, Brazil, the SSD product line and an update on the outlook for the current quarter and the next fiscal quarter. Our Board discussed financing alternatives for the business and the possible sale of convertible notes.

Immediately following the Board meeting on February 16, 2011, our Special Committee held a meeting at our headquarters. A DLA Piper representative was present. The Special Committee discussed Mr. Shah’s presentation to our Board. The Special Committee determined that the $7.50 per share proposal from the U.S. Sponsors was still insufficient to pursue and authorized Ms. Alexy to communicate such decision to the U.S. Sponsors. The Special Committee reviewed the revised fiscal 2011 second half annual operating plan and the management plan for fiscal years 2012 and 2013 (as later updated, the “board case” projections), and expressed concerns about assumptions, including those relating to DRAM pricing, competition in the Brazil DRAM market, and the SSD revenue ramp and margin. The Special Committee determined that the plan should be revised to reflect revised assumptions on these matters based on management’s further review. The Special Committee recognized that this revised case would be the case delivered to the U.S. Sponsors and any other potential bidders for purposes of developing proposals to acquire the Company. The Special Committee requested that Ms. Alexy and Mr. McKenna, who chaired the Strategy Committee, convey the Special Committee’s feedback on the revised plan to management. The Special Committee discussed the proposed terms of Barclays’ engagement and approved the engagement of Barclays subject to final revisions in the terms of the engagement. The DLA Piper representative then advised that she was leaving DLA Piper and joining Kaye Scholer LLP (“Kaye Scholer”). After the DLA Piper representative departed, the Special Committee discussed the proposed change in law firm representation and authorized the engagement of Kaye Scholer as replacement Special Committee counsel, subject to the Chair’s confirmation of equivalent support.

On February 23, 2011, Barclays was engaged as independent financial advisor to the Committee. Also on February 23, 2011, Ms. Alexy and Mr. Shah discussed his request to initiate a due diligence process and Ms. Alexy informed Mr. Shah that Barclays was engaged as the Special Committee’s independent financial advisor. Ms. Alexy also had a telephone call with Messrs. MacKenzie and Zwarenstein to discuss revised assumptions regarding the second half of fiscal 2011 and fiscal years 2012 and 2013 based on input from the Special Committee. Following this discussion, management prepared a revised plan for the remainder of fiscal 2011 and fiscal years 2012 and 2013 (as later updated, the “reviewed case” projections) and shared it with Barclays.

On February 28, 2011, the Special Committee held a telephonic meeting. Kaye Scholer and Barclays representatives were present at the meeting. Messrs. MacKenzie, Zwarenstein and Goldberg were also present at this meeting. Barclays presented an updated preliminary valuation analysis based on the board case projections and the reviewed case projections. Barclays noted that the reviewed case projections reflected more optimistic assumptions and estimates by management on DRAM pricing in 2012 and SSD revenue and margins than the prior board case projections. Barclays then reviewed a summary of various valuation analyses, including a comparable company analysis, a discounted cash flow (“DCF”) analysis for both the reviewed case and the prior board case projections, based on five year projections, a precedent transaction analysis, a premiums paid analysis, and an LBO analysis for both the reviewed case and the board case projections. Barclays also reviewed various separation alternatives and considerations with respect to each. Barclays noted that the DCF valuation was less reliable than other methodologies for valuing the Company because of the weight given to the terminal value, and the inherent unpredictability of the accuracy of management’s projections in the later years. The Special Committee discussed the reviewed case projections with Barclays and the Company’s management. Representatives of management then left the meeting.

The Special Committee discussed the reviewed case projections and determined that management had addressed the Special Committee’s concerns, and that the reviewed case projections should be used for presentations to any bidders. The Special Committee then discussed the strategic alternatives available to the Company, including the risks and potential benefits associated with continuing as a stand-alone business. The Special Committee also discussed the possible spinoff of the SSD product line, noting that this alternative would likely not be viable for at least two years, with considerable execution risks, and noted the need for continuing significant investments in SSD. Following extensive discussion, the Special Committee concluded that, given the volatility of the Company’s stock price, and the significant risks to the business and the achievement of the operating plan, it was reasonable to continue discussions with the U.S. Sponsors to see if it was possible to elicit an attractive price. The Special Committee further determined that if the U.S. Sponsors were willing to propose an attractive price, the Special Committee would have Barclays conduct a confidential market check of other potential buyers. The Special Committee concluded that the next steps should be for Barclays and management to walk through the reviewed projections with the U.S. Sponsors, following the U.S. Sponsors executing an appropriate nondisclosure agreement with a standstill provision. The Special Committee requested that Barclays arrange a meeting with the U.S. Sponsors.

Later that day Ms. Alexy called Mr. Shah and Mr. Ken Hao of the U.S. Sponsors to introduce Barclays and to advise them of the proposal to have the U.S. Sponsors walk through the reviewed case projections.

On March 3, 2011, the U.S. Sponsors entered into a nondisclosure agreement with the Company. Mr. Zwarenstein and Mr. Won Kim, Principal Financial Analyst for the Company, met with Messrs. Hao, Shah and other representatives of the U.S. Sponsors and discussed the reviewed case projections. Barclays and Ms. Alexy were present at this meeting.

On March 7, 2011, our management made a follow-up presentation to the U.S. Sponsors responding to the U.S. Sponsors’ questions on the reviewed case projections. Barclays and Ms. Alexy were present at this presentation.

On March 10, 2011, the U.S. Sponsors submitted a nonbinding written proposal to acquire the Company for $8.25 per share in cash, accompanied by two letters from prospective lenders indicating that each lender was confident it would be able to arrange $300 million in debt financing for the transaction.

On March 11, 2011, Mr. Hao called a Barclays representative. The Barclays representative informed Mr. Hao that although the Special Committee was meeting to consider the proposal, he believed the Special Committee would conclude that it was insufficient to commence a detailed due diligence process. Mr. Hao indicated that the U.S. Sponsors had limited room to increase their price, but would consider an increase if it would permit commencement of a detailed due diligence process.

On March 12, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays attended the meeting. Barclays reviewed the terms of the U.S. Sponsors’ proposal and accompanying letters from potential lenders. Barclays also reviewed the conversation with Mr. Hao and advised that the U.S. Sponsors would consider a price increase in order to commence a detailed due diligence process. Discussions ensued regarding the U.S. Sponsors’ proposal and process, as well as strategic alternatives available to the Company. Barclays representatives then left the meeting. The Special Committee then discussed the execution risks associated with achievement of the reviewed case projections. The Special Committee concluded that while a sale of the Company at $8.25 per share was not attractive to them, a sale at a materially higher price than the $8.25 per share offered by the U.S. Sponsors appeared at that point to be in the best interests of shareholders. The Special Committee discussed tactics to attempt to obtain a higher price from the U.S. Sponsors and a process to conduct a market check if an attractive proposal was received from the U.S. Sponsors. Upon receiving instructions from Ms. Alexy, Barclays communicated with the U.S. Sponsors that the price had to be $9.00 per share or more to permit commencement of detailed due diligence.

On March 20, 2011, Mr. Hao called Ms. Alexy and advised that the U.S. Sponsors were planning to revise their proposal to increase the price to $9.00 per share.

On March 21, 2011, the U.S. Sponsors submitted a nonbinding written proposal to acquire the Company, indicating that the U.S. Sponsors believed they could reach a valuation of $9.00 per share in cash, subject to confirmatory due diligence, the arrangement of satisfactory debt financing and the agreement of management to roll over a substantial portion of their equity.

On the evening of March 21, 2011, the Special Committee held a meeting. Representatives of Kaye Scholer and Barclays were present at the meeting by telephone. Ms. Alexy reviewed her conversation with Mr. Hao regarding the proposal. Barclays reviewed the terms of the revised U.S. Sponsors’ proposal, including the accompanying letters from potential lenders, and extensive discussion ensued. Barclays reviewed the summary valuation presentation previously presented on February 28, 2011. Kaye Scholer provided advice regarding the Special Committee’s fiduciary duties. The Special Committee determined to open a confirmatory due diligence process with the U.S. Sponsors, including management presentations and access to a dataroom. The Special Committee discussed with its advisors the previous indications of interest from Financial Buyer A and Financial Buyer B as well as other potential bidders, and then directed Barclays to contact Financial Buyer A and Financial Buyer B and four other third party financial buyers on a confidential basis. The Special Committee discussed the possibility based on the Special Committee’s knowledge of Financial Buyer A and Financial Buyer B that the two firms might seek to make a joint bid and the possible advantages and disadvantages of such a teaming arrangement and determined to permit teaming by those two firms if requested. The Special Committee determined to have another meeting to discuss a list of appropriate strategic buyers to contact.

Later on March 21, 2011, Ms. Alexy had a telephone conversation with Mr. MacKenzie concerning his willingness to roll over his equity and his views on the management team.

On March 22, 2011, Barclays and the U.S. Sponsors commenced a detailed due diligence process, which continued through April 25, 2011. Barclays representatives, and in most cases a member of the Special Committee, participated in all meetings and calls between management and all bidders, including the U.S. Sponsors. Simpson Thacher and the U.S. Sponsors’ other advisors participated in the detailed due diligence process.

Also on March 22, 2011, our Board held a meeting at our headquarters to discuss the reviewed case projections prepared by management, and adopted the plan for the last six months of fiscal 2011 as our revised operating plan. Ms. Alexy had conversations with Mr. MacKenzie and individual Special Committee members about potential strategic acquirers, as well as competitive and business risks associated with contacting them.

On March 23, 2011, Ms. Alexy contacted Financial Buyer A and Financial Buyer B to advise each of them that the Company was exploring alternative transaction proposals, and that Barclays would be contacting them. Each expressed interest in engaging in the process and confirmed to Ms. Alexy that they would be considering a joint bid. On that same day, Barclays sent nondisclosure agreements to Financial Buyer A and Financial Buyer B and commenced outreach to four additional financial buyers.

On March 24, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays attended the meeting. Barclays provided an update regarding contacts with Financial Buyer A,

Financial Buyer B and four additional financial buyers, which we refer to as Financial Buyers C, D, E and F. The Special Committee then discussed various potential strategic acquirers, their likely level of interest and possible competitive or business harm if they were contacted at this stage. The Special Committee discussed with Barclays the likely level of interest of the various identified strategic buyers. The Committee instructed Barclays to contact five potential strategic acquirers at that time, which we refer to as Strategic Buyers 1, 2, 3, 4 and 5.

On March 24, 2011, Barclays contacted Strategic Buyer 1. On March 25, 2011, Barclays sent nondisclosure agreements to Financial Buyers C and D and contacted Strategic Buyer 2.

On March 28, 2011, Ms. Alexy contacted a director of Strategic Buyer 3 to advise him of the process. Financial Buyer A and Financial Buyer B each executed their nondisclosure agreements and were granted permission to work together on a proposal. Barclays contacted Strategic Buyer 3 and the industry participant that had previously spoken to Mr. MacKenzie on August 25, 2011, which we refer to as Strategic Buyer 4. After discussions with Ms. Alexy, Mr. MacKenzie contacted Strategic Buyer 5 on behalf of the Special Committee.

On March 29, 2011, management made due diligence presentations to the U.S. Sponsors’ potential lenders. Later in the day, management made a due diligence presentation to Financial Buyers A and B.

On March 31, 2011, management made separate due diligence presentations to Financial Buyers C and D.

Late in the evening on March 31, 2011, Simpson Thacher delivered a draft merger agreement to Kaye Scholer.

On April 1, 2011, the Special Committee held a telephonic meeting. Ms. Alexy and Mr. McKenna noted that one or both of them had participated in all meetings and calls with all potential bidders. Barclays reviewed the results of their discussions with potential financial and strategic buyers to date, advising that a total of four financial buyers in addition to the U.S. Sponsors were now engaged in due diligence (Financial Buyers A, B, C and D) and that Financial Buyers A and B were working on a joint bid as expected. Management presentations had been made to all of these potential financial buyers. Barclays reported that Financial Buyers E and F had indicated they had no interest, that Strategic Buyer 1 had indicated no interest and that Strategic Buyer 4 had indicated potential interest only in the acquisition of the SSD and Brazil product lines. Barclays was waiting to hear back from the other three potential strategic buyers. The Special Committee requested that Barclays contact Strategic Buyer 4 again regarding its possible interest in the Company as a whole. Barclays then presented a preliminary analysis of a potential separation strategy for the SSD product lines as an alternative to the possible sale of the Company, and noted that the market timing of an IPO for the SSD product lines, and that the trading multiples that could be applicable, were speculative compared to the values realizable in a sale. Kaye Scholer reviewed preliminary comments regarding the draft merger agreement.

On April 6, 2011, Financial Buyers A and B delivered a joint nonbinding indication of interest at $9.25 per share in cash.

On April 8, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays were present. Barclays reviewed the results of the confidential market check. Barclays summarized the joint nonbinding indication of interest from Financial Buyers A and B at $9.25 per share, and explained that Financial Buyers A and B had commenced due diligence. Barclays discussed financial considerations and its valuation analysis and extensive discussion ensued. The Special Committee instructed Barclays to inform the U.S. Sponsors that a price increase may be necessary in light of competitive and market dynamics. The Special Committee discussed the alternatives available to the Company and concluded that it was reasonable to continue discussions with the U.S. Sponsors in light of the significant execution risks in the business, the volatility of the Company’s stock price and the other valuation metrics. Barclays then reported to the Special Committee that Financial Buyers C and D had each exited the process, but that Financial Buyer C had indicated that it might be willing to reengage during the go-shop period. Barclays confirmed that Financial Buyers E and F remained uninterested in discussions. Barclays reported that Strategic Buyer 3 had requested but not yet executed a nondisclosure agreement and Strategic Buyer 4 had confirmed that it had no interest in an acquisition of the Company as a whole. Barclays also reported that Strategic Buyer 2 had exited the process, Strategic Buyer 1 had an initial negative reaction and Strategic Buyer 5 had not been reached. The Special Committee then discussed news reports that an industry participant, which we refer to as Strategic Buyer 6, was looking to make an investment in Brazil and that there was a strategic fit with Strategic Buyer 6. Accordingly, the Special Committee instructed Barclays to contact Strategic Buyer 6. A Kaye Scholer representative then reviewed the draft merger agreement in detail and Barclays and the Special Committee provided input.

On April 11, 2011, Barclays spoke with representatives of Financial Buyer A and Financial Buyer B, who advised that they would need several more days to assess the business further and then would advise on their willingness to engage fully in the due diligence process.

On April 13, 2011, Barclays contacted Strategic Buyer 6, and this potential acquirer indicated that it had no interest in the opportunity.

On April 14, 2011, Kaye Scholer provided comments on the merger agreement to Simpson Thacher.

On April 15, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays attended the meeting. Kaye Scholer provided an update on issues associated with the draft merger agreement. Barclays reported that the U.S. Sponsors had been apprised of the Special Committee’s position that an increase in purchase price was needed, and also had been told that we had received an indication of interest at a higher price. Barclays then discussed with the Special Committee a due diligence issue raised by the U.S. Sponsors and noted the possible adverse impact of this issue on cash expenditures in future years. Barclays also reported that Financial Buyers A and B had not yet engaged in significant due diligence and Strategic Buyer 3 had not yet signed its nondisclosure agreement. Barclays advised that they had still not been able to contact Strategic Buyer 5 and that Strategic Buyer 6 had confirmed that it had no interest in a transaction with the Company. The Special Committee discussed the possible interest of Strategic Buyers 3 and 4 in the SSD product lines as a split off. Barclays noted that this would be a difficult transaction to execute in the near future for significant value as the business would be treated as a startup business and would not likely receive full credit for its growth potential. Barclays then left the meeting. Extensive discussion ensued among the Special Committee regarding the transaction process, tactics to obtain an increased price from the U.S. Sponsors, and the Company’s strategic alternatives and prospects, including current views regarding the quarter and various concerns about the revenue ramp and current and projected financial performance of the SSD product lines.

On April 18, 2011, Financial Buyers A and B advised Barclays that they were dropping out of the process.

On April 19, 2011, Simpson Thacher provided Kaye Scholer a markup of the merger agreement, responding to Kaye Scholer comments, as well as draft forms of an equity commitment letter and a limited guarantee. Representatives of Kaye Scholer and Simpson Thacher held telephonic discussions to discuss and negotiate the draft of the merger agreement, equity commitment letter, limited guarantee and related transaction documents from time to time.

On April 21, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays attended the meeting. Barclays reported on developments with other potential buyers, noting that Financial Buyers A and B had dropped out of the process, Barclays also reported that Strategic Buyer 3 had signed a nondisclosure agreement and had a management presentation scheduled for the following day. Barclays reported that they had not been able to obtain a response from the Strategic Buyer 5. Barclays reported that the U.S. Sponsors had advised that they would have debt commitment letters from two banks. Barclays reported on the U.S. Sponsors’ concerns regarding issues it had discovered in due diligence that impacted its valuation, and the adverse impact this issue was having on the U.S. Sponsors’ view of the purchase price that they could afford to offer.

Kaye Scholer briefed the Special Committee on the status of merger negotiations, including the outstanding issues under negotiation. The Special Committee provided input on these terms. The Special Committee then discussed the various strategic alternatives available to the Company at this time, including the sale of the Company or the pursuit of our current operating plan and the later possible sale or spinoff of the enterprise SSD product line. The Special Committee also discussed the preliminary valuation analysis previously provided by Barclays. The Special Committee concluded that a price of $9.25 or higher would be an attractive price for the Company, given the ongoing significant risks of the business and the risks in achieving the results contemplated by the reviewed case projections and the absence of a meaningful competing offer from another bidder. The Special Committee took note of the go-shop process as a method to provide a check on the price if an agreement to sell the Company were reached. The Special Committee determined to continue negotiations with the U.S. Sponsors and determined that the U.S. Sponsors would only be permitted to talk to the Company’s management about a possible equity rollover in the event that substantially final terms for the acquisition of the Company had been tentatively reached.

Later on April 21, 2011, Barclays and Kaye Scholer engaged in separate negotiations with the U.S. Sponsors and Simpson Thacher regarding the financial and legal terms for the merger. Barclays conveyed the message from the Special Committee that it was prepared to proceed if the U.S. Sponsors increased their proposal to at least $9.25 per share and made certain merger agreement concessions. Mr. Hao subsequently called representatives from Barclays and indicated that the U.S. Sponsors were prepared to proceed at a price of $9.25 per share if satisfactory resolution of other terms could be reached.

On April 22, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays were present at the meeting. Discussion ensued regarding the negotiations with the U.S. Sponsors and the Special Committee provided input on outstanding issues. The Special Committee agreed that the U.S. Sponsors could speak to management regarding a potential equity rollover if these terms were resolved satisfactorily.

Later on April 22, 2011, management made a due diligence presentation to Strategic Buyer 3. In addition, Kaye Scholer and Simpson Thacher continued to negotiate the merger agreement. Kaye Scholer kept the Special Committee apprised of these negotiations and received approval by the Committee members of the negotiated terms. Later that day, Simpson Thacher provided the draft debt commitment letters and the form of rollover agreements for review by Kaye Scholer. The U.S. Sponsors commenced conversations with Mr. MacKenzie regarding the terms of the rollover.

Over the course of April 22 through April 25, 2011, representatives of Kaye Scholer and Simpson Thacher continued to discuss and negotiate the draft merger agreement, form of equity commitment letter, form of limited guarantee, draft debt commitment letters and related transactions from time to time.

On April 24, 2011, the Special Committee held a telephonic meeting. Representatives of Kaye Scholer and Barclays were present at the meeting. Kaye Scholer reviewed the current draft of the merger agreement, the limited guarantees and equity commitments and Ms. Alexy reported that Mr. MacKenzie was now in negotiations relating to a potential rollover of senior management’s equity. Barclays and Kaye Scholer reviewed the terms of the rollover agreements. Barclays and Kaye Scholer advised the Special Committee regarding the debt commitment letters, including the financial terms and the conditions. Barclays then reported on the April 22 due diligence presentation attended by Strategic Buyer 3, which both Barclays and Ms. Alexy viewed as a positive meeting, but noted that Strategic Buyer 3 had not yet communicated its level of continuing interest following the presentation. Barclays noted that Strategic Buyer 3 could continue the process during the go-shop period.

On April 25, 2011, the Special Committee held telephonic meetings to discuss the outstanding matters. Representatives of Kaye Scholer and Barclays were present. An outline of the Barclays valuation presentation was discussed. The Special Committee requested that Barclays provide their valuation analyses.

On the evening of April 25, 2011, the Special Committee held another telephonic meeting. Representatives of Kaye Scholer and Barclays were present at the meeting. Barclays representatives reviewed Barclays’ valuation presentation with the Special Committee. Barclays summarized the terms of the proposed transaction and debt commitment letters. Barclays summarized the projections used in the financial analyses. Barclays noted that the reviewed case projections reflected more optimistic assumptions and estimates as to the future financial performance of the Company than the board case projections. Barclays advised the Special Committee that, given the inherent uncertainties and difficulties in accurately projecting our financial results on a five-year basis, and the emphasis on terminal values, Barclays had given considerably greater weight to the projections through fiscal 2014. Barclays reviewed a summary valuation analysis, comparable company analyses, DCF analyses, sum of the parts valuation analyses, a precedent transaction analysis, premiums paid analyses and leveraged buyout analyses. Barclays also provided a summary to the Special Committee regarding the market check performed by Barclays, including a list of financial and strategic buyers contacted and the status of each, and noted the merger agreement being negotiated with the U.S. Sponsors contained a “go-shop” provision which would allow the process to continue. Following this presentation, Barclays rendered its oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the shareholders (other than Parent and its affiliates) of the Company is fair, from a financial point of view, to such shareholders. After discussing Barclays’ analyses and reviewing Barclays’ fairness opinion and the transaction agreements, and taking into account the rollover commitments being entered into by Mr. MacKenzie and other executive officers and employees, our Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and determined to recommend that our Board approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal.

After the conclusion of the Special Committee meeting, our Board of Directors held a telephonic meeting. Representatives of Kaye Scholer and Barclays were present. Also present were Mr. Goldberg and a representative of Davis Polk & Wardwell, counsel to the Company. Mr. Shah and Mr. Patel, who is an investor in Silver Lake Sumeru Fund, L.P., each advised that they intended to abstain from voting on the transaction. Kaye Scholer advised the Board with respect to its fiduciary duties and reviewed the principal terms of the Merger Agreement, the equity commitment letter, the limited guarantees and the debt commitment letters. Barclays shared the valuation presentation previously given to the Special Committee. Our Special Committee then reported its recommendation to our Board that our Board approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal. Our Board of Directors, after careful consideration, and acting upon the unanimous recommendation of our Special Committee, unanimously (with Messrs. Shah and Patel abstaining) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at an extraordinary general meeting.

In the early morning hours of April 26, 2011, the Company, Parent and Merger Sub executed the Merger Agreement, the U.S. Sponsors and the Company executed the limited guarantees, the U.S. Sponsors and Parent executed the equity commitment letter, and the agreements between various executive offers and Parent regarding the rollover of equity were executed by the parties thereto. Prior to the opening of the market on April 26, 2011, the parties issued a press release announcing the Merger Agreement.

Reasons for the Merger; Recommendations of the Special Committee and our Board of Directors

On April 25, 2011, our Special Committee, consisting entirely of independent and disinterested directors, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our Board of Directors:

•	approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders, and

•	recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal.

Also on April 25, 2011, at a special meeting of our Board of Directors after careful consideration and acting upon the unanimous recommendation of our Special Committee, our Board of Directors unanimously (with two directors abstaining):

•	approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders; and

•	recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting.

In the course of our Special Committee making the determinations described above, our Special Committee consulted with our management, as well as its own legal and financial advisors, and considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

•	the belief of our Special Committee that we have obtained the highest price per share for our Common Stock that Parent is willing to pay as a result of the negotiations between the parties;

•	the belief of our Special Committee that the price of $9.25 per share reflects the highest value per share for our Common Stock reasonably attainable in light of the market check process conducted by the Special Committee, as more fully discussed under “The Merger — Background of the Merger” beginning on page [ • ];

•	the historical market prices of our Common Stock relative to the $9.25 per share Merger Consideration, and the fact that $9.25 per share for our Common Stock represented a 13% premium over the closing price of our Common Stock on April 25, 2011, the day prior to the Company’s public announcement of the Merger Agreement, a 23% premium to the average closing price of our Common Stock over the 30 day period prior to April 25, 2011, and a 46% premium to the average closing price of our Common Stock over the 52-week period up to April 25, 2011;

•	our Special Committee’s understanding of our business, operations, financial conditions, earnings, prospects and long-term strategy, and our competitive position in our industries, including:

•	the limited growth opportunities in the Company’s legacy product lines;

•	risks relating to our ability to successfully develop SSD products that would gain market acceptance;

•	risks relating to our ability to successfully execute the technology transition to our own controller for our SSD products;

•	execution risks to our operating plan and management challenges, particularly in light of the fact that both Brazil Flash and SSD products are startup operations;

•	the need for continued investment in our businesses;

•	competition risks for the startup Flash and SSD product lines, as well as for the Brazil DRAM product line;

•	ongoing regulatory and tax challenges in Brazil, and the uncertainty of the tax and regulatory environment in Brazil; and

•	the volatility of our stock price and the potential risk to our stock price near term as a result of street reaction to our management’s revised forecasts, as well as DRAM pricing issues;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company, and the possible spinoff or sale of our SSD product line or other spinoffs or sales, our Special Committee evaluated with the assistance of Barclays, and our Special Committee determined that none of these alternatives were reasonably likely to present superior opportunities for the Company to create greater value for our shareholders, taking into account the potential risks, rewards and uncertainties associated with such alternatives;

•	the fact that the Merger Consideration is all cash, which provides certainty of value and liquidity to holders of our Common Stock compared to the risks and uncertainty inherent in executing the Company’s operating plan;

•	the fact that our shareholders would recognize significant value through the Merger Consideration and would no longer be subject to the market, economic and other risks that arise from owning an equity interest in a public company, which include the risk that the market price for our Common Stock could be adversely impacted by earnings fluctuations that may result from changes in our operations and in our industries generally;

•	the financial analyses of Barclays, our Special Committee’s financial advisor in connection with the Merger, and the opinion of Barclays to our Special Committee, dated as of April 25, 2011, that as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in that opinion, the consideration to be offered to shareholders of the Company (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders (the opinion of Barclays is more fully described below in “Special Factors — Opinion of the Financial Advisor of the Special Committee — Barclays Capital” beginning on page [ • ]);

•	the likelihood that the Merger would be completed based on, among other things:

•	the fact that Parent and Merger Sub had obtained committed debt and equity financing for the Merger in amounts that Parent and Merger Sub represented are sufficient to fund the Merger and related matters, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which in the reasonable judgment of our Special Committee, increases the likelihood of such financings being completed;

•	the absence of a financing condition in the Merger Agreement;

•	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion, including the absence of significant regulatory approvals;

•	the fact that the Merger Agreement provides that in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company a $58.1 million termination fee, without the Company having to establish any damages, and the guarantee of such payment obligation by the U.S. Sponsors, severally and not jointly, pursuant to the limited guarantees; and

•	the reputation of the U.S. Sponsors and their ability to complete large acquisition transactions;

•	the terms of the Merger Agreement, including:

•	that the terms of the Merger Agreement provide the Company sufficient operating flexibility to permit the Company to conduct our business in the ordinary course between signing of the Merger Agreement and the closing of the Merger;

•	our ability during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. New York City time on June 10, 2011 (the “Go-Shop Period”) to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into and engage in discussions or negotiations with third parties with respect to such proposals, as more fully described under “The Merger Agreement — Restrictions on Solicitations” beginning on page [ • ];

•	our ability to continue discussions after the Go-Shop Period with any Excluded Party if such party submits an alternative acquisition proposal prior to the expiration of the Go-Shop Period that the Special Committee determines in good faith constitutes a superior proposal;

•	our ability, at any time from and after the end of the Go-Shop Period but prior to the time the Company’s shareholders approve the Merger, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to, and to engage in discussions or negotiations with, the person or parties making such a proposal, if our Special Committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	our Board of Director’s ability (acting upon the recommendation of our Special Committee) in certain circumstances to change, qualify, withdraw or modify its recommendation that our shareholders vote to approve the Merger Proposal;

•	our ability, under certain circumstances, prior to shareholder approval having been obtained for the Merger Proposal, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided we comply with our relevant obligations, including paying to the Parent a termination fee of $12.9 million, or approximately 2.0% of the aggregate transaction value, if the superior proposal involves an Excluded Party, or $19.4 million, or approximately 3.0% of the aggregate transaction value, in all other circumstances; our Special Committee determined these amounts were reasonable in light of, among other things, the benefits of the Merger to our shareholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not preclude alternative transaction proposals, as more fully described under “The Merger Agreement — Termination Fees” beginning on page [ • ];

•	the obligation of Parent under the Merger Agreement to pay to the Company a reverse termination fee of $58.1 million, or approximately 9.0% of the aggregate transaction value, upon termination of the Merger Agreement under certain circumstances, increasing the likelihood of the Merger being successfully consummated, as described more fully under “The Merger Agreement — Termination Fees” beginning on page [ • ]; and

•	the termination date under the Merger Agreement which allows for sufficient time to complete the Merger;

•	the consideration for the Merger and the other terms of the Merger Agreement resulted from arms’ length negotiations between our Special Committee and its advisors, on the one hand, and Parent and the U.S. Sponsors and their advisors, on the other hand;

•	the availability of appraisal rights to our shareholders who comply with all of the required procedures under Section 238 of the Companies Law for exercising such rights, which rights allow such holders to seek appraisal of the fair value of their shares as determined by the Companies Law in lieu of receiving the Merger Consideration;

•	the lack of significant antitrust risk associated with the Merger and the obligations of Parent to use its reasonable best efforts promptly to obtain required antitrust clearance required for the completion of the Merger under the circumstances set out in the Merger Agreement, as more fully described under “The Merger Agreement — Filings; Other Actions; Notifications” beginning on page [ • ]; and

•	the likelihood of the Company satisfying the other conditions to Parent and Merger Sub’s obligations to complete the Merger.

Our Special Committee also believed that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit our Special Committee to represent effectively the interests of our unaffiliated shareholders. These procedural safeguards include the following (which are not intended to be exhaustive and are not in relative order of importance):

•	the fact that our Special Committee is comprised of four independent directors who are not affiliated with any of the Rollover Investors, the Sponsors, Parent, Merger Sub (together with the Sponsors, Parent and Merger Sub, the “Parent Affiliates”) and are not employees of the Company or any of its subsidiaries;

•	the fact that other than their receipt of reasonable and customary fees for attending meetings (which are not contingent on the consummation of the Merger or our Board of Director’s or Special Committee’s recommendation of the Merger Proposal) and their interests described under “Special Factors — Interests of the Companies Directors and Executive Officers in the Merger”), members of our Special Committee do not have interests in the Merger different from, or in addition to, those of our unaffiliated shareholders;

•	the fact that the determination to engage in discussions related to the Merger and the consideration and negotiation of the price and other terms of the Merger was conducted entirely under the oversight of the members of our Special Committee without the involvement of any director who is affiliated with the Parent Affiliates or is a member of our management and without any limitation on the authority of our Special Committee to consider, evaluate, negotiate, recommend or reject any alternative transaction;

•	the recognition by our Special Committee that it had the authority not to recommend the approval of the Merger or any other transaction;

•	the fact that our Special Committee was, from its inception, authorized to consider strategic alternatives with respect to the Company, including a sale of the entire Company, other alterative transactions or remaining independent;

•	the fact that our Board of Directors had resolved not to recommend any potential transaction with an affiliate of the Company for approval by our shareholders unless such transaction received the prior favorable recommendation of our Special Committee;

•	our Special Committee’s extensive negotiation with the Sponsors, which, among other things, resulted in an increase in the purchase price from $7.50 to $9.25 per share and resulted in significantly better contractual terms than initially proposed by the Sponsors;

•	the fact that our Special Committee was advised by Barclays, as financial advisor, and Kaye Scholer, as legal advisor, each a nationally recognized firm selected by the Special Committee, and the fact that our Special Committee had requested and received from Barclays an opinion (based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein) as of April 25, 2011, with respect to the fairness from a financial point of view of the consideration to be offered to our shareholders (other than Parent and its affiliates);

•	the fact that our Special Committee and its advisors were actively engaged in the consideration of strategic alternatives and the sale process, including by participating in meetings and discussions with potential bidders, and reviewing all proposed arrangements between any potential bidder, on the one hand, and the Company, on the other hand;

•	the fact that in the market check process Barclays had contacted six potential financial bidders and six potential strategic bidders, and our Special Committee’s belief, based on its and its advisors active participation in the market check process, that all potential bidders were treated fairly and that our Special Committee and our management worked to maximize value for all of our shareholders;

•	the fact that although the Merger Agreement does not require the vote of at least a majority of our unaffiliated shareholders, shareholders beneficially owning in excess of 94% of the outstanding Common Stock are not affiliates of the Rollover Investors, the Parent Affiliates or our other officers and directors, and will have a meaningful opportunity to consider and vote on the Merger;

•	the fact that if a quorum is established at the extraordinary general meeting, the Merger Agreement must be approved by the affirmative vote of two-thirds of the holders of the outstanding shares of Common Stock attending such meeting (or voting by proxy) voting together as a single class;

•	the fact that the terms and conditions of the Merger Agreement and related agreements were designed to encourage a superior proposal, including:

•	a 45-day Go-Shop Period during which we have solicited and intend to consider alternative proposals, and our ability, at any time from or after the Go-Shop Period but prior to our shareholders’ approval of the Merger to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if our Special Committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	restrictions on the ability of the Sponsors to seek or obtain additional equity commitments or financing in respect of the Merger and related transactions; and

•	restrictions on the ability of the Sponsors to enter into any discussions or arrangements with any member of our management or any other of our employees without the Special Committee’s consent.

Our Special Committee also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to the following factors (which are not intended to be exhaustive and are not in relative order of importance):

•	following the completion of the Merger, we will no longer exist as an independent public company and our shareholders will no longer participate in the potential future growth of our assets, future earnings growth, future appreciation in the value of our Common Stock or future dividends;

•	the possibility that our obligation to pay a $12.9 million, or $19.4 million, as applicable, termination fee may deter other parties from proposing an alternative transaction that may be more advantageous to our shareholders;

•	the fact that under the terms of the Merger Agreement we must pay to Parent up to 50% of its actual, documented expenses up to $5 million if the Merger Agreement is terminated in the event of a no vote by our shareholders on the Merger Proposal;

•	the gain from an all-cash transaction such as the Merger generally will be taxable to our shareholders for U.S. federal income tax purposes;

•	the inability of the Company to obtain specific enforcement of the Merger Agreement and to require Parent to carry out certain of its obligations thereunder, including completing the Merger and seeking to enforce its financing commitments;

•	the fact that Parent and Merger Sub are newly-formed corporations with no assets other than the Merger Agreement, the equity commitments of the U.S. Sponsors and the debt financing commitments of the lenders and that our remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub may be limited to the receipt of the $58.1 million termination fee, which is guaranteed by the U.S. Sponsors, and that under certain circumstances we may not be entitled to a termination fee at all;

•	the terms of the Rollover Investors’ participation in the Merger and the fact that our executive officers may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders, as further described in the section captioned “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger;”

•	the risk that the Merger may not be completed in a timely manner or at all, including the risk that the Merger will not occur if the financing contemplated by the financing commitments described under the caption “Special Factors — Financing for the Merger,” is not obtained;

•	the fact that, if the Merger is not consummated, we will be required to pay our own expenses associated with the Merger Agreement, the proposed Merger, and the other transactions contemplated by the Merger Agreement, as well as, under certain circumstances, to pay Parent a termination fee of $12.9 million, or $19.4 million, as applicable, or reimburse up to 50% of Parent’s expenses up to a cap of $5 million, in connection with the termination of the Merger Agreement;

•	the possibility of disruption to our operations following announcement of the Merger, including the distraction of management and employees, potential employee attrition and the potential disruptive effect on business, and customer and supplier relationships and the possible effect on the Company’s operating results, the trading price of Common Stock and our ability to attract and retain key personnel and customers;

•	the risks and costs to the Company if the Merger does not close, including the potential disruptive effect on business and customer and supplier relationships, and the possible effect on the Company’s operating results, the trading price of Common Stock and our ability to attract and retain key personnel and customers; and

•	the fact that the Merger Agreement identifies certain actions which may not be taken by the Company without the consent of Parent in the period before the completion of the Merger and that these restrictions may impair the Company’s flexibility to manage its business during that period.

During their consideration of the transaction with Parent, the Special Committee was also aware that some of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of the Company’s Directors and Officers in the Merger” beginning on page [ • ].

Our Special Committee did not separately consider net book value or bankruptcy liquidation value in determining the fairness of the Merger to our unaffiliated shareholders. Our Special Committee noted that the Company continues to be viable as a going concern and that liquidation was not considered a viable alternative to the Company remaining an independent business or the sale of the company as a going concern. Our Special Committee did not consider our net book value as a factor because it believes that net book value is an accounting concept that is not a material indicator of our value as a going concern but rather is indicative of historical costs. Additionally, the Special Committee did not seek to establish a pre-merger going concern value for our Common Stock to determine the fairness of the Merger Consideration to our unaffiliated shareholders. Our Special Committee believes that the trading price of our Common Stock represents the best available indicator of our going concern valuation and that the Merger Consideration is fair to our unaffiliated shareholders relative to such value for the reasons noted above.

Our Special Committee did not structure the transaction to require approval of at least a majority of the unaffiliated security holders or retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Merger Agreement. Nevertheless our Special Committee believed that, taking into account the factors listed above, the absence of these two safeguards did not diminish the fairness of the process undertaken by our Special Committee.

Our Special Committee did not consider purchase prices paid in the last two years for shares of our Common Stock by Mr. MacKenzie or Mr. Shah, because other than the exercise by Mr. MacKenzie of Company Stock options previously granted to him by the Compensation Committee at fair market value on the date of grant, as described under “Common Stock Transaction Information” beginning on page [ • ], which transactions were for values less than the Merger Consideration, neither Mr. MacKenzie nor Mr. Shah has purchased shares of our Common Stock during the past two years.

Our Special Committee and our Board of Directors considered the potentially negative and potentially positive factors summarized above, and they each concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion of the factors considered by our Special Committee is not intended to be exhaustive, but rather includes the principal factors considered by our Special Committee in its consideration of the Merger. Our Special Committee reached the unanimous decision to recommend that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders, and that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal, in light of the factors described above and other factors that each member of our Special Committee felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our Special Committee did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations, and did not undertake to make any specific determination as to whether any particular factor, or any aspect of a particular factor, was favorable or unfavorable to the ultimate determination of our Special Committee. In considering the factors described above, addition, individual members of our Special Committee may have given different weight to different factors. Our Special Committee based its recommendation on the totality of the information presented to and considered by it.

Our Board of Directors, after receiving the recommendation of our Special Committee, adopted our Special Committee’s analysis and unanimously (with Messrs. Shah and Patel abstaining) approved and declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interest of the Company as a whole and its unaffiliated shareholders and recommends that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal. In making these determinations, our Board of Directors considered, notwithstanding the fact that Barclay’s opinion was not delivered to the Board of Directors and the Board of Directors is not entitled to rely on such opinion, the fact that the Special committee received an opinion from Barclays dated April 25, 2011, as described above.

Opinion of the Financial Advisor of the Special Committee — Barclays Capital, Inc.

The Special Committee engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to the pursuit of strategic alternatives for the Company, including a possible sale of the Company. On April 25, 2011, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Special Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the shareholders (other than Parent and its affiliates) of the Company is fair, from a financial point of view, to such shareholders.

The full text of Barclays’ written opinion, dated as of April 25, 2011, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the Special Committee, addresses only the fairness, from a financial point of view, of the consideration to be offered to the shareholders (other than Parent and its affiliates) of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. The terms of the Merger were determined through arm’s-length negotiations between the Company and Parent and were approved by the Company’s Board of Directors. Barclays did not recommend any specific form of consideration to the Company or that any specific form of consideration constituted the only appropriate consideration for the Merger. Barclays was not requested to address, and its opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Merger. In addition, Barclays expressed no opinion on, and its does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the proposed transaction. No limitations were imposed by the Special Committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the Merger Agreement and the specific terms of the Merger;

•	reviewed and analyzed publicly available information concerning the Company that Barclays believed to be relevant to its analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2010 and Quarterly Reports on Form 10-Q for the fiscal quarters ended November 26, 2010 and February 25, 2011;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of the Company furnished to Barclays by the Company, including (i) financial projections of the Company prepared by the Company’s management and presented to the Board of Directors on February 16, 2011, as updated by management, or the “Board Case Projections”, and (ii) revised financial projections of the Company prepared by the Company’s management subsequent to the presentation to the Board of Directors of the Board Case Projections, and presented to the Board of Directors on March 22, 2011, and updated by management, which reflect more optimistic assumptions and estimates (as compared to the Board Case Projections) as to the future financial performance of the

Company (referred to as the “Reviewed Case Projections”) ((i) and (ii) collectively, the “Company Projections”);

•	reviewed and analyzed a trading history of the Common Stock from February 3, 2006 through April 21, 2011 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of the Company and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•	reviewed and analyzed the equity financing commitment letter and the debt financing commitment letter;

•	reviewed and analyzed the limited guarantees in favor of the Company by the U.S. Sponsors;

•	reviewed and analyzed the results of efforts to solicit indications of interest from third parties with respect to the purchase of all or a part of the Company;

•	reviewed and analyzed estimates of independent research analysts with respect to the future financial performance of the Company;

•	had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information. Barclays also relied upon the assurances of management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Board Case Projections and the Reviewed Case Projections, upon advice and direction of the Special Committee and the Company, Barclays assumed that such projections were reasonably prepared by management of the Company. Furthermore, given the inherent uncertainties and difficulties in accurately projecting the financial results of the Company on a five-year basis, Barclays gave considerably greater weight to the portion of the Company Projections through the Company’s fiscal year ending in 2014 for purposes of Barclays’ analyses and opinion. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such Company Projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, April 25, 2011. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after April 25, 2011.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the Common Stock but rather made its determination as to fairness, from a financial point of view, to the Company’s shareholders (other than Parent and its affiliates) of the consideration to be offered to such shareholders in the Merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Merger. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger. None of the Company, Parent, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of the Common Stock, Barclays considered historical data with regard to the trading prices of the Common Stock for the period from February 3, 2006 to April 21, 2011 and compared such data with the indexed share price performances during the same periods of a composite of the selected companies listed under the caption “Selected Comparable Company Analysis” below.

Barclays noted that during the period from February 3, 2006 (the date the Common Stock began trading following the Company’s initial public offering) to April 21, 2011, the indexed price of the Common Stock decreased 6.2%, compared to: (i) a composite of selected memory/electronic manufacturing services companies, which, on average, decreased 13.8%; (ii) a composite of selected technology companies in Brazil, which, on average, decreased 47.8%; (iii) OCZ Technology Group, Inc., or OCZ, which increased 30.3%; and (iv) STEC, Inc., or STEC, which increased 365.9%. Barclays also noted that during the 18-month period from October 21, 2009 to April 21, 2011, the indexed price of the Common Stock increased 104.9%, compared to: a composite of selected memory/electronic manufacturing services companies, which, on average, increased 53.2%; a composite of selected technology companies in Brazil, which, on average, decreased 45.8%; OCZ, which increased 30.3%; and STEC, which decreased 20.3%. Barclays further noted that during the year to date period from January 1, 2011 to April 21, 2011, the indexed price of the Common Stock increased 39.1%, compared to: a composite of selected memory/electronic manufacturing services companies, which, on average, decreased 0.6%; a composite of selected technology companies in Brazil, which, on average, decreased 18.1%; OCZ, which increased 55.4%; and STEC, which increased 13.0%.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to the Company with selected companies that Barclays, based on its experience in the electronics industry, deemed comparable to the Company. Although none of the following companies is identical to the Company, Barclays selected these companies because they have publicly traded equity securities and were deemed to be comparable to the Company because of similarities to the Company in one or more of the business, operating, regional or end-market characteristics. The selected comparable memory/electronic manufacturing services companies (“Memory/EMS Comps”) were:

•	Advanced Semiconductor Engineering, Inc.

•	Amkor Technology, Inc.

•	Benchmark Electronics, Inc.

•	Micron Technology, Inc.

•	OCZ

•	Plexus Corp.

•	SanDisk Corporation

•	Sanmina-SCI Corporation

•	Spansion Inc.; and

•	STEC

The selected comparable technology companies in Brazil (“Brazil Tech Comps”) were:

•	Bematech S.A.; and

•	Positivo Informatica S.A.

Barclays calculated and compared various financial multiples and ratios of the Company and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current share price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain projected financial criteria (such as revenue, and earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including Wall Street research estimates and FactSet) and closing prices, as of April 21, 2011, the last trading date prior to the delivery of Barclays’ opinion. The following table summarizes the results of these calculations.

	Memory/ EMS				Brazil Technology
	Range		Median		Range		Median

Enterprise Value / Calendar Year 2011E EBITDA	3.1x - 38.7	x	4.7	x	4.5x - 5.1	x	4.8	x
Price / Calendar Year 2011E Earnings per Share	6.6x - 15.7	x*	11.3	x*	6.1x -9.7	x	7.9	x
Enterprise Value / Calendar Year 2012E EBITDA	2.5x - 11.8	x	4.3	x	3.8x - 4.5	x	4.2	x
Price / Calendar Year 2012E Earnings per Share	5.3x - 15.6	x	10.1	x	5.0x -8.0	x	6.5	x

*	Excludes OCZ, which had a not meaningful estimated P/E

Barclays selected the comparable companies listed above because of similarities to the Company in one or more business, operating, regional or end-market characteristics. However, because no selected comparable company is exactly the same as the Company, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, sector overlaps, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 5.0x to 6.0x multiples of calendar year 2011 estimated enterprise value/EBITDA, 4.0x to 5.0x multiples of calendar year 2012 estimated enterprise value/EBITDA, 10.0x to 13.0x multiples of calendar year 2011 estimated P/E and 8.0x and 11.0x multiples of calendar year 2012 estimated P/E for the Company and applied such ranges to Wall Street’s projections to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

	Selected	Implied Value
	Comparable Company	per Share of the
	Multiple Range	Company Common Stock

Enterprise Value / Calendar Year 2011E EBITDA	5.0x - 6.0x	$7.48 - $ 8.68
Price / Calendar Year 2011E Earnings per Share	10.0x - 13.0x	$7.27 -$ 9.45
Enterprise Value/ Calendar Year 2012E EBITDA	4.0x - 5.0x	$7.17 - $ 8.59
Price / Calendar Year 2012E Earnings per Share	8.0x - 11.0x	$7.57 - $10.41

Barclays noted that on the basis of the selected comparable company analysis, the transaction consideration of $9.25 per share was (i) above the range of implied values per share calculated on a standalone basis using the calendar year 2011 and 2012 estimated enterprise value/EBITDA comparable company analysis and (ii) within the range of implied values per share calculated on a standalone basis using the calendar year 2011 and 2012 estimated P/E comparable company analysis.

Discounted Cash Flow Analysis

In order to estimate the present value of the Common Stock, Barclays performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To compute the estimated enterprise value of the Company using the discounted cash flow method, Barclays calculated (i) the Company’s projected after-tax unlevered free cash flows for fiscal years 2012 through 2014 based on the Board Case Projections (the “3 Year Board Case DCF Analysis”) and the Reviewed Case Projections (the “3 Year Reviewed Case DCF Analysis” and together with the 3 Year Board Case DCF Analysis, the “3 Year DCF Analyses”), and the Company’s projected after-tax unlevered free cash flows for fiscal years 2012 through 2016 based on the Board Case Projections (the “5 Year Board Case DCF Analysis”) and the Reviewed Case Projections (the “5 Year Reviewed Case DCF Analysis” and together with the 5 Year Board Case DCF Analysis, the “5 Year DCF Analyses”) and (ii) the “terminal value” of the Company as of August 27, 2014 for the 3 Year DCF Analyses and August 27, 2016 for the 5 Year DCF Analyses, Barclays discounted such amounts to their present value using a range of selected discount rates as further described below and then added the discounted after-tax unlevered free cash flows to the discounted terminal values to derive the estimated enterprise value of the Company. The after-tax unlevered free cash flows were calculated by taking the Company’s projections of the after-tax unlevered net income, adding depreciation and subtracting capital expenditures and adjusting for changes in working capital. The residual value of the Company at the end of the forecast period, or “terminal value,” was estimated by selecting a range of terminal value multiples based on estimated EBITDA for the last twelve months ending August 27, 2014 for the 3 Year DCF Analyses and August 27, 2016 for the 5 Year DCF Analyses of 4.0x to 5.0x, which was derived by analyzing the results from the selected comparable company analysis and takes into account qualitative judgments as to the future financial performance of the Company and applying such range to the Board Case Projections and the Reviewed Case Projections. The range of discount rates of 12.0% to 14.0% was selected based on an analysis of the weighted average cost of capital of the Company and the comparable companies listed above. Barclays then calculated a range of implied present value prices per share of the Company by subtracting estimated net debt as of August 27, 2011 of $80.3 million from the estimated enterprise value using the discounted cash flow method and dividing such amount by the estimated fully diluted number of shares of Common Stock. The following table summarizes the results of these calculations:

Implied Value
per Share of the
Company Common Stock

3 Year Board Case	$ 7.03 - $ 8.50
3 Year Reviewed Case	$ 8.78 - $10.63
5 Year Board Case	$ 7.84 - $ 9.51
5 Year Reviewed Case	$10.43 - $12.65

Barclays noted that on the basis of the discounted cash flow analysis, the transaction consideration of $9.25 per share was: (i) above the range of implied values per share calculated using the 3 Year Board Case DCF Analysis, (ii) within the range of implied values per share calculated using the 3 Year Reviewed Case DCF Analysis and the 5 Year Board Case DCF Analysis, and (iii) below the range of implied values per share calculated using the 5 Year Reviewed Case DCF Analysis. Furthermore, given the inherent uncertainties and difficulties in accurately projecting the financial results of the Company on a five-year basis, Barclays gave considerably greater weight to the portion of the Company Projections through the Company’s fiscal year ending in 2014 for purposes of Barclays’ analyses and opinion.

Sum of the Parts Valuation Analysis

Barclays conducted a sum of the parts valuation analysis to calculate the enterprise value of two components of the Company’s business (its storage component, (“StorageCo”), and its memory component, “MemoryCo”)) on a stand-alone basis, using a discounted enterprise value methodology, multiples methodology and the forecasts provided by the Company. In its analysis, and upon advice of the Company’s management, Barclays assumed a cash-free, debt-free separation of StorageCo, a StorageCo tax rate of 10.0% and standalone corporate overhead.

In order to estimate the present value of StorageCo, Barclays performed a discounted enterprise value analysis of StorageCo. A discounted enterprise value analysis is a valuation methodology used to provide insight into the estimated “future enterprise value” of the segment as a function of the segment’s estimated future unlevered net income and a potential range of aggregate value to net income multiples. The resulting value is subsequently discounted to arrive at a “present value” for such company’s stock price. For the “future enterprise value” Barclays assumed a multiple range of 10.0x to 15.0x management’s estimated calendar year 2014 unlevered net income, for both the Board Case Projections and the Reviewed Case Projections, which was derived by analyzing the results from an analysis of selected comparable companies and takes into account qualitative judgments as to the future financial performance of StorageCo. “Present value” refers to the current value of estimated future value and is obtained by discounting the future value by a discount rate range of 15.0% to 25.0% for StorageCo as a standalone entity that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

For MemoryCo, Barclays assumed a multiple range of 3.5x to 4.5x management’s estimated calendar year 2012 EBITDA, for both the Board Case Projections and the Reviewed Case Projections, which was derived by analyzing the results from an analysis of selected comparable companies and takes into account qualitative judgments for MemoryCo. Barclays took the aggregate value of the combined operations, netted their value against the Company’s estimated current net cash and debt balance at the end of the second quarter of fiscal year 2011 and divided such amount by the fully diluted number of shares of Common Stock to imply a per share value for the Common Stock. The following table summarizes the results of these calculations:

Implied Value
per Share of the
Company Common Stock

Board Case	$7.13 - $ 9.47
Reviewed Case	$8.32 - $11.16

Barclays noted that on the basis of the sum of the parts valuation analysis, the transaction consideration of $9.25 per share was within the range of implied values per share calculated using the Board Case Projections and the Reviewed Case Projections.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to the Company with respect to the size, mix, margins and other characteristics of their businesses. For each of these selected transactions, using publicly available information, Barclays calculated the multiples of enterprise value implied by the transaction to last twelve months revenue and last twelve months EBITDA.

Date Announced	Acquiror	Target	EV/LTM Revenue		EV/LTM EBITDA

4/19/2011	Seagate	Samsung Hard Disk-Drive Unit	0.44	x	NA
3/14/2011	OCZ Technology	Indilinx Co.	NA		NA
3/7/2011	Western Digital	Hitach Drive Business	0.71	x	NA
2/10/2010	Micron Technology	Numonyx Holdings B.V.	0.57	x	4.5	x
10/12/2008	Micron Technology Inc	Inotera Memories Inc	2.60	x	6.7	x
9/16/2008	Samsung Electronics	Sandisk	1.25	x	7.7	x
3/17/2008	EMC	Iomega	0.43	x	10.3	x
4/19/2007	Imation Corp	TDK Corp — Recording Media	0.45	x	NA
2/9/2007	Fabrik Inc	SimpleTech — Consumer Division	0.31	x	NA
7/31/2006	SanDisk	msystems	1.76	x	13.7	x
3/8/2006	Micron Technology	Lexar Media	0.84	x	NM
1/19/2006	Imation Corp	Memorex International Inc.	0.76	x	NA

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and the Company. Based upon these judgments, Barclays selected a range of 0.40x to 0.80x multiples of last twelve months revenue to enterprise value and 5.0x to 7.5x of last twelve months EBITDA to enterprise value and applied such ranges to Wall Street’s projections to calculate a range of implied prices per share of the Company. The following table summarizes the transactions analyzed based on such characteristics and the results of these calculations:

	Precedent	Implied Value
	Transaction	per Share of the
	Multiple Range	Company Common Stock

Enterprise Value/LTM Revenue	0.40x - 0.80x	$5.35 - $9.29
Enterprise Value/LTM EBITDA	5.0x - 7.5x	$6.73 - $9.36

Barclays noted that on the basis of the selected precedent transaction analysis, the transaction consideration of $9.25 per share was within the range of implied values per share calculated using Wall Street’s projections.

Premiums Paid Analysis

In order to assess the premium offered to the shareholders of the Company in the Merger relative to the premiums offered to shareholders in other transactions, Barclays reviewed the premiums paid in 22 transactions between domestic technology companies and both financial and a strategic buyers, and 24 take-private transactions in all industries worldwide, of companies valued between $300 million and $1 billion since January 1, 2010. For each transaction, Barclays calculated the premium per share paid by the acquirer by comparing the announced transaction value per share to the target company’s price during the following periods: (i) one trading day prior to announcement, and (ii) 30 calendar days prior to announcement. The following table summarizes the results of this review:

	Domestic Technology Transactions				Take Private Transactions

Premium To:	Mean	Median	1st Quartile	3rd Quartile	Mean	Median	1st Quartile	3rd Quartile
Day Prior to Announcement	41%	34%	28%	48%	26%	23%	14%	39%
30 Days Prior to Announcement	49%	36%	24%	59%	35%	32%	23%	42%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the proposed transaction which would affect the acquisition values of the target companies and the Company. Based upon these judgments, Barclays selected a range of 14% to 39% to the closing price of the Common Stock on April 21, 2011, and a range of 23% to 42% to the closing price of the Common Stock on March 21, 2011, to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

Implied Value
	Representative	per Share of the
	Range	Company Common Stock

Premium to 1-Day Prior Closing Share Price	14% - 39%	$9.13 -$11.13
Premium to 30-Day Prior Closing Share Price	23% - 42%	$8.34 - $ 9.63

Barclays noted that on the basis of the transaction premium analysis, the transaction consideration of $9.25 per share was within the range of implied values per share calculated using the closing price of the Common Stock on April 21, 2011 and March 21, 2011.

Leveraged Buyout Analysis

Barclays performed a leveraged buyout analysis in order to ascertain a price per share for the Common Stock which might be achieved in a leveraged buyout transaction with a financial buyer using a debt capital structure consistent with the proposed transaction and based upon current market conditions. Barclays assumed the following in its analysis: (i) a debt capital structure of the Company comprised of $300 million of term loan, similar to the proposed transaction, (ii) an equity investment that would achieve a rate of return of approximately 20% to 30% over 5 years, and (iii) a terminal value multiple of 4.5x of projected 5 year forward twelve month EBITDA, which was derived by analyzing the results from an analysis of selected comparable companies and takes into account qualitative judgments as to the future financial performance of the Company. Barclays applied these assumptions to the Board Case Projections and the Reviewed Case Projections, adjusted to eliminate the estimated public company costs provided by the Company’s management, to calculate a range of implied prices per share of the Company. The following table summarizes the results of these calculations:

Implied Value
per Share of the
Company Common Stock

Board Case	$ 7.04 - $ 8.32
Reviewed Case	$8.45 - $10.39

Barclays noted that on the basis of the leveraged buyout analysis, the transaction consideration of $9.25 per share was above the range of implied values per share calculated using the Board Case Projections and within the range of implied values per share calculated using the Reviewed Case Projections.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Barclays because of its familiarity with the Company and the industries in which the Company operates and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the Special Committee in connection with the Merger. Pursuant to the terms of the engagement letter between Barclays and the Special Committee, as compensation for its services in connection with the proposed transaction, the Company paid Barclays a fee of $2,000,000 upon the delivery of Barclays’ opinion. In addition, the Company agreed to pay Barclays, upon the closing of the Merger, a fee equal to 1.0% of the transaction value, or approximately $6.526 million based on an estimated transaction value of $652.6 million, with the amount paid for the Barclays opinion to be credited against such fee. In addition, the Company has agreed to reimburse Barclays for a portion of its expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for the Company in the past, and expects to perform such services in the future, and expects to receive customary fees for such services. In addition, Barclays and its affiliates in the past have provided, or in the future may provide, investment banking and other financial services to the Sponsors and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to the Sponsors and certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for the Sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the Sponsors and certain of their respective portfolio companies and affiliates, and (iv) having acted or acting as solicitation agent for various consent solicitations undertaken by the Sponsors and certain of their respective portfolio companies and affiliates.

In addition to the presentation made on April 25, 2011 to our Special Committee summarized above, Barclays also made written and oral presentations, including valuation analyses to our Special Committee on January 17, 2011 and February 28, 2011. Copies of these other written presentations by Barclays to our Special Committee have been included as Exhibits to the Schedule 13E-3 filed with the SEC in connection with the Merger. The full text of Barclays’ presentations are also available for inspection and copying at our corporate offices during our regular business hours by any of our shareholders, or by a shareholder’s representative who has been so designated in writing.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, the Sponsors and their respective affiliates and portfolio companies for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Purposes and Reasons of the SLP Filing Person, the SLS Filings Persons, Parent, Merger Sub and Mr. Shah for the Merger

Under a potential interpretation of the SEC rules governing “going-private” transactions, each of the SLP Filing Persons, the SLS Filing Persons, Parent, Merger Sub and Mr. Shah may be deemed to be affiliates of the Company and required to express their beliefs as to the purposes and reasons for the Merger to the unaffiliated shareholders of the Company. The SLP Filing Persons, the SLS Filing Persons, Parent, Merger Sub and Mr. Shah are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the SLP Filing Persons, the SLS Filing Persons, Parent, Merger Sub and Mr. Shah should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal.

If the Merger is completed, the Company will become a wholly owned subsidiary of Parent. For Parent and Merger Sub, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement. For the SLP Filing Persons, the SLS Filing Persons and Mr. Shah, the purpose of the Merger is to allow the Sponsors and their respective affiliates to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the shares of Common Stock cease to be publicly traded.

The SLP Filing Persons, the SLS Filing Persons and Mr. Shah believe that it is best for the Company to operate as a privately held entity in order to allow the Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of its Common Stock. Moreover, the SLP Filing Persons, the SLS Filing Persons and Mr. Shah believe that the Company’s future business prospects can be improved through the active participation of Parent in the strategic direction of the Company.

The SLP Filing Persons and the SLS Filing Persons believe that structuring the transaction as a Merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding Common Stock at the same time, (b) it represents an opportunity for the Company’s unaffiliated shareholders to receive fair value for their shares of Common Stock and (c) it allows the Rollover Investors and Mr. Shah to maintain (in each case, indirectly through Parent) an investment in the Company.

Purposes and Reasons of Mr. MacKenzie for the Merger

Under a potential interpretation of the SEC rules governing “going private” transactions, Mr. MacKenzie may be deemed to be an affiliate of the Company and required to express his belief as to the purposes and reasons for the Merger to the unaffiliated shareholders of the Company. Mr. MacKenzie is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Mr. MacKenzie should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal. Mr. MacKenzie believes that it is best for the Company to operate as a privately held entity in order to allow the Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market’s valuation of its Common Stock. The Merger will also enable Mr. MacKenzie to benefit from any future earnings and growth of the Company, after its common stock ceases to be public traded, while at the same time providing him with an opportunity to receive cash for a portion of his existing investment in the Company. Mr. MacKenzie supports proceeding with the Merger at this time because he believes that the Merger is more favorable to the unaffiliated shareholders of the Company than any other alternative reasonably available to the Company and its shareholders, including remaining as a standalone public company.

Position of the SLP Filing Persons, the SLS Filing Persons, Parent and Merger Sub Regarding the Fairness of the Merger

Under a potential interpretation SEC rules governing “going-private” transactions, each of the SLP Filing Persons, the SLS Filing Persons, Parent and Merger Sub may be deemed to be affiliates of the Company and required to express their beliefs as to the fairness of the Merger to the unaffiliated shareholders of the Company. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal.

Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the shareholders of the Company, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such shareholders. Neither Parent, Merger Sub, the SLP Filing Persons nor the SLS Filing Persons believes that it has or had any fiduciary duty to the Company or its shareholders, including with respect to the Merger and its terms.

None of Parent, Merger Sub, the SLP Filing Persons or the SLS Filing Persons participated in the deliberation process of our Special Committee and our Board of Directors, or in the conclusions of our Special Committee and our Board of Directors, as to the substantive and procedural fairness of the Merger to the unaffiliated shareholders of the Company, nor did they undertake any independent evaluation of the fairness of the Merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed Merger is substantively and procedurally fair to the unaffiliated shareholders on the basis of the factors discussed below. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons believe that the proposed Merger is substantively fair to the unaffiliated shareholders based on the factors described in this proxy statement in the section entitled “Special Factors — Reasons for the Merger; Recommendation of Our Board of Directors and Special Committee” and on the following factors:

•	the current and historical market prices of the Common Stock, including the fact that the $9.25 per share Merger Consideration represented a 13% premium over the closing price of the Common Stock on April 25, 2011, the day prior to the Company’s public announcement of the Merger Agreement, a 23% premium to the average closing price of the Common Stock over the 30 day period prior to April 25, 2011, and a 46% premium to the average closing price of the Common Stock over the 52-week period up to April 25, 2011;

•	the financial and other terms and conditions of the Merger Agreement were the product of comprehensive negotiations between the Special Committee and its advisors, on the one hand, and Parent and its advisors on the other hand;

•	the fact that Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons understood that the Company had conducted a pre-signing market check process, and ultimately approved Parent’s offer;

•	the fact that each of the Special Committee and the Board of Directors, with Mr. Ajay Shah and Mr. Patel abstaining, unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its shareholders (other than Parent and its affiliates);

•	notwithstanding the fact that Barclays’ opinion was not delivered to Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons and they are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Barclays, dated April 25, 2011, to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $9.25 per share in cash to be offered to holders of Common Stock (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders;

•	the fact that the Merger Consideration is all cash, allowing the shareholders to immediately realize a certain value for all of their Common Stock;

•	the fact that the Company’s shareholders would recognize significant value through the Merger Consideration and would no longer be subject to the market, economic and other risks that arise from owning an equity interest in a public company which include the risk that the market price for the Common Stock could be adversely impacted by earnings fluctuations that may result from changes in the Company’s operations and in the Company’s industries generally;

•	the terms of the Merger Agreement, including:

•	the Company’s ability during the Go-Shop Period to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into and engage in discussions or negotiations with third parties with respect to such proposals;

•	the Company’s ability to continue discussions with any party thereafter if such party submits an alternative acquisition proposal prior to the expiration of the Go-Shop Period that the Special Committee determines in good faith constitutes a superior proposal;

•	the Company’s ability, at any time from and after the end of the Go-Shop Period but prior to the time the Company’s shareholders approve the Merger, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal, if the Special Committee, prior to taking such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	the Company’s ability, under certain circumstances, prior to shareholder approval having been obtained for the Merger Proposal, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided it complies with its relevant obligations, including paying to Parent a termination fee of $12.9 million, or approximately 2.0% of the aggregate transaction value, if the superior proposal involves an Excluded Party, or $19.4 million, or approximately 3.0% of the aggregate transaction value, in all other circumstances. See “The Merger Agreement — Termination Fees” beginning on page [ • ]; and

•	the Company’s ability, under certain circumstances, to terminate the Merger Agreement and receive a reverse termination fee of $58.1 million;

•	the fact that all of the Company’s shareholders will receive the same consideration per share of Common Stock;

•	the fact that Parent and Merger Sub had obtained committed debt financing for the Merger from reputable nationally-recognized financing sources with a limited number of conditions to the consummation of the debt financing, and the absence of a financing condition in the Merger Agreement;

•	the availability of appraisal rights to shareholders of the Company who comply with all of the required procedures under Section 238 of the Companies Law for exercising such rights, which rights allow such holders to seek appraisal of the fair value of their shares as determined by the Companies Law in lieu of receiving the Merger Consideration; and

•	the lack of significant antitrust risk associated with the Merger and the obligations of Parent and Merger Sub to use their reasonable best efforts promptly to obtain antitrust clearance required for the completion of the Merger under the circumstances set out in the Merger Agreement, as more fully described under “The Merger Agreement — Filings; Other Actions; Notifications” beginning on page [ • ].

Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons believe that the proposed Merger is procedurally fair to the unaffiliated shareholders based on the factors described in this proxy statement in the section entitled “Special Factors — Reasons for the Merger; Recommendation of Our Board of Directors and Special Committee” and on the following factors:

•	$9.25 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from extensive arm’s-length negotiations between Parent, the U.S. Sponsors and their advisors, on the one hand, and the Special Committee and its advisors, on the other hand.

•	if a quorum is established at the extraordinary general meeting, the Merger Agreement must be approved by the affirmative vote of two-thirds of the holders of the outstanding shares of Common Stock attending such meeting (or voting by proxy) voting together as a single class;

•	the Special Committee consists solely of independent directors, which means that they are not employees of the Company or any of its subsidiaries and they have no financial interest in the Merger that is different from that of the shareholders (other than the receipt of reasonable and customary fees for attending meetings and the acceleration of options and restricted stock units held by certain of the directors);

•	the Special Committee met regularly to discuss the Company’s alternatives and was advised by independent financial and legal advisors, and each member of the Special Committee was actively engaged in the process;

•	the fact that the determination to engage in discussions related to the Merger and the consideration and negotiation of the price and other terms of the Merger on behalf of the Company was conducted entirely under the oversight of the members of the Special Committee without the involvement of any director who is affiliated with the Sponsors or the Rollover Investors or is a member of the Company’s management and without any limitation on the authority of the Special Committee to consider, evaluate, negotiate, recommend or reject any transaction;

•	the fact that the Special Committee had the authority not to recommend the approval of the Merger or any other transaction;

•	the fact that the Board of Directors of the Company had resolved not to recommend any potential transaction with an affiliate of the Company for approval by the Company’s shareholders unless such transaction received the prior favorable recommendation of the Special Committee;

•	the fact that Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons understood that the Company had conducted a pre-signing market check process, and ultimately approved Parent’s offer;

•	the Special Committee made all material decisions relating to the Company’s alternatives, including recommending to the Board of Directors that the Company enter into the Merger Agreement;

•	notwithstanding the fact that Barclays’ opinion was not delivered to Parent, Merger Sub and the SLP Filing Persons and the SLS Filing Persons and they are not entitled to rely on such opinion, the fact that the Special Committee received an opinion from Barclays, dated April 25, 2011, as described above;

•	the Company’s ability during the Go-Shop Period to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into and engage in discussions or negotiations with third parties with respect to such proposals;

•	the Company’s ability to continue discussions with any party thereafter if such party submits an alternative acquisition proposal prior to the expiration of the Go-Shop Period that the Special Committee determines in good faith constitutes a superior proposal;

•	the Company’s ability, at any time from and after the end of the Go-Shop Period but prior to the time the Company’s shareholders approve the Merger, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such a proposal, if the Special Committee, prior to taking such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	the Company’s ability, under certain circumstances, prior to shareholder approval having been obtained for the Merger Proposal, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided it complies with its relevant obligations, including paying to Parent the applicable termination fee. See “The Merger Agreement — Termination Fees” beginning on page [ • ];

•	the Company’s Board of Directors’ ability (acting upon the recommendation of the Special Committee) in certain circumstances to change, qualify, withdraw or modify its recommendation that the shareholders vote to approve the Merger Proposal; and

•	the availability of appraisal rights to shareholders of the Company who comply with all of the required procedures under Section 238 of the Companies Law for exercising such rights, which rights allow such holders to seek appraisal of the fair value of their shares as determined by the Companies Law in lieu of receiving the Merger Consideration.

Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons did not consider the Company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated shareholders because they believed that net book value is not a material indicator of the value of the Company’s equity but rather an indicator of historical costs. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons also did not consider the liquidation value of the Company’s assets as indicative of the Company’s value primarily because of their belief that the liquidation value would be significantly lower than the Company’s value as an ongoing business and that, due to the fact that the Company is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the Merger is fair to the unaffiliated shareholders. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons did not establish a pre-merger going concern value for the Company’s equity as a public company for the purposes of determining the fairness of the Merger Consideration to the unaffiliated shareholders because, following the Merger, the Company will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged private company. In making their determination as to the substantive fairness of the Merger to the unaffiliated shareholders, Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons were not aware of any firm offers during the prior two years by any person for the merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s assets that would enable the holder to exercise control of the Company.

The foregoing discussion of the information and factors considered by Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the Merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons believe the foregoing factors provide a reasonable basis for their belief that the Merger is substantively and procedurally fair to the unaffiliated shareholders.

Position of Mr. Shah Regarding the Fairness of the Merger

Under a potential interpretation of the SEC rules governing “going-private” transactions, Mr. Shah may be deemed to be an affiliate of the Company and required to express his beliefs as to the fairness of the Merger to the unaffiliated shareholders of the Company. Mr. Shah is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Mr. Shah should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the Merger Proposal.

As described below, Mr. Shah believes that the Merger is fair to such shareholders on the basis of the factors described under “Special Factors — Position of the SLP Filing Persons, the SLS Filings Persons, Parent and Merger Sub Regarding the Fairness of the Merger.” Mr. Shah was not a party to nor did he participate in the negotiation of the Merger Agreement for the Company. Mr. Shah did not participate in the deliberations of the Special Committee regarding the Merger. Mr. Shah did not participate in the deliberations of the Special Committee or the Board of Directors regarding the Merger. He also did not receive advice from the Company’s legal or financial advisor as to the fairness of the Merger.

The shareholders of the Company (other than Parent and its affiliates) were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s financial and legal advisors. Accordingly, Mr. Shah has not performed, or engaged a financial advisor to perform, any independent valuation or other analysis for the purpose of assessing the fairness of the Merger to such shareholders. Mr. Shah believes, however, that the Merger is substantively and procedurally fair to the unaffiliated shareholders of the Company based upon substantially the same factors considered by the SLP Filing Persons and the SLS Filing Persons with respect to the substantive and procedural fairness of the proposed Merger to such shareholders. See “Special Factors — Positions of the SLP Filing Persons, the SLS Filing Persons, Parent and Merger Sub Regarding the Fairness of the Merger.” Mr. Shah also agrees with the analyses, determinations and conclusions of the Special Committee described under “Special Factors — Reasons for the Merger; Recommendation of Our Board of Directors and Special Committee,” based on the reasonableness of these analyses, determinations and conclusions.

While Mr. Shah is the Chairman of our Board of Directors, because of his participation in the transaction as described under the section captioned “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger,” he did not serve on the Special Committee, nor did he participate in, or vote in connection with, the Special Committee’s evaluation of the Merger Agreement and the Merger or of our Board of Directors’ approval of the Merger Agreement and the Merger. For these reasons, Mr. Shah does not believe that his interests in the Merger influenced the decision of the Special Committee or the Board of Directors with respect to the Merger Agreement or the Merger.

The foregoing discussion of the information and factors considered by Mr. Shah in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Shah. Mr. Shah did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching his position as to the fairness of the Merger. Rather, his fairness determinations were made after consideration of all of the foregoing factors as a whole. Mr. Shah believes that the foregoing factors provide a reasonable basis for the belief that the Merger is substantively and procedurally fair to the unaffiliated shareholders.

Position of Mr. MacKenzie Regarding the Fairness of the Merger

Under a potential interpretation of the SEC rules governing “going private” transactions, Mr. MacKenzie may be deemed our affiliate and required to express his belief as to the fairness of the Merger to the unaffiliated shareholders of the Company. Mr. MacKenzie is making the statements included in this subsection solely for the purposes of complying with Rule 13e-3 and related rules under the Exchange Act. While Mr. MacKenzie has not assigned specific relative weights to the factors considered by him (as described below), he believes that the factors considered provide a reasonable basis for his belief that the Merger is fair to our unaffiliated shareholders. However, his views as to fairness of the proposed Merger should not be construed as a recommendation to any of our shareholders on how such shareholders should vote on the Merger Proposal. Mr. MacKenzie does not make any recommendation as to how our shareholders should vote their shares. Mr. MacKenzie has interests in the proposed Merger that are both the same as our unaffiliated shareholders by virtue of the receipt of the Merger Consideration for a portion of his Common Stock, vested stock options and restricted stock units, following completion of the Merger and different from, and in addition to, those of our unaffiliated shareholders by virtue of his contribution to Parent of a portion of his Common Stock, vested stock options and vested restricted stock units and the replacement of his unvested stock options and unvested performance-based restricted stock units with common stock, stock options and time-based restricted stock units of Parent. These interests are disclosed under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”

Mr. MacKenzie has not performed, or engaged a financial advisor to perform, any valuation or other analysis to assess the fairness of the Merger. Mr. MacKenzie was not a member of the Special Committee and did not participate in the deliberations of the Special Committee as to the fairness of the Merger. He also did not receive advice from the Special Committee’s legal advisor or the financial advisor to the Special Committee with respect to the fairness of the Merger. However, in making his determination that the Merger is fair to our unaffiliated shareholders, Mr. MacKenzie generally considered many of the same positive, adverse and other factors considered by the Special Committee in making their determination to recommend the Merger Proposal, including, among other factors considered by Mr. MacKenzie, the analysis and resulting conclusions of the Special Committee discussed in this proxy statement in the section entitled “Special Factors — Reasons for the Merger; Recommendation of Our Board of Directors and Special Committee”). Mr. MacKenzie also agrees that the analyses, determinations and conclusions of the Special Committee is reasonable based on the analyses presented to the Special Committee.

Mr. MacKenzie also believes that the proposed Merger is substantively fair to the unaffiliated shareholders, based on the following factors:

•	the belief of the Special Committee that we have obtained the highest price per share of our Common Stock that Parent is willing to pay as a result of the negotiations between the parties;

•	the belief of the Special Committee that the price of $9.25 per share reflects the highest value per share of our Common Stock reasonably attainable in light of the market check process conducted by the Special Committee, as more fully discussed under “The Merger — Background of the Merger” beginning on page [ • ];

•	the historical market prices of our Common Stock relative to the $9.25 per share Merger Consideration, and the fact that $9.25 per share of our Common Stock represented a 13% premium over the closing price of our Common Stock on April 25, 2011, the day prior to the Company’s public announcement of the Merger Agreement, a 23% premium to the average closing price of our Common Stock over the 30 day period up to April 25, 2011, and a 46% premium to the average closing price of our Common Stock over the 52-week period up to April 25, 2011;

•	the fact that the Merger Consideration is all cash, which provides certainty of value and liquidity to holders of our Common Stock compared to the risks and uncertainty inherent in executing the Company’s operating plan;

•	the fact that our shareholders would recognize significant value through the Merger Consideration and would no longer be subject to the market, economic and the other risks that arise from owning an equity interest in a public company which include the risk that the market price for our Common Stock could be adversely impacted by earnings fluctuations that may result from changes in our operations and in our industries generally;

•	although the opinion of Barclays was not addressed to Mr. MacKenzie and he is not entitled to rely on such opinion, the fact that Barclays, the Special Committee’s financial advisor in connection with the Merger, provided an opinion of Barclays to the Special Committee, dated as of April 25, 2011, that as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in that opinion, the consideration to be offered to the unaffiliated shareholders of the Company pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders (the opinion of Barclays is more fully described below in “Special Factors — Opinion of the Financial Advisor of the Special Committee — Barclays Capital” beginning on page [ • ];

•	the consideration for the Merger and the other terms of the Merger Agreement resulted from arms’ length negotiations between the Special Committee and their respective advisors, on the one hand, and Parent and the U.S. Sponsors and their advisors, on the other hand; and

•	our ability during the Go-Shop Period to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into and engage in discussions or negotiations with third parties with respect to such proposals, as more fully described under “The Merger Agreement — Restrictions on Solicitations” beginning on page [ • ];

•	our ability to continue discussions after the Go-Shop Period with any Excluded Party if such party submits an alternative acquisition proposal prior to the expiration of the Go-Shop Period that the Special Committee determines in good faith constitutes a superior proposal;

•	our ability, at any time from and after the end of the Go-Shop Period but prior to the time the Company’s shareholders approve the Merger, to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to, and to engage in discussions or negotiations with, the person or parties making such a proposal, if the Special Committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	the consideration for the Merger and the other terms of the Merger Agreement resulted from arms’ length negotiations between the Special Committee and their respective advisors, on the one hand, and Parent and the U.S. Sponsors and their advisors, on the other hand; and

•	the availability of appraisal rights to shareholders of the Company who comply with all of the required procedures under Section 238 of the Companies Law for exercising such rights, which rights allow such holders to seek appraisal of the fair value of their shares as determined by the Cayman Companies Law in lieu of receiving the Merger Consideration.

Mr. MacKenzie believes that the proposed Merger is procedurally fair to the unaffiliated shareholders, based on the following factors:

•	the fact that the Special Committee is comprised of four independent directors who are not Parent Affiliates and are not employees of the Company or any of its subsidiaries;

•	the fact that other than their receipt of reasonable and customary fees for attending meetings (which are not contingent on the consummation of the Merger or the Board of Directors’ or the Special Committee’s recommendation of the Merger, and their interests described under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger”), members of the Special Committee do not have interests in the Merger different from or in addition to, those of our unaffiliated shareholders;

•	the fact that the determination to engage in discussions related to the Merger and the consideration and negotiation of the price and other terms of the Merger was conducted entirely under the oversight of the members of the Special Committee without the involvement of any director who is affiliated with the Sponsors or the Rollover Investors or is a member of our management and without any limitation on the authority of the Special Committee to consider, evaluate, negotiate, recommend or reject any alternative transaction;

•	the fact that our Special Committee was, from its inception, authorized to consider strategic alternatives with respect to the Company, including a sale of the entire Company, a spin-off of certain product lines, other alternative transactions or remaining independent;

•	the Special Committee’s extensive negotiation with the U.S. Sponsors, which, among other things, resulted in an increase in the purchase price;

•	the fact that the Special Committee was advised by Barclays, as financial advisor, and Kaye Scholer, as legal advisor, each a nationally recognized firm selected by the Special Committee, and the fact that the Special Committee had requested and received from Barclays an opinion (based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein) as of April 25, 2011, with respect to the fairness from a financial point of view of the consideration to be offered to the shareholders of the Company (other than Parent and its affiliates);

•	the fact that the Special Committee and its advisors were actively engaged in the consideration of strategic alternatives and the sale process, including by participating in meetings and discussions with potential bidders, and reviewing all proposed arrangements between any potential bidder, on the one hand, and the Company, on the other hand;

•	the fact that although the Merger Agreement does not require the vote of at least a majority of our unaffiliated shareholders, shareholders representing in excess of 93% of the outstanding Common Stock are not affiliates of the Rollover Investors, the Parent Affiliates or our other officers and directors, and will have a meaningful opportunity to consider and vote on the Merger; and

•	a 45-day Go-Shop Period during which the Special Committee intends to solicit and consider alternative proposals, and our ability, at any time from or after the Go-Shop Period but prior to our shareholders’ approval of the Merger to consider and respond to an unsolicited written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the Special Committee, prior to taking any such actions, determines in good faith that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

Mr. MacKenzie also considered potential negative factors related to the substantive and procedural fairness of the proposed Merger, including:

•	following the completion of the Merger, we will no longer exist as an independent public company and our shareholders will no longer participate in the potential future growth of our assets, future earnings growth, future appreciation in the value of our Common Stock or future dividends;

•	the possibility that our obligation to pay a $12.9 million, or $19.4 million, as applicable, termination fee may deter other parties from proposing an alternative transaction that may be more advantageous to our shareholders; and

•	the terms of the Rollover Investors’ participation in the Merger and the fact that our executive officers may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders, as further described in the section captioned “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger.”

See “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors.”

In addition, Mr. MacKenzie considered the fact that, although he was not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, Barclays, to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth therein, the consideration to be offered to the unaffiliated shareholders in the Merger was fair, from a financial point of view, to such shareholders. See “Special Factors — Opinion of the Special Committee’s Financial Advisor.”

Although Mr. MacKenzie, is an officer and director of the Company, he was not a member of the Special Committee nor did he participate in, or vote in connection with, the Special Committee’s evaluation of the Merger Agreement and the Merger. As a result, he does not believe that his interests in the Merger influenced the decision of the Special Committee in any way with respect to recommending the approval of the Merger Proposal.

Certain Effects of the Merger

The acquisition of the Company is being effected through the Merger because, in the opinion of us and each of Merger Sub and Parent, a Merger was the most appropriate structure to accomplish the transaction.

If the Merger Proposal is approved by the affirmative vote of the holders of at least two third of the shares of our Common Stock attending a duly convened shareholders meeting (in person or by proxy) voting by poll, and the other conditions to the closing of the Merger are satisfied or waived, the Merger will be consummated.

The consummation of the Merger would have the following effects:

•	After the effective time of the Merger, holders of our Common Stock (other than treasury shares owned by the Company, shares owned by any subsidiary of the Company, shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, and shares owned by shareholders who have exercised appraisal and dissention rights under Cayman Islands law) will cease to have ownership interests in the Company or the surviving company or rights as shareholders and will receive $9.25 per share for their Common Stock;

•	As a result of the Merger and the transactions contemplated thereby and in connection therewith, Parent will own all of our outstanding Common Stock. Accordingly, the equity holders in Parent following the closing will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Parent following the Merger. Similarly, those parties will bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by our operations and any decrease in our value after the Merger;

•	Following the Merger, our Common Stock will no longer be traded on The NASDAQ Global Select Market. In addition, the registration of our common stock under the Exchange Act will be terminated. Due to this termination, certain provisions of Section 16(b) of the Exchange Act, and requirements that we furnish a proxy or information statement in connection with shareholders’ meetings will no longer apply to us. After the effective time of the Merger, there will be no publicly traded common stock outstanding and we will no longer be required to file periodic reports under Section 12(b) of the Exchange Act with the Securities and Exchange Commission. Following the Merger, there will not be another meeting of our public shareholders;

•	Each vested Company stock option (including those options that have vesting accelerated) and each unvested Company stock option (if any) held by a nonemployee director of the Company that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option, less any required withholding taxes;

•	Each unvested Company stock option (other than the unvested Company stock options (if any) held by a nonemployee director of the Company) that is outstanding immediately prior to the effective time of the Merger shall be replaced with an equivalent option to acquire ordinary shares of Parent;

•	Each Company restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration;

•	Mr. MacKenzie and certain other Rollover Investors entered into agreements with Parent pursuant to which they collectively committed to invest an aggregate amount of $11,734,937 in Parent, which includes the following:

•	Commitments to invest, immediately prior to the consummation of the Merger, an aggregate amount of $7,633,349 in equity securities of Parent. Such Rollover Investors may satisfy this investment commitment by the contribution of shares of Common Stock, vested Company stock options and/or cash. To the extent a Rollover Investor satisfies such investment commitment using cash by contributing the cash proceeds from the cash-out of time-based restricted stock units in the Merger, the amount of such Rollover Investor’s total investment commitment will be reduced by the amount of any applicable withholding taxes attributable to the cash-out of such time-based restricted stock units.

•	Commitments to purchase additional equity securities of Parent in an amount equal to the after-tax proceeds from the cash-out of their performance-based restricted stock units that vest upon the Merger. The pre-tax amount of such cash-out proceeds totals $4,101,588, but is anticipated to be lower due to applicable Federal and state taxes for U.S. Rollover Investors. For purposes of determining the after-tax investment amount, the tax rates will be assumed to be the highest marginal Federal and state income tax rates applicable taking into account the deductibility of state taxes for Federal tax calculation purposes.

•	It is our expectation that, concurrently with the closing of the Merger, Mr. Shah (and his estate planning entities over which he has management and investment powers) will contribute his and his estate planning entities’ shares of Common Stock to Parent in exchange for equity securities of Parent on substantially similar terms as the Rollover Investors;

•	The Rollover Investors and Mr. Shah (and his estate planning entities over which he has management and investment powers) will likely not recognize taxable gain or loss on the transfer by them of their shares of our Common Stock and cash to Parent in exchange for Parent’s issuance to them of its ordinary shares, immediately prior to the Merger;

•	At the effective time of the Merger, the directors of Merger Sub will become the directors of the surviving company and the current officers of the Company will continue as the officers of the surviving company. The amended and restated memorandum and articles of association of the Company will be amended and restated as a result of the Merger to be the same as set forth in Exhibit A to the Merger Agreement; and

•	Neither we nor Merger Sub will recognize any taxable gain or loss solely as a result of the Merger. Neither Parent, the Rollover Investors nor any other shareholder of Parent will recognize taxable gain or loss on the cancellation of each share of our Common Stock held by Parent pursuant to the Merger, whereby such shares of our Common Stock held by Parent will be cancelled without any conversion, and without any payment or distribution.

If the Merger is completed, unaffiliated shareholders of the Company will have no interest in the Company’s net book value or net earnings. The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of Mr. MacKenzie, Mr. Shah, the SLP Filing Persons and the SLS Filing Persons prior to and immediately after the Merger, based upon the net book value of the Company at February 25, 2011, and the net income of the Company for the fiscal year ended August 27, 2010.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book				Net Book
Name	Value	%	Earnings	%	Value	%	Earnings	%

Iain MacKenzie	$685,302	0.2%	$110,627	0.2%	$4,153,694	1.3%	$670,523	1.3%
Ajay Shah	$3,688,736	1.1%	$595,466	1.1%	$7,320,399	2.2%	$1,181,718	2.2%
SLP Filing Persons	N/A	N/A	N/A	N/A	$206,203,997	63.3%	$33,287,121	63.3%
SLS Filing Persons	N/A	N/A	N/A	N/A	$101,531,461	31.2%	$16,390,031	31.2%

(1)	Based on beneficial ownership as of May 20, 2011, excluding any options to acquire our Common Stock (whether or not exercisable) and any unvested restricted stock units, and the Company’s net book value at February 25, 2011, and net income for the fiscal year ended August 27, 2010.

(2)	Based upon the agreed upon and anticipated equity investments in Parent, the Company’s net book value at February 25, 2011, and the Company’s net income for the fiscal year ended August 27, 2010, and without giving effect to any additional indebtedness to be incurred in connection with the Merger. Excludes any unvested options to acquire ordinary shares of Parent and any unvested time-based restricted stock units of Parent (which are to be received in exchange for performance-vesting restricted stock units of the Company that will remain unvested in the Merger as described in “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Equity Rollover Commitments”).

Effects on the Company if the Merger is Not Completed

If the Merger Proposal is not approved by our shareholders, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their Common Stock pursuant to the Merger Agreement. Instead, we will remain as a public company and our Common Stock will continue to be registered under the Exchange Act and listed and traded on The NASDAQ Global Select Market. In addition, if the Merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which the Company’s business largely depends, and general industry, economic, regulatory and market conditions.

If the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our Common Stock. In the event the Merger is not completed, our Board of Directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance shareholder value. If the Merger Proposal is not approved by our shareholders, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

Under specified circumstances, we may be required to pay Parent or its designees a termination fee and reimburse Parent for certain of its out-of-pocket expenses or Parent may be required to pay us a termination fee. See “The Merger Agreement — Termination Fees and Reimbursement of Expenses.”

Plans for the Company after the Merger

It is expected that, upon consummation of the Merger, the operations of the Company will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. Parent has advised the Company that, other than as described in this proxy statement, it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the Merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation (except that in connection with the consummation of the Merger, the Company may engage in an internal restructuring of certain of the Company’s subsidiaries for the purpose of separating the design and manufacture of solid state drives into an independent business separate from the Company’s memory products and services business). See “The Merger Agreement — Financing Covenant; Company Cooperation”;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

We expect, however, that both before and following consummation of the Merger, the management and/or Board of Directors of the surviving company will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the surviving company and may cause the surviving company to engage in the types of transactions set forth above if the management and/or Board of Directors of the surviving company decides that such transactions are in the best interest of the surviving company upon such review. The surviving company expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Projected Financial Information

We do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results and are especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving us, we provided the U.S. Sponsors and the financing sources of Parent and Merger Sub, other potential acquiring persons, who attended management presentations, our Board of Directors, the Special Committee and the Special Committee’s advisors certain non-public financial forecasts that were prepared by our management and not for public disclosure.

Summaries of these financial projections are being included in this document not to influence your decision whether to vote for or against the approval of the Merger Proposal, but because these financial forecasts were made available to the U.S. Sponsors, the financing sources of Parent and Merger Sub and the other potential acquiring persons who attended management presentations , our Board of Directors, the Special Committee and the Special Committee’s advisors. The inclusion of this information should not be regarded as an indication that our Board of Directors, the Special Committee, the Special Committee’s advisors or any other person considered, or now considers, such financial projections to be material or to be a reliable prediction of actual future results. Our management’s internal financial forecasts, upon which the financial projections were based, are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes less reliable with each successive year. As a result, the inclusion of the financial projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial projections were prepared solely for internal use in assessing strategic direction and other management decisions and to provide performance targets for management (including for purposes of performance based compensation), and not with a view toward public disclosure or toward complying with generally accepted accounting principles which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent public accounting firm, nor any other independent public accounting firm, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. Important factors that may affect actual results and cause these financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [ • ]. In addition, the projections do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared in February and March 2011. Accordingly, there can be no assurance that these financial projections will be realized or that our future financial results will not materially vary from these financial projections.

No one has made or makes any representation to any shareholder or anyone else regarding the information included in the financial projections set forth below. Readers of this proxy statement are cautioned not to rely on the projected financial information. Except to the extent required by applicable federal securities laws, we have not updated and do not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Parent, Merger Sub or any other person in the Merger Agreement or otherwise, concerning these financial projections.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page [ • ].

In compiling the financial projections, our management took into account historical performance, combined with estimates regarding revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and tax) and capital expenditures.

The following is a summary of the financial forecasts prepared by management of the Company and given to the Special Committee and its advisors:

Board Case Projections(1)

	Summary Financial Projections
	FY	FY	FY	FY	FY	FY
	2011E	2012E	2013E	2014E	2015E	2016E
	(In millions)

Total Revenue	$721	$813	$1,053	$1,145	$1,249	$1,368
EBITDA(2)	$72	$70	$113	$123	$136	$151
EBIT(3)	$49	$46	$80	$87	$96	$107
Capital Expenditures	$28	$28	$33	$33	$36	$39

(1)	Financial projections of the Company prepared by management and presented to the Board of Directors on February 16, 2011, as thereafter updated.

(2)	EBITDA refers to earnings before interest, tax, depreciation and amortization expense.

(3)	EBIT refers to earnings before interest and tax.

Reviewed Case Projections(1)

	Summary Financial Projections
	FY	FY	FY	FY	FY	FY
	2011E	2012E	2013E	2014E	2015E	2016E
	(In millions)

Total Revenue	$739	$883	$1,137	$1,243	$1,363	$1,502
EBITDA(2)	$77	$91	$136	$154	$178	$198
EBIT(3)	$53	$67	$106	$121	$142	$158
Capital Expenditures	$28	$28	$34	$37	$41	$45

(1)	Revised financial projections of the Company prepared by management subsequent to the presentation of the Board Case Projections on February 16, 2011, and presented to the Board of Directors on March 22, 2011, as updated thereafter, which reflect more optimistic assumptions and estimates (as compared to the Board Case Projections) as to the future financial performance of the Company.

(2)	EBITDA refers to earnings before interest, tax, depreciation and amortization expense.

(3)	EBIT refers to earnings before interest and tax.

Financing for the Merger

We estimate that the total amount of funds necessary to complete the Merger and the related transactions and financings, including the prepayment of the Company’s Senior Secured Floating Rate Notes due 2012 and payment of related fees and expenses, will be approximately $700 million.

We expect this amount to be funded through a combination of the following:

•	equity financing of up to $381 million to be provided by the Sponsors and their affiliates, including an expected co-investment by Mr. Shah (the Cayman Sponsors are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to the Rollover Investors and Mr. Shah (including his estate planning entities over which he has management and investment powers) in connection with the rollover financing);

•	a $300 million senior secured term first-lien term loan facility;

•	a $50 million senior secured first-lien “first-out” revolving credit facility;

•	the Rollover Investors’ investments in Parent as described below;

•	the expected contribution by Mr. Shah (and his estate planning entities over which he has management and investment powers) to Parent of shares of Common Stock held by him and his estate planning entities totaling approximately $6.8 million; and

•	cash on hand of the Company.

Parent has obtained the equity and debt financing commitments described below. The funding under those commitments is subject to conditions, including conditions that do not relate directly to the Merger Agreement. Parent has represented to us that it has sufficient committed equity and debt financing to complete the transaction. Although obtaining the equity or debt financing is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $58.1 million as described under “Special Factors — Termination Fees” beginning on page [ • ]. Payment of such fee is guaranteed by the as described under “Special Factors — Limited Guarantees” beginning on page [ • ].

Equity Financing

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with the U.S. Sponsors, dated as of April 26, 2011, pursuant to which the U.S. Sponsors have committed, severally but not jointly, upon the terms and subject to the conditions set forth in the equity commitment letter, to make capital contributions to Parent for an aggregate of up to $381 million. The U.S. Sponsors may assign their equity commitment to other investors, although no assignment of the equity commitment to other investors will affect the U.S. Sponsors’ commitment to make capital contributions pursuant to the equity commitment letter. The Cayman Sponsors are expected to fund all or a portion of the equity financing of Parent at the closing of the Merger and, accordingly, the Cayman Sponsors will own all or a part of the share capital of Parent (other than share capital issued to the Rollover Investors and Mr. Shah (including his estate planning entities over which he has management and investment powers) in connection with the rollover financing).

The U.S. Sponsors’ equity commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Merger as set forth in the Merger Agreement and the substantially concurrent receipt of the proceeds of the debt financing described below. The equity financing contemplated by the equity commitment letter will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Company or any of its affiliates asserting a claim against any guarantor in connection with the equity commitment letter, the Merger Agreement or any of the limited guarantees referred to below under “Special Factors — Limited Guarantees” beginning on page [ • ] or (iii) payment from any guarantor under its respective limited guarantee.

Rollover Financing

On April 25, 2011, Mr. MacKenzie and certain other Rollover Investors entered into agreements with Parent pursuant to which they collectively committed to invest an aggregate amount of $11,734,937 in Parent, which includes the following:

•	Commitments to invest, immediately prior to the consummation of the Merger, an aggregate amount of $7,633,349 in equity securities of Parent. Such Rollover Investors may satisfy this investment commitment by the contribution of shares of Common Stock, vested Company stock options and/or cash. To the extent a Rollover Investor satisfies such investment commitment using cash by contributing the cash proceeds from the cash-out of time-based restricted stock units in the Merger, the amount of such

Rollover Investor’s total investment commitment will be reduced by the amount of any applicable withholding taxes attributable to the cash-out of such time-based restricted stock units; and

•	Commitments to purchase additional equity securities of Parent in an amount equal to the after-tax proceeds from the cash-out of their performance-based restricted stock units that vest upon the Merger. The pre-tax amount of such cash-out proceeds totals $4,101,588, but the amount invested is anticipated to be lower due to applicable Federal and state taxes for U.S. Rollover Investors. For purposes of determining the after-tax investment amount, the tax rates will be assumed to be the highest marginal Federal and state income tax rates applicable taking into account the deductibility of state taxes for Federal tax calculation purposes.

See “Interests of Company’s Directors and Executive Officers in the Merger — Equity Rollover Commitments” for further information.

It is our expectation that, concurrently with the closing of the Merger, Mr. Shah (and his estate planning entities over which he has management and investment powers) will contribute his and his estate planning entities’ shares of Common Stock to Parent in exchange for equity securities of Parent on substantially similar terms as the Rollover Investors.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub obtained a debt commitment letter, dated as of April 26, 2011, from the lenders, to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate up to $350 million in debt financing (not all of which is expected to be drawn at the closing of the Merger) to one or more subsidiaries of the Company, consisting of (i) up to a $300 million senior secured first-lien term loan facility and (ii) up to a $50 million senior secured first-lien “first-out” revolving credit facility.

The facilities contemplated by the debt financing commitment letter are conditioned on the consummation of the Merger as well as other customary conditions, including, but not limited to:

•	since August 27, 2010, there has not been any change, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement);

•	the Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the senior secured facilities, shall be consummated, in all material respects in accordance with the terms of the purchase agreement as in effect on the date thereof, without giving effect to any modifications, amendments, consents or waivers that are material and adverse to the lenders or the lead arrangers as reasonably determined by the lead arrangers; and

•	the equity contribution contemplated by the debt commitment letter from the Sponsors and their affiliates shall have been made, or shall be made substantially simultaneously with the initial borrowings under the senior secured facilities.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt financing commitment, Parent is required to promptly notify the Company and use its reasonable best efforts to arrange to obtain alternative financing from alternative debt financing sources in an amount sufficient to consummate the Merger on terms and conditions no less favorable to Parent and Merger Sub than those set forth in the debt commitment letter described above. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the senior secured facilities has not been finalized and, accordingly, its actual terms may differ from those described in this proxy statement.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing may not be considered assured. The failure of Parent and Merger Sub to obtain sufficient financing would likely result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay to the Company a termination fee of $58.1 million as described under “The Merger Agreement — Termination Fees” beginning on page [ • ]. That obligation is guaranteed by the guarantors, as described under “Special Factors — Limited Guarantees”.

Limited Guarantees

Concurrently with the execution of the Merger Agreement, pursuant to limited guarantees delivered by each of the U.S. Sponsors in favor of the Company, each of the U.S. Sponsors, severally and not jointly, has unconditionally and irrevocably guaranteed (a) the due and punctual payment, observance, performance and discharge of their respective portions of the payment obligations of Parent with respect to the $58.1 million termination fee payable under certain circumstances by Parent, subject to the limitations set forth in the limited guarantees and the Merger Agreement, as described under “The Merger Agreement —  Termination Fees” beginning on page [ • ] and (b) the expense reimbursement obligations of Parent in connection with the costs and expenses incurred in connection with any suit to enforce the payment of the $58.1 million termination fee.

Each of the limited guarantees will terminate upon the earliest to occur of:

•	the effective time of the Merger,

•	receipt in full by the Company or its affiliates of the $58.1 million Parent termination fee,

•	termination of the Merger Agreement in accordance with its terms (other than pursuant to which Parent would be obligated to make a payment of the termination fee) and

•	the first anniversary of any other termination of the Merger Agreement, except as to a claim for payment of the Parent termination fee and Parent’s payment of certain costs and expenses of the Company on or prior to such first anniversary.

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include the following:

•	the expected ownership of equity interests in Parent by Mr. Shah (and his estate planning entities over which he has management and investment powers) and the interests of Mr. Shah in Silver Lake Sumeru Fund, L.P. and its affiliates;

•	the expected investment by Mr. Patel and certain members of his family in Silver Lake Sumeru Fund, L.P.;

•	the expected ownership of equity interests in Parent by the Rollover Investors after the completion of the Merger;

•	the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other employees by the surviving company or one or more of its affiliates after completion of the Merger;

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions;

•	the cash-out of all vested stock options, unvested stock options held by non-employee directors of the Company and time-based restricted stock units and vested performance-based restricted stock units held by our executive officers and directors (subject to an obligation by each holder of vested performance-based restricted stock units to invest the after-tax proceeds of the cash-out of such units in equity securities of Parent pursuant to the rollover commitments), unless otherwise agreed to by Parent and the holder of such equity-based awards;

•	the exchange of performance-vesting restricted stock units of the Company that remain unvested in the Merger into time-vesting restricted stock units of Parent, which units will settle in equity securities of Parent upon vesting;

•	the exchange of unvested stock options (other than the unvested stock options held by nonemployee directors of the Company) for equivalent options to acquire ordinary shares of Parent;

•	the continuation of certain employee benefits, for a period of one year after the closing of the Merger, on terms substantially comparable to those currently in effect at the Company for all active employees of the Company, including the Company’s executive officers;

•	the receipt by the members of the Special Committee of certain fees for their service on the Special Committee;

•	continuation of certain benefits under the severance and change of control agreements currently in effect for each executive officer; and

•	continued indemnification and insurance coverage for the period prior to completion of the Merger for our current and former directors and officers for six years following the Merger.

Absent a termination of employment of any executive officers, in the event the closing of the Merger occurs, the Compensation Committee of our Board of Directors will measure the level of performance achieved by the Company from the beginning of the applicable performance period up to immediately prior to the closing of the Merger with respect to the performance-based restricted stock units. The number of shares of Common Stock underlying the performance-based restricted stock units that will be awarded will be determined by multiplying the number of underlying shares of Common Stock granted in the performance-based restricted stock units, by the performance percentage achieved. A prorated portion of the restricted stock units earned at that level of achievement will immediately vest, prorated based on the portion of the original performance period that has elapsed through the closing date of the Merger. The remaining performance adjusted unvested performance-based restricted stock units will be converted into time-based restricted stock units (the “Remaining Restricted Stock Units”) pursuant to the severance and change of control agreements. Pursuant to the change of control agreements, the Remaining Restricted Stock Units were to vest following the closing of the Merger in equal monthly installments over the remaining portion of the original performance period, subject to continued service. However, each of our named executive officers has agreed that, following the closing of the Merger, the Remaining Restricted Stock Units, will vest in equal quarterly installments (rather than monthly installments) during the remaining portion of the original performance period and be settled in ordinary shares of Parent. For more information regarding payments due to certain of our executive officers in the event that a closing of the Merger occurs, see the section of this proxy statement entitled “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Change of Control Payments” beginning on page [ • ].

The Special Committee and our Board of Directors were aware of these interests and considered that these interests may be different from, or in addition to, the interests of our shareholders generally, among other matters, in making their respective determinations regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.

Interests of Mr. Shah

The chairman of our Board of Directors, Mr. Shah, is the founder and Managing Director of Silver Lake Sumeru, a role he has held since 2007. For more information regarding Mr. Shah, see the section of this proxy statement entitled “Special Factors — Business and Background of Certain Persons Related to the Company — Directors” beginning on page [ • ].

Mr. Shah holds a certain amount of his shares in the Company through Krishnan-Shah Family Partners, L.P. and the Ajay B. Shah and Lata K. Shah Trust (collectively, the “Shah Entities”). Mr. Shah is the general partner of Krishnan-Shah Family Partners, L.P. and the trustee of the Ajay B. Shah and Lata K. Shah Trust. Both of the Shah Entities were formed for the purpose of personal investing by Mr. Shah and his family.

Before the closing of the Merger we expect that Mr. Shah and the Shah Entities will enter into an agreement pursuant to which Mr. Shah and the Shah Entities will agree to contribute all of his and the Shah Entities’ shares of Common Stock, restricted stock units and options to purchase Common Stock to Parent in exchange for equity securities of Parent on substantially similar terms as the Rollover Investors.

Interests of Mr. Patel

Mr. Patel, a member of the Company’s Board of Directors, is an investor in Silver Lake Sumeru Fund, L.P. through his capacity as the general partner of Patel Family Partners, L.P. Patel Family Partners, L.P. is a limited partner of Silver Lake Sumeru Fund, L.P. For more information regarding Mr. Patel, see the section of this proxy statement entitled “Special Factors — Business and Background of Certain Persons Related to the Company — Directors” beginning on page [ • ].

Equity Rollover Commitments

Mr. Iain MacKenzie, our President and Chief Executive Officer, as well as certain other Rollover Investors, have entered into agreements with Parent pursuant to which they have collectively committed to invest an aggregate amount of $11,734,937 in Parent. First, Mr. MacKenzie and such other Rollover Investors have committed to invest, immediately prior to the consummation of the Merger, an aggregate amount of $7,633,349 in equity securities of Parent. Mr. MacKenzie and such other Rollover Investors may satisfy this investment commitment by the contribution of shares of Common Stock, vested Company stock options and/or cash. To the extent a Rollover Investor satisfies such investment commitment using cash by contributing the cash proceeds from the cash-out of time-based restricted stock units in the Merger, the amount of such Rollover Investor’s total investment commitment will be reduced by the amount of any applicable withholding taxes attributable to the cash-out of such time-based restricted stock units. Second, Mr. MacKenzie and such other Rollover Investors have committed to purchase additional equity securities of Parent in an amount equal to the after-tax proceeds from the cash-out of their performance-based restricted stock units that vest upon the Merger. The pre-tax amount of such cash-out proceeds totals $4,101,588, but the amount invested is anticipated to be lower due to applicable Federal and state taxes for U.S. Rollover Investors. For purposes of determining the investment amount, the tax rates will be assumed to be the highest marginal Federal and state income tax rates applicable taking into account the deductibility of state taxes for Federal tax calculation purposes. In connection with the consummation of the Merger, this group will also receive, as applicable: (i) a cash-out of their time-based restricted stock units, their vested Company stock options and their performance-based restricted stock units that vest in connection with the Merger (subject to the obligation by each such Rollover Investor to invest the after-tax proceeds of the cash-out of such performance-based restricted stock units in equity securities of Parent pursuant to the rollover commitments), (ii) options to acquire ordinary shares of Parent in exchange for each unvested Company stock option, (iii) the exchange of performance-vesting restricted stock units of the Company that remain unvested in the Merger into time-vesting restricted stock units of Parent, which units will settle in equity securities of Parent upon vesting, (iv) an opportunity for additional options to acquire ordinary shares of Parent under a new option plan expected to be put in place by Parent following the Merger, (v) an opportunity to purchase additional ordinary shares of Parent, and (vi) continued indemnification and insurance coverage, severance and change of control payment rights by the Company after the Merger.

The currently committed investments by the Rollover Investors as of the date of the mailing of this proxy statement, including any and all commitments by executive officers of the Company, are as follows:

		Commitment to
	Commitment to	Reinvest Cash-Out
	Invest in Parent	Proceeds of
	Equity Immediately	Performance-Based	Total Investment
Name	Prior to Merger*	RSUs**	Commitment ($)

Iain MacKenzie	$3,797,323	$1,121,535	$4,918,858
Alan Marten	$1,772,428	$546,490	$2,318,918
Barry Zwarenstein	$91,716	$476,865	$568,581
Wayne Eisenberg	$—	$324,536	$324,536
John Moyer	$—	$197,441	$197,441
Other Rollover Investors	$1,971,882	$1,434,721	$3,406,603
Total	$7,633,349	$4,101,588	$11,734,937

*	Represents the dollar amount that is required to be contributed exclusive of unvested stock options and unvested restricted stock units in the Company. The actual total investment commitment may be lower to the extent a Rollover Investor satisfies such investment commitment using cash by contributing the cash proceeds from the cash-out of time-based restricted stock units in the Merger because the amount of such Rollover Investor’s total investment commitment will be reduced by the amount of any applicable withholding taxes attributable to the cash-out of such time-based restricted stock units.

**	Represents the pre-tax amount of the anticipated proceeds from the cash-out of such Rollover Investor’s performance-based restricted stock units that vest upon the Merger. The actual investment is anticipated to be lower because such amounts will be subject to applicable Federal and state taxes for U.S. Rollover Investors. For purposes of determining the investment amount, the tax rates will be assumed to be the highest marginal Federal and state income tax rates applicable taking into account the deductibility of state taxes for Federal tax calculation purposes.

New Stock Option Plan

It is expected that upon or after the closing of the Merger, the Company will establish an equity-based compensation plan and will grant equity awards to our executive officers and certain other employees.

Continuation of Service of Executive Officers

After the closing of the Merger, it is expected that all executive officers of the Company will continue to serve in substantially similar capacities.

Treatment of Stock Options

As described in “The Merger Agreement — Consideration to be Received Pursuant to the Merger” beginning on page [ • ], the Merger Agreement provides that, except as otherwise agreed between Parent and a holder of a Company stock option, each vested stock option (including those options that have vesting accelerated) and each unvested stock option held by a nonemployee director of the Company granted under any Company equity compensation plan, that is outstanding and unexercised immediately prior to the effective time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price of such stock option and (ii) the number of shares of Common Stock subject to such stock option, without interest less applicable withholding taxes. However, as described in “The Merger Agreement — Consideration to be Received Pursuant to the Merger” beginning on page [ • ], except as otherwise agreed between Parent and a holder of an unvested Company stock option, each unvested Company stock option (other than the unvested options held by a nonemployee director of the Company) will be replaced with an equivalent option to acquire ordinary shares of Parent.

The table below provides information as of May 20, 2011 for each of our non-employee directors and Named Executive Officers who currently hold options to purchase our Common Stock: (a) the aggregate number of shares of Common Stock subject to vested stock options; (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options; (c) the aggregate number of unvested stock options that will vest on the effective time of the Merger; (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of share of Common Stock subject to those stock options; (e) the aggregate number of shares of Common Stock subject to vested stock options and unvested stock options that will vest on the effective time of the Merger; and (f) the aggregate value of all such vested stock options and unvested stock options that will vest on the effective time of the Merger on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of Common Stock subject to those stock options. The information in the table assumes that all currently outstanding options will remain outstanding immediately prior to the effective time of the Merger, and does not reflect any of the rollover transactions expected to be made by the Rollover Investors.

			Options that will Vest as
	Vested Options		a Result of the Merger		Totals
Name	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)

Named Executive Officers
Iain MacKenzie(1)	919,574	$5,859,631	—	—	919,574	$5,859,631
Barry Zwarenstein	29,852	$131,480	—	—	29,852	$131,480
Alan Marten	326,436	$1,568,133	—	—	326,436	$1,568,133
Wayne Eisenberg	332,883	$1,974,760	—	—	332,883	$1,974,760
John (Jack) Moyer	87,500	$28,000	—	—	87,500	$28,000
Non-Employee Directors
Ajay Shah	—	—	—	—	—	—
Kimberly E. Alexy	—	—	—	—	—	—
Dennis McKenna	28,125	$224,438	21,875	$174,562	50,000	$399,000
Harry W. (Webb) McKinney	10,000	$43,300	—	—	10,000	$43,300
Mukesh Patel	—	—	—	—	—	—
Clifton Thomas Weatherford	50,000	$305,500	—	—	50,000	$305,500

Total of all Named Executive Officers and non-employee directors holding stock options as a group	1,784,370	$10,135,242	21,875	$174,562	1,806,245	$10,309,804

(1)	Includes 22,000 options with a value of $199,760 held by Mr. MacKenzie’s wife individually or in a trust established for the benefit of their child.

Treatment of Restricted Stock Units

As described in “The Merger Agreement — Consideration to be Received Pursuant to the Merger” beginning on page [ • ], the Merger Agreement provides that, except as otherwise agreed between Parent and a holder of a restricted stock unit, each restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration.

The table below provides, for each of our Named Executive Officers and non-employee directors who currently hold restricted stock units, all of which are unvested, the aggregate number of shares of Common Stock that, as of [ • ], 2011, that underlie the restricted stock units and the value that such restricted stock units will receive pursuant to the Merger Agreement. The information in the table assumes that all currently outstanding restricted stock units will remain outstanding until immediately prior to the effective time of the Merger, and does not reflect any of the rollover transactions expected to be made by the Rollover Investors (which include the agreement by the Rollover Investors that all of their performance-based restricted stock units that remain unvested in the Merger will not be cashed out but instead converted into time-based restricted stock units that settle in equity securities of Parent upon vesting).

			Number of Shares
	Number of Shares		Underlying
	Underlying	Value of Unvested	Unvested	Value of Unvested
	Unvested Time	Time Based	Performance Based	Performance Based
	Based Restricted	Restricted Stock	Restricted Stock	Restricted Stock
Name	Stock Units	Units ($)	Units	Units

Named Executive Officers
Iain MacKenzie	64,286	$594,646	121,247	$1,121,535
Barry Zwarenstein	45,000	$416,250	51,553	$476,865
Alan Marten	50,000	$462,500	59,080	$546,490
Wayne Eisenberg	35,000	$323,750	35,085	$324,536
John (Jack) Moyer	20,000	$185,000	21,345	$197,441
Non-Employee Directors
Ajay Shah	15,891	$146,992	—	$—
Kimberly E. Alexy	31,093	$287,610	—	$—
Dennis McKenna	15,891	$146,992	—	$—
Harry W. (Webb) McKinney	15,891	$146,992	—	$—
Mukesh Patel	15,891	$146,992	—	$—
Clifton Thomas Weatherford	15,891	$146,992	—	$—

Total of all Named Executive Officers and non-employee directors holding restricted stock units as a group	324,834	$3,004,716	288,310	$2,666,867

Absent a termination of employment of any executive officers, in the event the closing of the Merger occurs, the Compensation Committee of our Board of Directors will measure the level of performance achieved by the Company from the beginning of the applicable performance period up to immediately prior to the closing of the Merger with respect to the performance-based restricted stock units. The number of shares of Common Stock underlying the performance-based restricted stock units that will be awarded will be determined by multiplying the number of underlying shares of Common Stock granted in the performance-based restricted stock unit, by the performance percentage achieved. A prorated portion of the restricted stock units earned at that level of achievement will immediately vest, prorated based on the portion of the original performance period that has elapsed through the closing date of the Merger and, pursuant to the severance and change of control agreements, the remaining balance will be Remaining Restricted Stock Units. For an explanation on how the value of performance-based restricted stock units was determined, see the section of this proxy statement entitled “Special Factors -Interests of the Company’s Directors and Executive Officers in the Merger - Change of Control Payments”. Pursuant to the change of control agreements, the Remaining Restricted Stock Units were to vest following the closing of the Merger in equal monthly installments over the remaining portion of the original performance period, subject to continued service. However, each of our named executive officers has agreed that, following the closing of the Merger, the Remaining Restricted Stock Units, will vest in equal quarterly installments (rather than monthly installments) during the remaining portion of the original performance period and be settled in ordinary shares of Parent. For more information regarding payments due to certain of our executive officers in the event that a closing of the Merger occurs, see the section of this proxy statement entitled “Special Factors - Interests of the Company’s Directors and Executive Officers in the Merger - Change of Control Payments” beginning on page [ • ].

Change of Control Payments

Our executive officers will be entitled to certain compensation that is based on or otherwise relates to the Merger in the event that a closing of the Merger occurs. Pursuant to the Merger Agreement, all unvested time-based restricted stock units granted under our Amended and Restated Stock Incentive Plan that are outstanding as of the closing of the Merger, including those held by our executive officers, will accelerate upon the closing of the Merger and our executive officers will receive an amount of cash equal to the product of the number of shares of Common Stock underlying such restricted stock units multiplied by the Merger Consideration.

In addition, as disclosed in our proxy statement filed December 3, 2010 relating to our 2011 Annual Meeting, our executive officers have entered into severance and change of control agreements with the Company which provide the benefits described below.

For Iain MacKenzie, in the event that the closing of the Merger occurs and Mr. MacKenzie’s employment is terminated without cause or he resigns for good reason in the two months preceding or the twelve months following the closing of the Merger, Mr. MacKenzie is entitled to severance payable in a lump sum in an amount equal to two times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 24 months COBRA coverage, plus acceleration of all unvested options and restricted stock units.

For Barry Zwarenstein and Alan Marten, in the event that the closing of the Merger occurs and Mr. Zwarenstein’s or Mr. Marten’s employment is terminated without cause, or Mr. Zwarenstein or Mr. Marten resigns for good reason, in the two months preceding or the twelve months following the closing of the Merger, Mr. Zwarenstein or Mr. Marten, as the case may be, is entitled to severance payable in a lump sum in an amount equal to 1.5 times the sum of annual base salary and the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 18 months COBRA coverage, plus acceleration of all unvested options and restricted stock units.

For Wayne Eisenberg and Jack Moyer, in the event that the closing of the Merger occurs and Mr. Eisenberg’s or Mr. Moyer’s employment is terminated without cause, or Mr. Eisenberg or Mr. Moyer resigns for good reason, in the two months preceding or the twelve months following the closing of the Merger, Mr. Eisenberg or Mr. Moyer, as the case may be, is entitled to severance payable in a lump sum in an amount equal to one year’s base salary plus the amount of the total bonus paid or payable with respect to the most recently ended fiscal year, plus any unpaid bonus that would have been earned as of the date of termination, plus 12 months COBRA coverage, plus acceleration of 50% of his unvested options and restricted stock units.

Absent a termination of employment of any executive officers, in the event the closing of the Merger occurs, the Compensation Committee of our Board of Directors will measure the level of performance achieved by the Company from the beginning of the applicable performance period up to immediately prior to the closing of the Merger with respect to the performance-based restricted stock units. The number of shares of Common Stock underlying the performance-based restricted stock units that will be awarded will be determined by multiplying the number of underlying shares of Common Stock granted in the performance-based restricted stock units, by the performance percentage achieved. A prorated portion of the restricted stock units earned at that level of achievement will immediately vest, prorated based on the portion of the original performance period that has elapsed through the closing date of the Merger and, pursuant to the severance and change of control agreements, the remaining balance will be Remaining Restricted Stock Units. Pursuant to the change of control agreements, the Remaining Restricted Stock Units were to vest following the closing of the Merger in equal monthly installments over the remaining portion of the original performance period, subject to continued service. However, each of our named executive officers has agreed that, following the closing of the Merger, the Remaining Restricted Stock Units, will vest in equal quarterly installments (rather than monthly installments) during the remaining portion of the original performance period and be settled in ordinary shares of Parent.

Any cash severance payments described above would be paid by the Company in the event an executive officer has a qualifying termination. All consideration for options, restricted stock units and any other equity or equity-based awards will be paid by Parent.

Our executive officers will be required to execute a general release of claims in favor of the Company following termination of employment as a condition to receiving the change of control severance benefits described above. The executive officers will also be obligated to refrain from soliciting the Company’s employees for twelve months following termination of employment and from disparaging the Company or its directors, officers and employees. In addition, the executive officers must abide by certain confidentiality and non-disclosure restrictions.

Golden Parachute Compensation

			Perquisites/
Name	Cash ($)(a)	Equity ($)(b)	Benefits ($)(c)	Total ($)(d)

Iain MacKenzie	$2,881,965	$4,825,248	$46,803	$7,754,016
Barry Zwarenstein	$1,302,924	$2,422,052	$33,040	$3,758,016
Alan Marten	$1,016,812	$2,252,106	$33,040	$3,301,958
Wayne Eisenberg	$635,812	$1,052,433	$16,206	$1,704,451
John (Jack) Moyer	$610,380	$708,018	$22,026	$1,340,424

(a)	This amount would be payable only if a “double trigger” occurs — in other words, if the closing of the Merger occurs and the executive officer is either terminated without cause or resigns with good reason within the two months prior to or the twelve months following the closing of the Merger. We have assumed for purposes of this disclosure that each executive officer’s employment will terminate on July 1, 2011. As described above, each executive officer’s cash severance payment includes, among other components, a component based on the bonus actually paid for the fiscal year preceding the fiscal year in which termination of employment occurs. For purposes of calculating this component, we have used the bonus actually paid to each executive officer for fiscal year 2010: MacKenzie ($675,000); Zwarenstein ($368,040); Marten ($263,250); Eisenberg ($243,750); and Moyer ($234,000). In addition, each executive officer is entitled to payment, on a prorated basis based on the date of termination of employment, of any bonus that would otherwise have been earned for the fiscal year in which termination of employment occurs based on performance through the termination date to the extent such bonus has not been paid as of the termination date. For purposes of calculating this payment, we have assumed that bonuses for fiscal year 2011 would be paid out at 150% of target and prorated based on a July 1, 2011 termination date. The target bonuses for fiscal year 2011 are as follows: MacKenzie ($533,000); Zwarenstein ($241,200); Marten ($195,000); Eisenberg ($162,500); and Moyer ($156,000). Bonuses for the first half of fiscal year 2011 have been paid out in the following amounts: MacKenzie ($210,535); Zwarenstein ($95,274); Marten ($75,563); Eisenberg ($64,188); and Moyer ($61,620).

(b)	Includes the following amounts payable in connection with awards granted under our Amended and Restated Stock Incentive Plan:

• MacKenzie — $1,121,535 payable upon the closing of the Merger as a result of the vesting of unvested performance-based restricted stock units based on a prorated performance period as of the closing of the Merger; $594,646 payable upon the closing of the Merger as a result of the acceleration of all unvested time-based restricted stock units; and, assuming that a “double trigger” occurs, $1,623,329 payable as a result of the acceleration of vesting of the Remaining Restricted Stock Units and $1,485,738 representing the acceleration of all unvested options upon termination of employment.

• Zwarenstein — $476,865 payable upon the closing of the Merger as a result of the partial acceleration of vesting of unvested performance-based restricted stock units based on a prorated performance period as of the closing of the Merger; $416,250 payable upon the closing of the Merger as a result of the acceleration of all unvested time-based restricted stock units; and, assuming that a “double trigger”

occurs, $663,197 payable as a result of the acceleration of the Remaining Restricted Stock Units and $865,740 representing the acceleration of all unvested options upon termination of employment.

• Marten — $546,490 payable upon the closing of the Merger as a result of the partial acceleration of vesting of unvested performance-based restricted stock units based on a prorated performance period as of the closing of the Merger; $462,500 payable upon the closing of the Merger as a result of the acceleration of all unvested time-based restricted stock units; and, assuming that a “double trigger” occurs, $643,060 payable as a result of the acceleration of the Remaining Restricted Stock Units and $600,056 representing the acceleration of all unvested options upon termination of employment.

• Eisenberg — $324,536 payable upon the closing of the Merger as a result of the partial acceleration of vesting of unvested performance-based restricted stock units based on a prorated performance period as of the closing of the Merger; $323,750 payable upon the closing of the Merger as a result of the acceleration of all unvested time-based restricted stock units; and, assuming that a “double trigger” occurs, $188,399 payable as a result of the acceleration of 50% of the Remaining Restricted Stock Units and $215,748 representing the acceleration of 50% of unvested options upon termination of employment.

• Moyer — $197,441 payable upon the closing of the Merger as a result of the partial acceleration of vesting of unvested performance-based restricted stock units based on a prorated performance period as of the closing of the Merger; $185,000 payable upon the closing of the Merger as a result of the acceleration of all unvested time-based restricted stock units; and, assuming that a “double trigger” occurs, $141,687 payable as a result of the acceleration of 50% of the Remaining Restricted Stock Units and $183,890 representing the acceleration of 50% of unvested options upon termination of employment.

All amounts are based on a stock price of $9.25 per share, the value of the consideration to be received by our shareholders in the Merger, and assume for purposes of illustration that the closing of the Merger and any assumed terminations occur on July 1, 2011. With respect to the vesting of performance-based restricted stock units based on prorated performance as of the closing of the Merger, we have assumed that performance-based restricted stock units granted in 2009 will vest at 150% of target and that performance-based restricted stock units granted in 2010 will vest at 134% of target, based on the relative performance of the Company’s stock price against the performance of the Russell Microcap Index (IWC) for the applicable performance measurement period. After giving effect to the performance adjustments to the restricted stock units, the performance-adjusted base number of shares for each award was then multiplied by 22/37 in the case of performance-based restricted stock units granted in 2009 and by 10/37 in the case of performance-based restricted stock units granted in 2010 to give partial time-based vesting credit for the time each such award was held from its respective grant date, consistent with the terms of each person’s severance and change of control agreement. These assumptions regarding performance-based restricted stock units are further based upon a comparison of the Company’s average stock price measured from April 26, 2011, the announcement date of the proposed Merger, relative to the average price of the Russell Microcap Index (IWC) for the 90 days preceding May 20, 2011 pursuant to the terms of the restricted stock unit awards to calculate the vested and unvested portions. We used the average price of our stock measured from the announcement date for the projections above, because we expect that this measure will give a more accurate presentation of our expected stock price performance in the 90 days leading up to the closing of the Merger than a historical 90 day look-back that includes pre-announcement stock price performance.

(c)	Includes the value of continuation coverage under the Company’s health benefit plans as computed for financial reporting purposes under generally accepted accounting principles. This amount would be payable only if a “double trigger” occurs.

(d)	For purposes of this disclosure, we have assumed that none of the compensation payable to our executive officers that is based on or otherwise relates to the Merger would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”). If any portion of the compensation payable to an executive officer would otherwise be subject to the Excise Tax, the total compensation actually paid to such executive officer would be reduced to an amount that results in the executive officer’s receipt of the largest dollar amount on an after-tax basis after factoring in all applicable taxes including any Excise Tax, unless not reducing the total compensation would result in the receipt of a larger dollar amount. If reduction is necessary, reduction would occur by first reducing any cash payments and then by canceling the acceleration of vesting of options and restricted stock units. In the event that acceleration of vesting is to be cancelled, it would be cancelled in the reverse order of the date of grant of the award. To the extent any benefits are to be provided over time, the benefits would be reduced in reverse chronological order.

Employee Benefits

The Merger Agreement requires Parent or the surviving company to continue to provide certain compensation and benefits for a period of one year from the consummation of the Merger, as well as take certain actions in respect of employee benefits provided to the Company’s employees, including its executive officers. For a more detailed description of these requirements, please see “The Merger Agreement — Employee Benefit Matters” beginning on page [ • ].

Special Committee Fees

In consideration of the expected time and effort required of the members of the Special Committee in evaluating the proposed Merger, including negotiating the terms and conditions of the Merger Agreement, our Board of Directors determined that the chairman of the Special Committee will be paid $2,000 and each other member of the Special Committee will be paid $1,000 for each meeting of the Special Committee attended, in person or telephonically, for such member’s service on the Special Committee for the period from October 22, 2010 through the earlier to occur of (i) the completion of the Special Committee’s work and (ii) the disbandment of the Special Committee. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending Special Committee meetings) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Indemnification of Executive Officers and Directors

As described in “The Merger Agreement — Indemnification and Insurance” beginning on page [ • ], the Merger Agreement contains provisions relating to the indemnification of and insurance for our directors and officers. Under the Merger Agreement, Parent has agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger (as in effect as of the date of the Merger Agreement) in favor of the current or former directors or officers of the Company or any of our subsidiaries, as provided under the Company’s or such subsidiaries’ memorandum and articles of association (or similar organizational document) or in any agreement of the Company with such persons, shall remain in such organizational documents for a period of six years after the closing of the Merger, under terms no less favorable to the Company’s directors and officers than those contained in the amended and restated memorandum and articles of association (or similar organizational document) immediately prior to the effective time of the Merger. From and after the effective time of the Merger, Parent will cause the surviving company to assume and to pay, perform and discharge, in accordance with their respective terms, the Company’s obligations with respect to such rights to exculpation, indemnification and advancement of expenses.

Directors’ and Officers’ Insurance

The Merger Agreement provides that for six years from the effective time of the Merger, Parent must maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time of the Merger of those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope, and in amount, not less favorable than those of the policy in effect on April 26, 2011. In the alternative, Parent may substitute such policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the Merger, including a “tail” policy. See “The Merger Agreement — Indemnification and Insurance.”

Estimated Fees and Expenses

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, Securities and Exchange Commission filing fees, regulatory filings and other related charges, totaling approximately $[ • ]. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid

SEC filing fees	$75,005
Printing, proxy solicitation and mailing expenses	[ • ]
Financial, legal, accounting and tax advisory fees	[ • ]
Regulatory filing fees	[ • ]
Miscellaneous expenses	[ • ]

These expenses will not reduce the Merger Consideration to be received by our shareholders.

In addition, if the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement — Termination Fee,” we have agreed under certain circumstances, to pay to Parent’s designees a termination fee of either $12.9 million or $19.4 million and/or to reimburse up to $5 million of the out-of-pocket fees and expenses incurred by Parent, or on behalf of Parent and its affiliates, in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (such amount to be credited against any termination fees paid by the Company).

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Provisions for Unaffiliated Shareholders of the Company

No provision has been made to grant the unaffiliated shareholders of the Company access to the files of the Company, Parent, Merger Sub, the SLP Filing Persons, the SLS Filing Persons, Mr. MacKenzie or Mr. Shah, or to obtain counsel or appraisal services at the expense of any of the foregoing.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Common Stock whose shares will be converted to cash in the Merger. It does not address consequences to the Rollover Investors or other holders who will own (actually or constructively after the application of ownership attribution rules) any ordinary shares of Parent after the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to U.S. Holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, cooperatives, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired our

Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who directly or indirectly own equity interests in Parent, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. Accordingly, this discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is not a U.S. Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

If a partnership or other pass-through entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder’s tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the Merger will be taxable to U.S. Holders of our Common Stock for U.S. federal income tax purposes. A U.S. Holder of our Common Stock receiving cash pursuant to the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Holder has held our Common Stock for more than one year prior to the effective time of the Merger. If the U.S. Holder has held our Common Stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

Generally, U.S. Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is an exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that the tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each U.S. Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the U.S. Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder of Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division, and applicable waiting period requirements have been observed. On May 10, 2011, Merger Sub filed a Pre-Merger Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period.

On May 18, 2011, the FTC granted early termination of the waiting period under the HSR Act in connection with the Merger. Notwithstanding the early termination of the waiting period, at any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief.

While there can be no assurance that the Merger will not be challenged by any governmental authority or private party in the United States or in any applicable foreign jurisdiction, the Company, based on a review of information provided by Parent relating to the businesses in which it and its affiliates are engaged, believes the Merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

Moreover, under the Merger Agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to obtain clearance under the antitrust and competition laws of Brazil and Germany. It is a condition of the Merger that the Merger has been approved by the German Bundeskartellamt or that the applicable waiting periods under the German Gesetz gegen Wettbewerbsbeschränkungen (Act Against Restraints of Competition) have expired. On May 13, 2011, an affiliate of the Sponsors and the Company made the applicable filings with the Bundeskartellamt pursuant to Gesetz gegen Wettbewerbsbeschränkungen and on May 17, 2011 an affiliate of the Sponsors and the Company made the applicable filings with the Conselho Administrativo de Defese Economica pursuant to Law #8.884 of June 11 1994.

Litigation Related to the Merger

On April 29, 2011, shareholder Robert J. Walpole filed a putative class action lawsuit on behalf of our shareholders in the Superior Court of California, Alameda County (the “Walpole Action”) against the Company, the members of our Board of Directors, Silver Lake Partners and Silver Lake Sumeru. The Walpole Action generally asserts that the Company and members of our Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further asserts that Silver Lake Partners and Silver Lake Sumeru aided and abetted those alleged breaches of duty. The Walpole Action seeks declaratory and injunctive relief, including an order prohibiting consummation of the Merger Agreement or rescinding the Merger if consummated. The Walpole Action further seeks fees, expenses and costs, including attorneys’ fees. The case is Walpole v. Smart Modular Technologies, Inc. et al., No. RG11573587 (Alameda Super. Ct.).

On May 4, 2011, shareholder Joseph J. Peters filed a putative class action lawsuit on behalf of our shareholders in the Superior Court of California, Alameda County (the “Peters Action”) against the Company, the members of our Board of Directors, the U.S. Sponsors, Silver Lake Management, L.L.C., Parent and

Merger Sub. The Peters Action generally asserts that the members of our Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further asserts that the Company, the U.S. Sponsors, Silver Lake Management, L.L.C., Parent and Merger Sub aided and abetted those alleged breaches of duty. The Peters Action seeks declaratory and injunctive relief, compensatory damages, and costs, disbursements and fees, including attorneys’ fees. The case is Peters v. Ajay Shah et al., No. RG11574156 (Alameda Super. Ct.).

On May 10, 2011, shareholder Dr. Gary L. Marder filed a putative class action lawsuit on behalf of our shareholders in the Superior Court of California, Alameda County (the “Marder Action”) against the Company, the members of our Board of Directors, Silver Lake Partners, Silver Lake Sumeru, Parent and Merger Sub. The Marder Action generally asserts that the members of our Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further asserts that the Company, Silver Lake Partners, Silver Lake Sumeru, Parent and Merger Sub aided and abetted those alleged breaches of duty. The Marder Action seeks declaratory and injunctive relief, and costs, disbursements and fees, including attorneys’ and experts’ fees. The case is Marder v. Smart Modular Technologies, Inc. et al., No. RG11575180 (Alameda Super. Ct.).

On May 10, 2011, shareholder Joseph Wilkes filed a putative class action lawsuit on behalf of our shareholders in the Superior Court of California, Alameda County (the “Wilkes Action”) against the Company, the members of our Board of Directors, the U.S. Sponsors, Silver Lake Management, L.L.C., Parent and Merger Sub. The Wilkes Action generally asserts that the members of our Board of Directors breached their fiduciary duties by causing the Company to enter into the Merger Agreement and further asserts that the Company, the U.S. Sponsors, Parent and Merger Sub aided and abetted those alleged breaches of duty. The Wilkes Action seeks declaratory and injunctive relief, compensatory damages, and costs, disbursements and fees, including attorneys’ fees. The case is Wilkes v. Ajay Shah et al., No. RG11575013 (Alameda Super. Ct.).

On May 13, 2011, Plaintiffs in the Peters Action and Wilkes Action filed a motion seeking consolidation of the four related actions, and appointment of the law firms of Brodsky & Smith, LLC and Brower Piven as Co-Lead Interim Class Counsel. Plaintiffs seek a hearing on this motion on June 10, 2011

On May 17, 2011, Plaintiffs in the Walpole Action and Marder Action filed a motion seeking consolidation of the four related actions, and appointment of the law firms of Abraham, Fruchter & Twersky LLP and Murray, Frank and Sailer LLP as Lead Counsel. Plaintiffs seek a hearing on this motion on June 10, 2011.

On May 17, 2011, Plaintiffs in the Walpole Action filed a motion seeking expedited discovery and attaching Plaintiffs’ First Requests For Production of Documents Directed To Defendants. The expedited discovery sought by Plaintiffs includes document requests and depositions. Plaintiffs seek a hearing on this motion on June 10, 2011.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by our Board of Directors for use at the extraordinary general meeting.

Date, Time and Place

We will hold the extraordinary general meeting at [ • ], local time, on [ • ], 2011, at [ • ]. Seating will be limited to shareholders. Admission to the extraordinary general meeting will be on a first-come, first-served basis. If you plan to attend the extraordinary general meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Shareholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Extraordinary General Meeting

The extraordinary general meeting is being held for the following purposes:

•	To approve as a special resolution the authorization, approval and adoption of the Merger Agreement, whereby Merger Sub will be merged with and into the Company pursuant to the Plan of Merger and the separate corporate existence of Merger Sub will thereupon cease, with the Company surviving the Merger as a wholly owned subsidiary of Parent, and such actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger;

•	To hold an advisory (nonbinding) vote on the compensation of our executive officers that is based on or otherwise relates to the Merger, as described in the proxy statement; and

•	To approve the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal.

A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Recommendation of our Board of Directors and Special Committee

The Special Committee, consisting entirely of independent and disinterested directors, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal.

Our Board of Directors, after careful consideration, and acting upon the unanimous recommendation of our Special Committee, unanimously (with two directors abstaining) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting. In connection with the consideration of the Merger Agreement by our Board of Directors, Mr. Shah, who is affiliated with Silver Lake Sumeru Fund, L.P and Mr. Patel, who is an investor in Silver Lake Sumeru Fund, L.P., abstained from voting.

Our Board of Directors recommends that you vote

•	“FOR” the Merger Proposal;

•	“FOR” the advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger; and

•	“FOR” the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of Common Stock at the close of business on [ • ], 2011, the record date, are entitled to notice of and to vote at the extraordinary general meeting. On the record date, [ • ] shares of Common Stock were issued and outstanding and held by [ • ] holders of record. Holders of record of Common Stock on the record date are entitled to one vote per shares of Common Stock at the extraordinary general meeting on each proposal. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholders, for any purpose relating to the meeting, during ordinary business hours at our offices located at 39870 Eureka Drive, Newark, California 94560.

Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the approval of the Merger Proposal.

A quorum will be present at the extraordinary general meeting if the holders of one third of the Common Stock outstanding and entitled to vote on the record date are present, in person or by proxy. In the event that a quorum is not present, or if there are not sufficient votes to approve the Merger Proposal at the time of the extraordinary general meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Approval of the Merger Proposal

The approval of the Merger Proposal by our shareholders requires the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Approval of the Adjournment of the Extraordinary General Meeting

The approval of the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal, requires the affirmative vote of the holders of at least a majority of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Stock Ownership and Interests of Certain Persons

As of [ • ], 2011, the record date for the extraordinary general meeting, our directors and current executive officers owned, in the aggregate, [ • ] shares of Common Stock, or collectively, approximately [ • ]% of the outstanding shares of Common Stock entitled to vote at the extraordinary general meeting. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Common Stock in favor of the approval of the Merger Proposal.

Certain members of our management and the Board of Directors have interests that may be different from, or in addition to, those of our shareholders generally. For more information, please read “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [ • ].

Voting Procedures

Ensure that your shares of Common Stock can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:  check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Common Stock are voted at the extraordinary general meeting.

If your shares of Common Stock are registered in your name:  submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Common Stock can be voted at the extraordinary general meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the Merger Proposal, the advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger and the proposal to adjourn the extraordinary general meeting, if necessary and appropriate, to solicit additional proxies.

For additional questions about the Merger, assistance in submitting proxies or voting shares of Common Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Toll-Free: 800-322-2885
Collect: 212-929-5500
Email: proxy@mackenziepartners.com

Voting by Proxy or in Person at the Extraordinary General Meeting

Holders of record can ensure that their shares of Common Stock are voted at the extraordinary general meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the extraordinary general meeting and to vote in person. If you plan to attend the extraordinary general meeting and wish to vote in person, you will be given a ballot at the extraordinary general meeting. Please note, however, that if your shares of Common Stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the extraordinary general meeting, you must bring to the extraordinary general meeting a proxy from the record holder of those shares of Common Stock authorizing you to vote at the extraordinary general meeting.

If you vote your shares of Common Stock by submitting a proxy, your shares will be voted at the extraordinary general meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Common Stock will be voted “FOR” the Merger Proposal, the advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger and approval to postpone or adjourn the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the extraordinary general meeting in person.

Electronic Voting

Our holders of record and many shareholders who hold their shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for submitting proxy cards by telephone and Internet depending on whether your Common Stock is registered in our share register in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Common Stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than the (a) approval of the Merger Proposal, (b) advisory vote on the compensation of our executive officers that is based on or otherwise relates to the Merger and (c) approval of the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger

Proposal, will be brought before the extraordinary general meeting. If, however, other matters are properly presented at the extraordinary general meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the extraordinary general meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the extraordinary general meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the extraordinary general meeting without voting will not itself revoke a proxy. If your shares of Common Stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Shareholders who Object to the Merger

Shareholders are entitled to appraisal and dissention rights under Cayman Islands law in connection with the Merger. See “Appraisal Rights” beginning on page [ • ] and Annex C for a copy of Section 238 of the Companies Law.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the Board of Directors and will be paid for by the Company. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. a fee of $30,000 and reimburse its out of pocket expenses for its assistance. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the extraordinary general meeting, please contact MacKenzie Partners toll-free at 800-322-2885, collect at 212-929-5500, by email at proxy@mackenziepartners.com or at 105 Madison Avenue, New York, New York 10016.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement and Plan of Merger, which are attached as Annex A to this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We urge you to read the Merger Agreement and Plan of Merger carefully and in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide our shareholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the laws of the Cayman Islands, Merger Sub will merge with and into the Company pursuant to the Plan of Merger, and the separate corporate existence of Merger Sub will thereupon cease with the Company surviving the Merger as a wholly owned subsidiary of Parent. On or prior to the closing date of the Merger, the Company will duly execute and file the plan of merger and other documents required to effect the Merger pursuant to the Companies Law with the Registrar of Companies of the Cayman Islands as provided in Part XVI, Section 233 of the Companies Law.

Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving company, and the officers of the Company will continue as the officers of the surviving company. All directors and officers of the surviving company will hold their positions until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. Upon consummation of the Merger, the memorandum and articles of association of the surviving company will be amended as a result of the Merger to be the same as set forth in Exhibit B to the Merger Agreement. Following the completion of the Merger, our Common Stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and cease to be publicly traded.

When the Merger Becomes Effective; Marketing Period

The Merger will be effective at the time the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands (or at such later time as is agreed upon by the parties to the Merger Agreement and specified in the Plan of Merger). We expect to complete the Merger as promptly as practicable after our shareholders approve the Merger Proposal (assuming the prior satisfaction of the other closing conditions to the Merger). Unless otherwise agreed by the parties to the Merger Agreement, the closing of the Merger will occur no later than the later of two business days after the satisfaction or waiver of the conditions to the closing of the Merger described under “The Merger Agreement — Conditions to the Merger” beginning on page [ • ] (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). However, if the marketing period, as described below, has not ended at such time, the closing of the Merger will take place on the date following the satisfaction or waiver of such conditions that is the earliest to occur of a date during the marketing period to be specified by Parent on no fewer than two business days’ notice to the Company and the final day of the marketing period, or at such other date as agreed to in writing by Parent and the Company. The Merger will become effective when the all documents necessary to effectuate the Merger have been filed with the Registrar of Companies.

The marketing period is the first period of 20 consecutive business days commencing after the date of the Merger Agreement and throughout which (A) Parent shall have received certain financial statements, pro forma financial statements, and other financial data, audit reports and financial information relating to the Company and its subsidiaries of the type that would customarily be included in a bank information memorandum and such other documents reasonably requested by the debt financing sources in order to consummate the debt financing (which information we refer to as the “required information”), (B) the mutual closing conditions to the obligations of each of the parties (described under “The Merger Agreement — Conditions to the Merger” beginning on page [ • ]) have been satisfied (other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions at the closing) and (C) nothing has occurred and no condition exists that would cause any of the closing conditions to the obligations of Parent and Merger Sub (described under “The Merger Agreement — Conditions to the Merger” beginning on page [ • ]) not to be satisfied if the closing of the Merger were to occur at any time during such 20 consecutive business day period.

If the marketing period is not completed on or prior to August 18, 2011, then the marketing period will not commence earlier than September 6, 2011. In addition, the marketing period will not commence, and will not be deemed to have commenced, if, prior to the completion of the marketing period (i) KPMG LLP has withdrawn its audit opinion with respect to any year-end financial statements set forth in our filings with the SEC, (ii) the Company has publicly announced any intention to restate any material financial information included in the required information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the SEC Filings have been amended or the Company has determined that no restatement shall be required, or (iii) we are late in filing certain reports with the SEC.

Consideration to be Received Pursuant to the Merger

Conversion of Our Common Stock

The Merger Agreement provides that each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger, except those shares owned by the Company as treasury stock, the Company’s subsidiaries or by Parent or Merger Sub, or shares held by shareholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal and dissention rights under the Companies Law (“Appraisal Shares”), will convert automatically into the right to receive $9.25 in cash without interest, less applicable withholding taxes (the “Merger Consideration”). After the effective time of the Merger, each holder of shares of our Common Stock (other than Appraisal Shares) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. All Common Stock that has been converted into the right to receive the Merger Consideration, and all Appraisal Shares and all Common Stock owned by the Company as treasury stock, by the Company’s subsidiaries or by Parent or Merger Sub, will be automatically cancelled and cease to exist.

Treatment of Stock Options and Other Equity-Based Awards

The Merger Agreement provides that our Board of Directors (or a committee of our Board of Directors) will as soon as practicable following the date on which the Merger Agreement was executed approve such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that our stock options and restricted stock units will be treated as follows at the effective time of the Merger:

•	each Company stock option that is unvested immediately prior to the effective time of the Merger (except for unvested stock options held by nonemployee directors) will be converted into an option to purchase the number of whole ordinary shares of Parent that is equal to the product of (a) the number of shares of Common Stock subject to such unvested stock option immediately prior to the effective time of the Merger and (b) a fraction the numerator of which shall be the Merger Consideration and the denominator of which shall be the fair market value of an ordinary share of Parent at the effective time of the Merger as determined by the Board of Directors of Parent in a manner which complies with Section 409A of the Internal Revenue Code of 1986;

•	each then-outstanding Company stock option granted under the Company’s equity incentive plan that is vested and exercisable as of immediately prior to the effective time of the Merger (and unvested Company stock options held by nonemployee directors), shall be cancelled in exchange for a cash payment equal to the product of (a) the excess (if any) of the Merger Consideration over the per share exercise price of such Company stock option and (b) the number of shares of Common Stock subject to such Company stock option;

•	each time-vesting restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be cancelled in exchange for a payment in cash equal to the product of the number of shares of Common Stock underlying such restricted stock unit multiplied by the Merger Consideration; and

•	each performance-vesting restricted stock unit that is outstanding immediately prior to the effective time of the Merger shall be determined in accordance with (a) the methodology set forth in each of the Severance and Change of Control Agreements, in the case of persons who have entered into such Severance and Change of Control Agreements or (b) the terms of the Company’s equity incentive plan and applicable award agreement(s), in the case of performance-vesting restricted stock units granted to all other persons. For persons who have entered into such Severance and Change of Control Agreements, the Compensation Committee of our Board of Directors will measure the level of performance achieved by the Company through the closing date with respect to the performance-vesting restricted stock units held by such persons and a pro rata portion of such units earned at that level of achievement will immediately vest (based on the passage of time from the beginning of the applicable performance period) and the remaining performance-vesting restricted stock units earned will vest based on continued service in equal quarterly installments over the remainder of the applicable performance period. Any performance-vesting restricted stock units that are not earned due to performance being less than 100% of target will be forfeited.

Procedure for Receiving Merger Consideration

Parent will designate a paying agent reasonably acceptable to the Company to receive the aggregate Merger Consideration for the benefit of the holders of shares of our Common Stock. At or prior to the effective time of the Merger, Parent will deposit with the paying agent an amount in cash equal to the aggregate Merger Consideration.

At the effective time of the Merger, the outstanding shares of Common Stock shall cease to exist and no longer be outstanding. We will update our register of members to reflect the cancellation of the outstanding Common Stock.

Promptly after the effective time of the Merger, the surviving company will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions advising you how to exchange your shares for the $9.25 per share Merger Consideration. The paying agent will pay you your Merger Consideration after you have (a) surrendered your share certificates (if any) to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The paying agent will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR SHARE CERTIFICATES (IF ANY) TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR SHARE CERTIFICATES (IF ANY) WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the Merger, such cash will be returned to the surviving company upon demand. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of our Common Stock will be entitled to look only to Parent and the surviving company as general creditors with respect to any Merger Consideration that may be payable upon surrender of any certificates or book-entry shares.

If the paying agent is to pay some or all of your $9.25 per share Merger Consideration to a person other than you, as the registered owner of the shares, then the person requesting payment must have paid any transfer or other taxes payable by reason of payment of the Merger Consideration to a person other than the registered holder or establish to the surviving company’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

If you are the registered holder of shares and any certificate has been lost, stolen or destroyed, you will be required to provide an affidavit to that fact in form and substance reasonably acceptable to the surviving company and the paying agent, and, if required by the paying agent or reasonably requested by the surviving company, post a bond as an indemnity against any claim that may be made against such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Unclaimed Amounts

Any portion of the Payment Fund that remains undistributed to our shareholders after the first anniversary of the effective time of the Merger will be delivered by the paying agent to the surviving company upon demand, and any of our shareholders who have not received the Merger Consideration may surrender their Certificates, if any, and shares of Common Stock to the surviving company for payment of the Merger Consideration, without interest or dividends, due in respect of their shares of Common Stock. None of Merger Sub, the Company, the surviving company or the paying agent will be liable to any shareholders of the Company or other person in respect of any cash property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration remaining unclaimed in the Payment Fund by our shareholders immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity, will, to the fullest extent permitted by law, become the property of Parent free and clear of all claims or interests.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures the Company delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	governmental authorizations necessary to complete the Merger;

•	due authorization, execution, delivery and validity of the Merger Agreement;

•	absence of any conflict with organizational documents; and

•	brokers’, finders’ and other similar fees in connection with the Merger.

The Merger Agreement contains a number of representations and warranties made by the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosures the Company delivered in connection therewith (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:

•	our due organization, existence and good standing;

•	our corporate power and authority to execute and deliver, to perform our obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against us;

•	our capital structure;

•	absence of any violation of agreements, laws or regulations as a result of the consummation of the Merger;

•	the receipt by the Special Committee of a fairness opinion from its financial advisor;

•	our filings with the SEC and the accuracy of information in those filings, including our financial statements;

•	our internal controls and procedures;

•	tax matters;

•	our compliance with applicable laws and orders, and possession of permits;

•	litigation and other proceedings;

•	orders of any governmental entity;

•	matters relating to our personal property and real property;

•	intellectual property matters;

•	the conduct of our business in the ordinary course, and the absence of a material adverse effect with respect to us, since August 27, 2010;

•	our material contracts, the enforceability thereof and the performance of obligations thereunder;

•	employee benefit and labor matters;

•	environmental matters;

•	insurance matters;

•	the accuracy of the statements and information supplied in this proxy statement;

•	the inapplicability of state anti-takeover statutes to the Merger Agreement and the Merger;

The Merger Agreement contains a number of representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties also relate to, among other things:

•	their due organization, existence and good standing;

•	their corporate power and authority to execute and deliver, to perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the availability of financing to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	litigation and other proceedings;

•	the operations of Merger Sub;

•	the accuracy of the statements and information supplied by them in the proxy statement;

•	the absence of any required vote or approval, except the vote or consent of Parent;

•	brokers’, finders’ and other similar fees in connection with the Merger;

•	the solvency of the surviving company following the Merger;

•	acknowledgment as to the absence of any other representations and warranties, including with respect to any projections, estimates, forecasts or budgets for the Company or our subsidiaries;

•	the absence of certain agreements between Parent or Merger Sub and any member of the Company’s management, except as otherwise scheduled; and

•	their investigation of the Company and our subsidiaries.

Many of our representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and our subsidiaries taken as a whole or (B) prevents or materially delays the Company from performing its obligations under the Merger Agreement in any material respect; provided, however, that, no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect:

•	general political, economic, financial, capital market, credit market, financial market or industry-wide conditions;

•	changes in law or changes in generally accepted accounting principles or accounting standards;

•	any natural disasters, pandemics or acts of war (whether or not declared), sabotage or terrorism, or an escalation or worsening thereof;

•	the entry into, announcement or performance of the Merger Agreement and the transactions contemplated by the Merger Agreement (including compliance with certain covenants set forth in the Merger Agreement and the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any shareholder litigation arising from allegations of breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, except that this clause (iv) shall not apply with respect to the representations and warranties of the Company with respect to noncontravention contained in Section 3.4 of the Merger Agreement);

•	any changes in the price or trading volume of the Common Stock (provided, however, that any change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded);

•	any failure by the Company to meet projections or forecasts (provided, however, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded);

•	any change or prospective change in the Company’s credit rating (provided, however, that any underlying change, effect, event or occurrence that caused or contributed to such change or prospective change in the Company’s credit rating shall not be excluded);

provided, further, however, that the change, effect, event or occurrence referred to in clauses (i), (ii) and (iii) above shall be excluded pursuant to such clause only to the extent such change, effect, event or occurrence does not adversely affect the Company and our subsidiaries, taken as a whole, disproportionately to other companies operating in the industries in which the Company and our subsidiaries compete (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement pursuant to its terms.

Conduct of Business Pending the Merger

Under the Merger Agreement, we have, subject to certain exceptions in the Merger Agreement, agreed to certain restrictions on the operation of the business of the Company and our subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement pursuant to its terms, unless Parent gives its prior written approval. In general, we have agreed to conduct our business in the ordinary course and to use commercially reasonable efforts to preserve our present relationships with our material customers and suppliers and other significant business relationships, and employees. In addition, we have agreed that, among other things and subject to certain exceptions, we may not and must cause our subsidiaries not to, without Parent’s prior written consent:

•	amend the Company’s or our subsidiaries’ organizational documents;

•	declare, authorize, set aside or pay any dividends on or make any distribution with respect to any of our outstanding shares or other equity interests, except for cash dividends made by any direct or indirect wholly-owned subsidiary of the Company;

•	split, combine or reclassify any of our capital stock or issue or grant any capital stock or other securities or any option, warrant or other rights to acquire or receive any such capital stock or other securities, except for issuances upon exercise of outstanding Company stock options or Company restricted stock awards;

•	purchase, redeem or otherwise acquire any of our or our subsidiaries capital stock or other securities or rights warrants or options to acquire any such capital stock or other securities;

•	incur, assume, guarantee or become obligated with respect to any indebtedness (excluding letters of credit issued in the ordinary course of business) other than among the Company and our wholly-owned subsidiaries and borrowings in the ordinary course of business under our Loan and Security Agreement;

•	make any material changes in any method of tax or financial accounting or, subject to certain exceptions, make or change any material tax election;

•	file any material amended tax return, settle or compromise any material tax liability (other than indemnified liabilities), or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes;

•	enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	seek any tax related ruling or guidance from any tax authority;

•	enter into an agreement with any relevant governmental entity to amend, modify, waive or affect in any adverse manner the tax incentives and benefits granted to the Company and its subsidiaries;

•	increase the compensation any director, employee or individual consultant of the Company or any of its subsidiaries, other than increases in the salaries of non-officer employees in the ordinary course of business consistent with past practices or as required by the terms of any current benefit plan or agreement;

•	increase the coverage or benefits available under any (or create any new) benefit plan or arrangement other than a de minimis increase in the cost to the Company;

•	enter into or amend any employment or similar agreement or arrangement with any party, except for offer letters entered into in the ordinary course of business with any new non-officer employees;

•	enter into any collective bargaining agreement with any labor organization or union, except as may be required by the laws of Brazil;

•	acquire or purchase any entity or assets with a value in excess $3,000,000 in the aggregate;

•	make any investment in another entity (other than one of our wholly owned subsidiaries) with a value in excess of $500,000 in the aggregate;

•	sell, lease, license or otherwise dispose of or subject to any lien (other than permitted liens) any of our or our subsidiaries’ assets with a value in excess of $1,000,000 in the aggregate;

•	make any loans or advances in excess of $100,000 individually, or $200,000 in the aggregate (other than to the Company or any wholly owned Subsidiary and advances to employees in the ordinary course of business);

•	cancel, modify, terminate or grant a waiver under any material contract or enter into a new material contract;

•	settle or compromise any litigation, audit, claim or action for more than $500,000 individually, or $1,000,000 in the aggregate;

•	merge or consolidate the Company or any of our subsidiaries with any person;

•	make any capital expenditures in excess of $3,000,000 except pursuant to the Company’s capital expenditure plan;

•	grant certain liens on any of our material assets or properties;

•	enter into a material new line of business;

•	permit any material item of our intellectual property to become abandoned, cancelled, invalidated or dedicated to the public;

•	terminate, cancel, amend or modify any material insurance policies; or

•	agree to take any of the foregoing actions.

Go-Shop Period; Restrictions on Solicitations

Until 11:59 p.m., Eastern time, on June 10, 2011 we are permitted to:

•	initiate, solicit and encourage, whether publicly or otherwise, any inquiry or the making of any proposals or offers that could constitute alternative proposals (defined below); and

•	engage or enter into, continue or otherwise participate in any discussions or negotiations with respect to alternative proposals.

From and after 12:00 a.m., Eastern time, on June 11, 2011, we must cease any initiation, solicitation, encouragement, discussion or negotiations with any persons that may be ongoing with respect to any alternative proposals, except as may relate to Excluded Parties, and must notify Parent within two business days of the identity of each Excluded Party. Until the effective time or, if earlier, the termination of the Merger Agreement, we will not:

•	solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information regarding the Company or any subsidiaries) any inquiries, proposals or offers that constitutes, or could reasonably be expected to result in, an alternative proposal; or

•	participate in any discussions or negotiations in connection with, or which are reasonably likely to lead to, any alternative proposal.

If prior to the time the Company receives the shareholder approval of the Merger Proposal, the Company receives an unsolicited alternative proposal from an excluded party or from any other person making or renewing an alternative proposal after such date, the Company may, if our Board of Directors, upon recommendation by our Special Committee, or our Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) that the alternative proposal is, or is reasonably expected to result in, a superior proposal:

•	furnish information with respect to the Company to the person making such alternative proposal; and

•	engage or participate in discussions or negotiations regarding such alternative proposal if, but only if, (x) our Board of Directors, upon the recommendation of our Special Committee determined in good faith (after consultation with outside counsel) that the failure to take such action would be materially inconsistent with the director’s fiduciary duties under applicable law and (y) we receive from such person an acceptable confidentiality agreement; provided that we shall immediately make available to Parent any information concerning the Company that we provide to any person given such access that was not previously made available to Parent.

Except as permitted by the terms of the Merger Agreement described below, we have agreed that our Board of Directors or any committee thereof will not:

•	(i) change, qualify, withdraw or modify, or publicly propose to change, withdraw, modify or qualify, in a manner adverse to Parent, the recommendation of the Board of Directors that its shareholders approve the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company, an alternative proposal or (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an alternative proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof;

•	terminate, amend or waive the restrictions contained in any standstill agreements or takeover laws (other than any amendments, waivers or exemptions to allow a proposal to be made on a non-public basis in compliance with these restrictions that do not result in terms materially more favorable to a person than the non-disclosure agreement between us and affiliates of the U.S. Sponsors);

•	approve, authorize or permit or allow the Company or any of our subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any alternative proposal (other than a confidentiality agreement permitted by the Merger Agreement) (an “Alternate Proposal Agreement”); or

•	resolve, propose or agree to any of the foregoing.

Prior to (but not after) the time the Company receives the shareholder approval approving the Merger Proposal, if (i) our Board of Directors determined in good faith (after consultation with outside counsel and upon recommendation thereof by our Special Committee) that the failure to take any such action would be materially inconsistent with the director’s fiduciary duties, (ii) (A) our Special Committee determines in good faith (after consultation with outside counsel and its financial advisors) that a bona fide written alternative proposal received in compliance with the Merger Agreement, constitutes a superior proposal, or (B) a material development or change in circumstances occurs or arises after the date of the Merger Agreement not relating to any alternative proposal and that was not known to, or reasonably foreseeable by, the Company or our Board of Directors (or any committee thereof) as of or prior to the date of the Merger Agreement and (iii) the Company has otherwise complied with its obligations described in the preceding paragraph, then the Special Committee or Board of Directors may take any of the actions described in the first two bullets above or, in the case of (ii) (A) above, the Special Committee or Board of Directors may allow the Company or any subsidiary to enter into an Alternate Proposal Agreement, if the Company terminates the Merger Agreement concurrent with entering into such Alternate Proposal Agreement and pays a termination fee (as described in the section of this proxy statement titled “The Merger Agreement — Termination Fees.” However, prior to taking any such action, the Company must comply with the following procedures:

•	the Company must provide at least four days’ prior written notice to Parent and Merger Sub of its intention to take such action, which notice shall specify, as applicable, the details of such intervening event or the material terms of the alternative proposal received by the Company that constitutes a superior proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the alternative proposal and other material documents;

•	during such period, the Company must negotiate with Party and Merger Sub in good faith (to the extent Party and Merger Sub desire to negotiate) to make such adjustment in the terms and conditions of the Merger Agreement and the financing commitments as would permit the Company, our Special Committee or our Board of Directors not to take such actions;

•	following the end of such notice period, our Special Committee and our Board of Directors shall have considered in good faith any changes to the Merger Agreement and the financing commitments or other arrangements that may be offered in writing by Parent and must have determined in good faith that, after consultation with outside counsel, that it would continue to be materially inconsistent with the directors’ fiduciary duties not to effect the company adverse recommendation change and, if applicable that the alternative proposal received by the Company would continue to constitute a superior proposal; and

•	in the event of any material revisions to the superior proposal (including any favorable change in the purchase price, form of consideration, transaction timing or transaction financing for such Superior Proposal), the Company is required to deliver a new written notice to the Parent and comply with these provisions during a new two day notice period.

Nothing contained in the Merger Agreement prohibits the Company, our Board of Directors or our Special Committee from taking and disclosing to the shareholders a position contemplated by Rule 14d-9 or 14e-2 under the Exchange Act or otherwise complying with the provisions of Rule 14d-9 or Item 1012(a) of Regulation M-A or making such other disclosure as required by applicable law, provided in each such case in the good faith judgment of our Board of Directors or our Special Committee, failure to make such disclosure would be materially inconsistent with its obligations under applicable law; however, neither our Board of Directors nor any committee thereof can recommend that the Company’s shareholders tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any alternative proposal or effect a Company adverse recommendation change) unless, in each case, the requirements summarized in the section of this proxy statement titled “The Merger Agreement — Restrictions on Solicitation” are satisfied.

The Merger Agreement defines “alternative proposal” and “superior proposal” as follows:

•	“alternative proposal” means a proposal or offer for (A) any Merger, consolidation, share exchange, business combination, recapitalization, joint venture, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the consolidated revenues, income or assets of the Company and our subsidiaries, in each case, taken as a whole); (B) the direct or indirect acquisition of a 20% or greater interest of the outstanding Common Stock or aggregate voting power of the Company or any class of equity securities of the Company; or (C) the direct or indirect acquisition of 20% or more of the consolidated assets or assets representing 20% of more of the consolidated revenues or net income (including, in each case, securities of the Company’s subsidiaries) of the Company and our subsidiaries.

•	“superior proposal” means a bona fide written alternative proposal that is on terms that our Board of Directors (which may be determined acting through our Special Committee) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside counsel, is reasonably likely to be consummated in accordance with its terms and would be more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all the terms and conditions of such alternative proposal (including the likelihood and timing of consummation thereof) and the Merger Agreement; provided that for purposes of the definition of “superior proposal”, the references to “20%” in the definition of alternative proposal shall be deemed to be references to “50%”.

Shareholders Meeting

Unless the Merger Agreement is terminated, the Company is required to, as soon as reasonably practical after this proxy statement is cleared by the SEC for mailing to our shareholders, duly call, give notice of, convene and hold a meeting of our shareholders.

Filings; Other Actions; Notifications

The Company, Parent and Merger Sub have agreed to use their reasonable best efforts to effectuate the Merger. The Company, Parent and Merger Sub have agreed to use their reasonable best efforts to request and obtain all consents, waivers and approvals required to consummate the transactions contemplated by the Merger Agreement. In addition, subject to the terms and conditions set forth in the Merger Agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to obtain clearance under the antitrust and competition laws of the United States, Brazil and Germany.

We, Parent and Merger Sub have agreed, subject to certain exceptions, to:

•	keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any governmental entity and comply promptly with any such inquiry or request;

•	furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act the antitrust and competition laws of Brazil and Germany, and to permit the other party’s counsel to review and comment on such filings; and

•	not independently contact any governmental entity or participate in any meeting or discussion (or any other communication by any means) with any governmental entity in respect of any such filings, applications, investigation or other inquiries without giving the other party prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of the governmental entity, the opportunity to review and comment on the contents of any representations expected to be communicated at the meeting or discussion, and the opportunity to attend and participate at the meeting or discussion.

Employee Benefits Matters

Until the first anniversary of the closing of the Merger, Parent shall provide, or shall cause the surviving company or any of their respective subsidiaries to provide, for those employees of the Company and our subsidiaries who continue as employees during that one year-period, (i) at least the same level of base salary or wages (as applicable) and (ii) employee benefits and aggregate annual cash incentive opportunities that are substantially comparable in the aggregate to those provided as of the date hereof (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses); and (iii) severance and any similar benefits that are substantially similar to those currently provided to such employees pursuant to the Company benefit plans or those of our subsidiaries.

For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Parent, the Company or any of their respective subsidiaries providing benefits to any Company employee after the closing of the Merger, the employees of the Company and our subsidiaries shall receive service credit for service with the Company and our subsidiaries to the same extent such service credit was granted under the Company benefit plans or those provided by an affiliate, except to the extent any such service credit would result in the duplication of benefits.

Cash and Marketable Securities

The Company and our subsidiaries have agreed to cooperate in good faith and use reasonable efforts in as tax and cost-efficient manner as reasonably practicable, to the extent permitted by law and subject to the reasonable operational requirements of the Company and our subsidiaries, to (i) repatriate cash to the United States, the Cayman Islands and/or Brazil and (ii) sell such amount and type of the marketable securities then owned by us and our subsidiaries.

Further Action

The Company, Parent and Merger Sub shall take all reasonable and lawful actions necessary or appropriate to effectuate the Merger. The Company, Parent and Merger Sub have agreed to use their commercially reasonable efforts to request and obtain all consents and approvals required to consummate the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

For six years after the effective time of the Merger, the memorandum and articles of association of the surviving company shall contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the directors or officers of the Company as those contained in the amended and restated memorandum and articles of association in effect as of the date of the Merger Agreement. From and after the effective time of the Merger, Parent and the surviving corporation shall (i) be jointly and severally liable to pay and perform such indemnification, advancement and exculpation obligations and (ii) indemnify and hold harmless (and advance funds in respect of each of the foregoing), each current and former director or officer of the Company or any of our subsidiaries, to the same extent that such persons are entitled to indemnification or advancement pursuant to the amended and restated memorandum and articles of association of the Company as in effect as of the Merger Agreement, for any action or omission before the effective time of the Merger.

Parent will maintain a fully paid six-year directors and officers “tail” insurance policy with respect to the directors and officers of the Company, and to maintain such policy in effect for its full term.

Certain Covenants; Company Cooperation

Parent and Merger Sub have agreed that their obligations to consummate the Merger are not conditioned upon their obtaining any financing. Moreover, the existence of any conditions contained in their financing commitments or any commitment letter for any alternative financing or any related agreement will not constitute a condition to the consummation of the Merger. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in their debt financing commitment, Parent shall promptly notify us and use its reasonable best efforts to arrange to obtain alternative debt financing from alternative debt sources on terms and conditions no less favorable to Parent and Merger Sub (in the reasonable judgment of Parent) and in an amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event.

We have agreed to use our reasonable best efforts to provide to Parent and Merger Sub all cooperation that is reasonably requested by Parent in connection with the financing for the Merger (provided that such requested cooperation does not unreasonably interfere with our ongoing operations), including:

•	participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective financing sources, investors and rating agencies;

•	reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources; and

•	providing certain financial and other pertinent information regarding the Company and our subsidiaries as may be reasonably requested by Parent, including all financial statements and financial and other data of the type customarily included in a bank information memorandum (including pro forma financial information), and other documents reasonably requested by the financing sources.

In addition to the conditions for all parties to the Merger Agreement, the parties’ obligation to complete the Merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing of the Merger:

•	giving Parent and its financing sources reasonable access to (i) the officers and senior management, premises, employees, agents, books, records, and contracts of the Company and its subsidiaries and (ii) subject to the prior consent of the Company, the customers and suppliers of the Company and any of its subsidiaries;

•	two business days before the effective time of the Merger, delivering to Parent a copy of a payoff letter, which will (i) indicate the total amount required to be paid to fully satisfy all obligations under the Loan and Security Agreement, (ii) state that upon receipt of the payoff amount, the Loan and Security Agreement will be terminated along with all liens and guarantees securing the obligations thereunder;

•	preparing notices of redemption and using commercially reasonable efforts to cause the trustee to proceed with the redemption of the Senior Secured Floating Rate Notes due 2012;

•	cooperating in preparing and submitting a request for certain tax rulings; and

•	using commercially reasonable efforts to cause the Common Stock to be de-listed from The NASDAQ Global Select Market and de-registered under the Exchange Act as soon as practicable following the effective time of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligation

The respective obligations of each of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	our shareholders have duly approved the Merger Proposal;

•	the expiration or termination of any applicable waiting periods under the HSR Act and the antitrust and competition laws of Germany and the receipt of all other necessary pre-closing authorizations, consents and approvals of all governmental entities in connection with the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby; and

•	absence of any applicable law making illegal or otherwise prohibiting the consummation of the Merger and any temporary, preliminary or permanent restraining order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any governmental entity of competent jurisdiction preventing the consummation of the Merger.

Conditions to Parent’s and Merger Sub’s Obligation

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•	the representations and warranties of the Company set forth in the Merger Agreement (other than those specified below) must be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier) as of the closing date of the Merger (given as of a specific date), except where the failure to be true and correct does not have, and would not reasonably be expected to have a Material Adverse Effect;

•	the representations and warranties of the Company set forth in the Merger Agreement relating to our capitalization must be true and correct as of the date of the Merger Agreement;

•	the representations and warranties of the Company that we have no outstanding indebtedness other than indebtedness reflected in the consolidated balance sheet (and the notes thereto) of the Company for the quarter ended February 25, 2011 or incurred after such date in the ordinary course of business must be true and correct as of the closing date;

•	the representations and warranties of the Company set forth in the Merger Agreement that we have all requisite company power and authority and have taken all company action necessary in order to execute and deliver the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby (subject to obtaining shareholder approval) must be true and correct as of the closing date;

•	the Company must have performed in all material respects all covenants required to be performed by it;

•	the Company must have delivered to Parent an officer’s a certificate dated as of the date of the closing certifying that the above conditions have been satisfied;

•	there must not have been any change, event, development or effect that has had, or would reasonably be expected to have a Material Adverse Effect;

•	all actions to terminate the Company’s loan and security agreement have been taken; and

•	all actions to release all liens securing the Company’s Senior Secured Floating Rate Notes due 2012 and the Indenture pursuant to which the notes were issued is of no further effect have been taken.

Conditions to the Company’s Obligation

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the Merger of the following additional conditions:

•	the representations and warranties of each of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the effective time of the Merger (unless given as of a specific date), except where the failure of such representations and warranties to be so true and correct does not prevent, materially delay or otherwise materially and adversely affect the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	Parent and Merger Sub must have performed in all material respects all of the covenants required to be performed by them under the Merger Agreement at or prior to the Closing Date; and

•	Parent must have delivered to the Company an officer’s certificate dated as of the date of the closing certifying that the above conditions have been satisfied.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the effective time of the Merger only if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party bound thereby; provided that, after approval of the Merger Proposal by our shareholders, no amendment to the Merger Agreement that requires shareholder approval under applicable law may be made without our shareholders’ further approval.

Termination of the Merger Agreement

The Merger Agreement may be terminated (notwithstanding shareholder approval):

•	by mutual written consent of Merger Sub and the Company at any time prior to the effective time of the Merger;

•	by either Merger Sub or the Company provided that the right to terminate will not be available to a party if such party’s failure to perform in all material respects gives rise to the right to terminate:

•	if any governmental entity has issued an order or has taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order or other action will have become final and non-appealable;

•	if the Merger has not been consummated on or before October 26, 2011 (an “End Date Termination”);

•	if the company shareholders meeting has been held and completed and the approval of the Merger Proposal has not been obtained at such meeting or at any adjournment or postponement thereof (“Shareholder Approval Termination”); or

•	by the Company:

•	at any time prior to the shareholder approval, in order to enter into an alternative proposal agreement that effects a superior proposal and the Company has complied with its obligations under the solicitation provisions of the Merger Agreement, as described under “The Merger Agreement — Restrictions on Solicitations” beginning on page [ • ], and has paid the termination fee to Parent or its designees described below (a “Superior Proposal Agreement Termination”);

•	if Parent or Merger Sub breaches or fails to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the conditions to closing not to be satisfied and such breach or failure to perform is incurable by October 26, 2011 or, if capable of being cured, has not been cured within 30 days after written notice describing such breach or failure to perform, provided that the Company is not then in breach of any representations, warranties, covenants or agreements that would cause the failure of such conditions;

•	if all mutual and Parent and Merger Sub conditions to closing have been satisfied, Parent and Merger Sub fail to complete the Merger within three business days following the date on which the Merger should have occurred pursuant to the Merger Agreement, the Company irrevocably confirms in writing that all mutual and company conditions to closing have been satisfied or will be waived by the Company and it is prepared to consummate the closing and the Company is ready, willing and able to consummate the closing during such period; or

•	by Merger Sub:

•	if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the conditions to closing not to be satisfied and such breach or failure to perform is incurable by October 26, 2011 or, if capable of being cured, has not been cured by the Company within 30 days after written notice describing such breach or failure to perform, provided that Parent is not then in breach of any representations, warranties, covenants or agreements that would cause the failure of such conditions to closing (“Company Breach Termination”); or

•	at any time prior to shareholder approval, if (i) we make a company adverse recommendation change, (ii) our Board of Directors fails to include in this proxy statement a favorable recommendation, (iii) we enter into an alternative proposal agreement or (iv) we publicly announce our intention to do any of the foregoing (an “Adverse Recommendation Termination”).

Termination Fees

Termination Fee Payable by the Company

We will be required to pay to Parent or its designees in immediately available funds a termination fee of $12.9 million if there is a Superior Proposal Agreement Termination in connection with the Company entering into an agreement for a superior proposal with an Excluded Party.

We will be required to pay to Parent or its designees in immediately available funds a termination fee of $19.4 million if there is a Superior Proposal Agreement Termination or an Adverse Recommendation Termination in all other circumstances.

We will be required to pay to Parent or its designees in immediately available funds a termination fee of $19.4 million, less any expenses required to be reimbursed by the Company, if:

•	there is a Shareholder Approval Termination and:

•	there is a publicly disclosed a bona fide alternative proposal prior to the Company shareholder meeting and such alternative proposal shall not have been withdrawn at least three business days prior to the Company shareholder meeting; and

•	within 12 months after the termination date, the Company or any of its affiliates (x) consummates an alternative proposal or (y) enters into a definitive agreement with respect to an alternative proposal and ultimately consummates an alternative proposal (in each case whether or not the alternative proposal was the same alternative proposal referred to above); or

•	there is a Company Breach Termination or an End Date Termination and:

•	there is a bona fide alternative proposal made to the Company prior to termination of the Merger Agreement; and

•	within 12 months after the termination date, the Company or any of its affiliates consummates an alternative proposal or enters into a definitive agreement with respect to an alternative proposal and ultimately consummates an alternative proposal (in each case whether or not the alternative proposal was the same alternative proposal referred to above);

For purposes of the above, all references in the term alternative proposal to “20% or more” will be deemed to be references to “more than 50%”. Either the $12.9 million fee or the $19.4 million fee, as the case may be, is referred to herein as the “Company Termination Fee”. The Company will not be required to pay the Company Termination Fee on more than one occasion.

Reimbursement of Parent Expenses

In the event of a Shareholder Approval Termination, the Company will pay 50% of the documented out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby up to a maximum of $5,000,000.

Termination Fee Payable by Parent

If the Merger Agreement is terminated by the Company on the basis that either:

•	Parent or Merger Sub breached or failed to perform any of their respective representations, warranties, covenants or agreements under the Merger Agreement that would cause any of the closing conditions not to be satisfied and such breach is incurable or has not been cured in accordance with the Merger Agreement and at such time as the other conditions to closing are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing and those conditions that Parent’s or Merger Sub’s breach have caused not to be satisfied); or

•	all conditions to closing have been satisfied, Parent and Merger Sub fail to complete the Merger within three business days following the date on which the Merger should have occurred pursuant to the Merger Agreement, the Company irrevocably confirmed in writing that all mutual and Company conditions to closing have been satisfied or will be waived by the Company and that the Company is prepared to consummate the closing and the Company stood ready, willing and able to consummate the closing during such period, then Parent must pay the Company an amount equal to $58.1 million (the “Parent Termination Fee”). Parent will not be required to pay the Parent Termination Fee on more than one occasion.

The U.S. Sponsors have agreed severally to guarantee the obligation of Parent to pay the Parent Termination Fee pursuant to their respective limited guarantees, as described under “Special Factors — Limited Guarantees” beginning on page [ • ].

Remedies

Except in the event of willful breach or fraud by the Company, in the event that the Company Termination Fee or Parent’s reasonable out-of-pocket expenses, as the case may be, are paid by us, such payments will be the sole and exclusive remedy of Parent, Merger Sub and their affiliates for any loss or damage based upon, arising out of or relating to the Merger Agreement or the negotiation, execution or performance of the transactions contemplated thereby. In addition, Parent and Merger Sub are entitled to seek injunctions to prevent breaches of the Merger Agreement and to seek to enforce specifically the terms of the Merger Agreement against the Company without bond or other security.

The Company’s sole and exclusive remedy for any loss suffered as a result of Parent or Merger Sub failing to consummate the Merger when required pursuant to the Merger Agreement or otherwise breaching the Merger Agreement or failing to perform under the Merger Agreement is to terminate the Merger Agreement and receive payment of the Parent Termination Fee. The Company is not entitled to seek injunctions to prevent breaches of the Merger Agreement and to seek to enforce specifically the terms of the Merger Agreement against Parent and/or Merger Sub.

HISTORICAL SELECTED FINANCIAL INFORMATION

Historical Selected Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company and its subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements, the notes to those statements, Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended August 27, 2010, and Part  I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Quarterly Report on Form 10-Q for the period ended February 25, 2011. The selected financial data set forth below for the fiscal years ended August 27, 2010 and August 28, 2009 have been derived from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended August 27, 2010, which information is incorporated by reference in this proxy statement. The selected financial data set forth below for the six months ended February 25, 2011 and February 26, 2010 has been derived from our unaudited financial statement contained in our Quarterly Report on Form 10-Q for the period ended February 25, 2011, which information is incorporated by reference in this proxy statement. The unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Results for interim periods are not necessarily indicative of the results for a full year. More comprehensive financial information is included in the Company’s Annual Report on Form 10-K for the year ended August 27, 2010 and Quarterly Report on Form 10-Q for the period ended February 25, 2011, both of which are incorporated herein by reference, and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where Shareholders Can Find Additional Information” beginning on page [ • ].

The Company uses a 52- to 53-week fiscal year ending on the last Friday in August. Fiscal 2009 and 2010 each included 52 weeks. Our second fiscal quarter is 13 weeks, ending on the last Friday in February. The combined first and second quarters for 2010 and 2011 each included 26 weeks.

	Six Months Ended
	(unaudited)		Fiscal Year Ended
	February 25,	February 26,	August 27,	August 28,
	2011	2010	2010	2009
	(In thousands, except per share amounts)

Statement of Operations Data:
Net sales	$386,908	$283,203	$703,090	$441,317
Cost of sales	314,374	212,424	537,034	351,478

Gross profit	72,534	70,779	166,056	89,839

Operating expenses:
Research and development	16,012	10,949	25,102	19,811
Selling, general and administrative	30,017	27,697	60,120	55,505
Technology access charge	7,534	—	—	—
Restructuring charges	2,831	—	—	2,810
Goodwill impairment	—	—	—	10,416

Total operating expenses	56,394	38,646	85,222	88,542

Income from operations	16,140	32,133	80,834	1,297
Interest expense, net	(941)	(2,826)	(4,410)	(6,609)
Other income (expense), net	835	4,517	5,085	(520)

Total other income (expense)	(106)	1,691	675	(7,129)

Income (loss) before provision for income taxes	16,034	33,824	81,509	(5,832)
Provision for income taxes	7,896	13,150	28,938	5,571

Net income (loss)	$8,138	$20,674	$52,571	$(11,403)

Net income (loss) per ordinary share, basic	$0.13	$0.33	$0.84	$(0.18)

Net income (loss) per ordinary share, diluted	$0.12	$0.32	$0.81	$(0.18)

Shares used in computing net income (loss) per ordinary share, basic	63,039	62,092	62,344	61,699

Shares used in computing net income (loss) per ordinary share, diluted	65,923	64,513	64,942	61,699

	February 25,
	2011	August 27,	August 28,
	(unaudited)	2010	2009
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$134,426	$115,474	$147,658
Working capital	300,856	288,239	268,811
Total assets	530,448	544,401	403,738
Total long-term debt	55,072	55,072	81,250
Total shareholders’ equity	325,662	303,580	234,825

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges include interest expense on amortization of capitalized debt fees and interest associated with rental expense. The Company has no outstanding preference securities or preference security dividend requirements.

	Six Months Ended
	(unaudited)		Fiscal Year Ended
	February 25,	February 26,	August 27,	August 28,
	2011	2010	2010	2009
	(In thousands)

Income (loss) before provision for income taxes	$16,034	$33,824	$81,509	$(5,832)
Fixed Charges	$1,808	$3,592	$5,605	$8,444

Earnings	$17,842	$37,416	$87,114	$2,612

Fixed Charges:
Interest expense	$1,147	$2,484	$3,874	$6,689
Debt fee amortization	$199	$722	$960	$973
Estimated interest factor on rent expense (1/3 rent expense)	$462	$386	$771	$782

Total Fixed Charges	$1,808	$3,592	$5,605	$8,444

Ratio of earnings to fixed charges	9.9	10.4	15.5	—

Book Value Per Share

Our net book value per share as of February 25, 2011 was $5.14.

Financial Information of Parent

No separate financial information is provided for Parent because Parent is a newly-formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. The Company does not believe that such information is material to shareholders in evaluating the Merger Proposal, because (i) the proposed Merger Consideration is all cash and (ii) if the Merger is completed, the Company’s Common Stock will cease to be publicly traded.

MARKET PRICES OF COMMON STOCK AND
DIVIDEND INFORMATION

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol “SMOD”. As of [ • ], 2011 there were [ • ] shares of Common Stock outstanding, held by approximately [ • ] shareholders of record. The following table sets forth, for the indicated fiscal periods, the reported intraday high and low sales prices per share of Common Stock, as reported on The NASDAQ Global Select Market.

Market Information

	Common Stock
	High	Low

Fiscal Year Ended August 28, 2009
1st Quarter	$3.36	$0.76
2nd Quarter	$2.65	$0.76
3rd Quarter	$2.99	$1.04
4th Quarter	$4.20	$2.10
Fiscal Year Ended August 27, 2010
1st Quarter	$5.62	$3.42
2nd Quarter	$7.79	$4.22
3rd Quarter	$8.75	$5.04
4th Quarter	$7.22	$4.31
Fiscal Year Ending August 26, 2011
1st Quarter	$7.84	$4.61
2nd Quarter	$7.70	$5.35
3rd Quarter (through [ • ], 2011)	[ • ]	[ • ]

The closing sale price of our Common Stock on April 25, 2011, which was the last trading day before the announcement of the execution of the Merger Agreement, was $8.18 per share. On [ • ], 2011 the most recent practicable date prior to the date of this proxy statement, the closing sale price of our Common Stock on the NASDAQ Global Select Market was $[ • ] per share.

The Company has not declared or paid any dividends since its initial public offering in 2006 and the terms of the Merger Agreement do not allow us to declare or pay any dividends between the date of the Merger Agreement and the earlier of the consummation of the Merger or the termination of the Merger Agreement.

APPRAISAL RIGHTS

The following is a brief summary of the rights of holders of Common Stock to object to the Merger and receive cash equal to the appraised fair value of their Shares (“Appraisal Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Companies Law, a copy of which is attached as Annex C to this proxy statement in its entirety. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Appraisal Rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Companies Law, you will lose your Appraisal Rights.

Requirements for Exercising Appraisal Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his shares upon dissenting to the Merger in accordance with Section 238 of the Companies Law.

The exercise of your Appraisal Rights will preclude the exercise of any other rights in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your Appraisal Rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your shares of Common Stock if the Merger is approved;

•	Within 20 days immediately following the date on which the vote approving the Merger was made, the Company must give written notice of the approval (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•	Within 20 days immediately following the date on which the Approval Notice was given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of Common Stock with respect to which he dissents and demanding payment of the fair value of his shares of Common Stock;

•	Within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the documents necessary to effectuate the Merger are filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their shares at a price determined by the Company to be the fair value of such shares;

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value.

•	If a petition is timely filed, the Grand Court will determine at a hearing which shareholders are entitled to Appraisal Rights and will determine the fair value of the shares of the Company held by those shareholders.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on register of members of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the shares are owned by or for more than one person such notices and petitions must be executed by or for all owners and not for less than all shares owned of record by shareholder. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to, or become a record holder and, follow the steps summarized above and in a timely manner to perfect whatever Appraisal Rights with respect to the shares.

If you do not satisfy each of these requirements, you cannot exercise Appraisal Rights and will be bound by the terms of the Merger Agreement. Submitting a proxy card that does not direct how the shares represented by that proxy are to be voted will constitute a vote FOR the Merger Proposal and a waiver of your Appraisal Rights. In addition, failure to vote your shares, or a vote against approval of the Merger Proposal will not satisfy the notice requirement referred to above. You must send all notices to the Company to Corporate Secretary c/o SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

If you are considering dissenting, you should be aware that the fair value of your shares determined under Section 238 of the Companies Law could be more than, the same as, or less than the Merger Consideration that you would otherwise receive. In addition, in any proceedings for determination of the fair value of shares covered by a Notice of Dissent, the Company and the Buyer Parties intend to assert that the Merger Consideration is equal to the fair value of each of your shares.

The provisions of Section 238 of the Companies Law are technical and complex. If you fail to comply strictly with the procedures of Section 238, you will lose your Appraisal Rights. You should consult legal counsel if you wish to exercise Appraisal Rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 20, 2011 by (1) each person known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (2) each of our current executive officers named in the “Summary Compensation Table,” in our proxy filed December 3, 2010 (3) each of our Directors, and (4) all of our executive officers and Directors as a group.

Percentage of ownership is based on 65,130,851 shares of Common Stock outstanding as of May 20, 2011. Beneficial ownership is calculated based on SEC requirements. These requirements treat as outstanding all Common Stock that a person would receive upon exercise of options held by that person that are immediately exercisable or exercisable within 60 days after May 20, 2011, or restricted stock units that will vest and become releasable within 60 days after May 20, 2011. Shares issuable pursuant to options exercisable or restricted stock units releasable within 60 days of this date are deemed outstanding and held by the holder of such options or restricted stock units for computing the percentage of shares beneficially owned by such holder, but are not deemed outstanding for computing the percentages of any other person.

Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

Greater than 5% Shareholders and Section 13(g) Filers:
FMR LLC 82 Devonshire Street Boston, MA 02109	9,450,616	(1)	14.51%
Invesco Ltd. 1555 Peachtree Street NE Atlanta, GA 30309	8,261,668	(2)	12.68%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	4,098,400	(3)	6.29%
Executive Officers and Directors:
Iain MacKenzie	1,231,014	(4)	1.86%
Barry Zwarenstein	45,312	(5)	*
Alan Marten	606,510	(6)	*
Wayne Eisenberg	449,669	(7)	*
John (Jack) Moyer	98,042	(8)	*
Kimberly E. Alexy	5,068	(9)	*
Dennis McKenna	42,920	(10)	*
Harry W. (Webb) McKinney	72,712	(11)	*
Mukesh Patel	461,105	(12)	*
Ajay Shah	717,921	(13)	1.10%
Clifton Thomas Weatherford	72,712	(14)	*
All Executive Officers and Directors as a group (11 persons)	3,802,985		5.65%

*	Indicates less than 1%.

(1)	Based solely on a Schedule 13G/A, reporting beneficial ownership, filed with the SEC on February 14, 2011. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of the shares as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund (“Fund”), which owned 6,300,000 of the shares. FMR LLC or its direct or indirect wholly-owned subsidiaries hold or act as investment advisors to various other investment companies (the “FMR Affiliates”) that hold the remaining 3,150,616 shares. Edward C. Johnson, 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, the Fund and the FMR Affiliates, each has sole power to dispose of the shares owned by Fidelity, the Fund or the FMR Affiliates. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting shares owned directly by the fund, which power resides with the Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund’s Board of Trustees.

(2)	Based solely on a Schedule 13G/A, reporting beneficial ownership, filed with the SEC on February 9, 2011. Represents 8,261,668 ordinary shares held by Invesco Trimark, Ltd., Invesco PowerShares Capital Management and Van Kampen Asset Management, or funds advised or managed by these entities.

(3)	Based solely on a Schedule 13G, reporting beneficial ownership, filed with the SEC on January 26, 2011. Represents 4,098,400 ordinary shares held by Royce & Associates, LLC.

(4)	Represents 133,377 ordinary shares held and 1,097,637 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011, of which 31,562 exercisable options are held by family trusts. Mr. MacKenzie has no voting or investment power over one trust containing 15,781 exercisable options established by his wife for the benefit of his child, and he disclaims beneficial ownership of such options and the underlying shares

(5)	Represents 45,312 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(6)	Represents 205,386 ordinary shares held and 401,124 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(7)	Represents 56,369 ordinary shares held and 393,300 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(8)	Represents 98,042 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(9)	Represents 5,068 ordinary shares held.

(10)	Represents 12,712 ordinary shares held and 30,208 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(11)	Represents 12,712 ordinary shares held and 60,000 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

(12)	Represents 461,105 ordinary shares held. This amount includes 284,287 ordinary shares held by Patel Family Partners, L.P. and 164,106 ordinary shares held by the Patel Revocable Trust. Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity and each of them may therefore be deemed to be the beneficial holders of such securities. Mr. Patel is the trustee of the Patel Revocable Trust and may be deemed to hold voting and investment power over the securities held by such entity. Mr. Patel disclaims beneficial ownership of the shares held by the Patel Revocable Trust except to the extent of his pecuniary interest therein. Also includes 12,712 ordinary shares held directly by Mr. Patel.

(13)	Represents ordinary shares owned by several estate-planning entities over which Mr. Shah has certain management and investment powers. Mr. Shah disclaims beneficial ownership of the securities held by such entities, except to the extent of any pecuniary interest therein.

(14)	Represents 12,712 ordinary shares held and 60,000 ordinary shares that may be acquired upon the exercise of options exercisable on or within 60 days after May 20, 2011.

COMMON STOCK TRANSACTION INFORMATION

Transactions by Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons

There have been no transactions in shares of Common Stock by the SLP Filing Persons, the SLS Filing Persons, Parent, Merger Sub, or their respective directors and executive officer, within 60 days prior to the date of this proxy statement.

Transactions by the Company and our Executive Officers and Directors

The following table sets forth information regarding purchases and sales of Common Stock by our executive officers and directors within the 60 days prior to the date of this proxy statement, showing the date of such transaction, the number of shares of Common Stock sold or purchased and the price paid for those shares.1

Name	Type of Transaction	Date	Shares	Price

Barry Zwarenstein	Buy	4/7/2011	23,000	$3.0000
	Sell	4/7/2011	23,000	$8.1000
	Buy	4/1/2011	21,000	$5.2000
	Sell	4/1/2011	500	$7.7201
	Sell	4/1/2011	500	$7.7400
	Sell	4/1/2011	1,600	$7.7600
	Sell	4/1/2011	7,900	$7.7700
	Sell	4/1/2011	700	$7.7800
	Sell	4/1/2011	1,100	$7.7900
	Sell	4/1/2011	1,500	$7.8100
	Sell	4/1/2011	100	$7.8150
	Sell	4/1/2011	1,400	$7.8200
	Sell	4/1/2011	2,400	$7.8300
	Sell	4/1/2011	700	$7.8400
	Sell	4/1/2011	100	$7.8599
	Sell	4/1/2011	1,600	$7.8600
	Sell	4/1/2011	400	$7.8700
	Sell	4/1/2011	500	$7.8800
	Buy	4/1/2011	57,000	$3.0000
	Sell	4/1/2011	510	$7.5500
	Sell	4/1/2011	1,000	$7.5600
	Sell	4/1/2011	3,100	$7.5700
	Sell	4/1/2011	1,200	$7.5800
	Sell	4/1/2011	700	$7.5900
	Sell	4/1/2011	1,700	$7.6000
	Sell	4/1/2011	1,600	$7.6100
	Sell	4/1/2011	2,600	$7.6200
	Sell	4/1/2011	1,000	$7.6300
	Sell	4/1/2011	1,300	$7.6400
	Sell	4/1/2011	100	$7.6450
	Sell	4/1/2011	1,400	$7.6500
	Sell	4/1/2011	200	$7.6550

1 The purchase transactions represent exercises of outstanding vested Company stock options previously granted to the named individuals. The sale transactions represent open market sales of the shares of Common Stock acquired upon such exercises or previously held (i) under previously established 10b5-1 plans or (ii) following the announcement of our entering into the Merger Agreement.

Name	Type of Transaction	Date	Shares	Price

	Sell	4/1/2011	3,008	$7.6600
	Sell	4/1/2011	3,500	$7.6700
	Sell	4/1/2011	2,700	$7.6800
	Sell	4/1/2011	100	$7.6850
	Sell	4/1/2011	1,100	$7.6900
	Sell	4/1/2011	2,449	$7.7000
	Sell	4/1/2011	200	$7.7100
	Sell	4/1/2011	2,026	$7.7200
	Sell	4/1/2011	1,707	$7.7300
	Sell	4/1/2011	300	$7.7400
	Sell	4/1/2011	100	$7.7500
	Sell	4/1/2011	100	$7.7600
	Sell	4/1/2011	20,200	$7.7700
	Sell	4/1/2011	600	$7.7900
	Sell	4/1/2011	400	$7.8000
	Sell	4/1/2011	500	$7.8100
	Sell	4/1/2011	900	$7.8200
	Sell	4/1/2011	100	$7.8300
	Sell	4/1/2011	100	$7.8400
	Sell	4/1/2011	100	$7.8500
	Sell	4/1/2011	300	$7.8600
	Sell	4/1/2011	100	$7.8800
	Buy	4/1/2011	12,000	$2.8400
	Sell	4/1/2011	200	$7.5050
	Sell	4/1/2011	1,000	$7.5100
	Sell	4/1/2011	1,800	$7.5200
	Sell	4/1/2011	100	$7.5250
	Sell	4/1/2011	1,500	$7.5300
	Sell	4/1/2011	100	$7.5350
	Sell	4/1/2011	5,400	$7.5400
	Sell	4/1/2011	1,900	$7.5500
Alan Marten	Buy	4/15/2011	4,000	$0.1700
	Sell	4/15/2011	600	$8.0000
	Sell	4/15/2011	300	$8.0100
	Sell	4/15/2011	200	$8.0600
	Sell	4/15/2011	200	$8.0700
	Sell	4/15/2011	100	$8.0720
	Sell	4/15/2011	756	$8.0800
	Sell	4/15/2011	200	$8.0850
	Sell	4/15/2011	156	$8.1100
	Sell	4/15/2011	400	$8.1103
	Sell	4/15/2011	300	$8.1200
	Sell	4/15/2011	200	$8.1300
	Sell	4/15/2011	88	$8.1350
	Sell	4/15/2011	400	$8.1400
	Sell	4/15/2011	100	$8.1800
	Buy	4/5/2011	54,880	$0.1700

Name	Type of Transaction	Date	Shares	Price

	Sell	4/5/2011	10,880	$8.0000
	Sell	4/5/2011	8,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
	Sell	4/5/2011	4,000	$8.0000
Wayne Eisenberg	Buy	4/26/2011	20,000	$0.1700
	Sell	4/26/2011	20,000	$9.2400
	Buy	4/5/2011	20,000	$0.1700
	Sell	4/5/2011	20,000	$7.9900
Jack Moyer	Buy	4/28/2011	32,000	$2.8400
	Sell	4/28/2011	32,000	$9.2000
	Sell	4/28/2011	10,000	$9.2002
	Buy	4/29/2011	19,666	$2.8400
	Buy	4/29/2011	15,833	$5.2000
	Buy	4/29/2011	4,812	$6.2600
	Sell	4/29/2011	2,000	$9.1400
	Sell	4/29/2011	1,500	$9.1425
	Sell	4/29/2011	35,120	$9.1500
	Sell	4/29/2011	1,691	$9.1501
Mukesh Patel	Sell	4/15/2011	500	$7.9800
	Sell	4/15/2011	1,000	$8.1000
	Sell	4/15/2011	300	$8.1100
	Sell	4/15/2011	300	$8.1200
	Sell	4/15/2011	400	$8.1400
	Sell	4/15/2011	200	$8.1500
	Sell	4/15/2011	7,300	$8.1800
Iain MacKenzie	Buy	4/26/2011	9,500	$0.1700
	Sell	4/26/2011	9,500	$9.2400
	Buy	4/26/2011	50,000	$0.1700
	Sell	4/26/2011	50,000	$9.2400
	Buy	4/26/2011	9,500	$0.1700
	Sell	4/26/2011	9,500	$9.2400
	Buy	4/5/2011	9,500	$0.1700
	Sell	4/5/2011	9,500	$8.0000
	Buy	4/5/2011	9,500	$0.1700
	Sell	4/5/2011	9,500	$8.0000
	Buy	4/5/2011	50,000	$0.1700
	Sell	4/5/2011	50,000	$8.0000

Purchases by the Company, Ajay Shah, Iain MacKenzie, Parent, Merger Sub, the SLP Filing Persons and the SLS Filing Persons

There have been no purchases of Common Stock during the past two years effected by the Company.

None of Parent, Merger Sub, the SLP Filing Persons, the SLS Filing Persons or Mr. Shah (or any estate planning entity over which Mr. Shah has management and investment powers) have made any purchases of Common Stock during the past two years.

The following table sets forth information regarding purchases of Common Stock by Mr. MacKenzie during the past two years. The table shows the number of shares of Common Stock purchased and the range of prices paid for those shares. The purchase transactions represent exercises of outstanding vested Company stock options previously granted to Mr. MacKenzie by our Compensation Committee.

Date	Shares	Average Price	Price Range

3rd Quarter Fiscal 2011	138,000	$0.17	$0.17-$0.17
4th Quarter Fiscal 2010	19,000	$0.17	$0.17-$0.17

3rd Quarter Fiscal 2010	19,000	$0.17	$0.17-$0.17

MATTERS TO BE CONSIDERED AT THE EXTRAORDINARY GENERAL MEETING

PROPOSAL 1: APPROVAL OF THE MERGER PROPOSAL

Proposal

At the extraordinary general meeting, you will be asked to consider and vote upon the approval of the Merger Proposal.

Vote Required

The approval of the Merger Proposal will require the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Recommendation of our Board of Directors

Our Special Committee, consisting entirely of independent and disinterested directors, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our Board of Directors approve and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommend that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal. Our Board of Directors, after careful consideration, and acting upon the unanimous recommendation of our Special Committee, unanimously (with two directors abstaining) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable, fair (both substantively and procedurally) to and in the best interests of the Company as a whole and our unaffiliated shareholders and recommended that our shareholders, including our unaffiliated shareholders, approve the Merger Proposal at the extraordinary general meeting.

OUR SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS BOTH RECOMMEND THAT OUR SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2: ADVISORY VOTE ON MERGER RELATED COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934 (the “Exchange Act”). Pursuant to Section 14A of the Exchange Act, we are

seeking non-binding, advisory shareholder approval of the compensation of our executive officers that is based on or otherwise relates to the Merger as disclosed in this Proxy Statement (the “Merger-Related Compensation”). The proposal, commonly known as a “say on parachute” proposal, gives our shareholders the opportunity to express their views on the Merger-Related Compensation of the Company’s executive officers.

The terms of the Merger-Related Compensation are described in this Proxy Statement under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Change of Control Payments.” Except as noted in such description, the terms of the Merger-Related Compensation have not been altered since the filing of our proxy statement dated December 3, 2010 relating to our 2011 annual meeting.

Our executive compensation programs encourage our executives to explore transactions that maximize value for our shareholders. The Board of Directors believes that these programs have led to substantial value creation with respect to the Merger by encouraging our executive officers to use their best efforts in support of our Special Committee in its review of strategic alternatives and to encourage potential acquirers by incentivizing our executive officers to continue their employment with the Company following a change of control.

The vote on this proposal is a vote separate and apart from the vote for the Merger Proposal. Accordingly, our shareholders may vote to approve this proposal on Merger-Related Compensation and vote against the Merger Proposal, or vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or Parent regardless of whether the Merger Proposal is approved. The Merger-Related compensation is contractual between the Company and each of our executive officers. Thus, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved.

For these reasons, we will ask our shareholders to vote “FOR” the following resolution at the Extraordinary General Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s executive officers that is based on or otherwise relates to the Merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth under “Special Factors — Interests of the Company’s Directors and Executive Officers in the Merger — Change of Control Payments” beginning on page [ • ].

This proposal is provided as required pursuant to Rule 14a-21(c) of the Exchange Act.

Recommendation of our Board of Directors

The vote on the Merger-Related Compensation is only advisory, and is not binding on the Company, the Compensation Committee or our Board of Directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE RESOLUTION EXPRESSING ADVISORY APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER.

PROPOSAL 3: ADJOURNMENT OF THE EXTRAORDINARY GENERAL MEETING

Proposal

We may ask our shareholders to vote on a proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies if there are not sufficient vote at the time of the meeting to approve the Merger Proposal. We will not propose adjournment of our extraordinary general meeting if there are sufficient votes to approve the Merger Proposal. If the proposal to adjourn our extraordinary general meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

SHAREHOLDER PROPOSALS AND NOMINATIONS

As of the date of this proxy statement, the Board of Directors knows of no other matters which may be presented for consideration at the extraordinary general meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2011 annual meeting of shareholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than August 5, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after January 7, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, Smart Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560.

Amended and Restated Memorandum and Articles of Association Requirements for Shareholder Submission of Nominations and Proposals

A shareholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at our 2012 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our articles of association. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our articles of association require that the proposal or recommendation for nomination must be received by our Secretary of the Company at the above address not later than August 5, 2011 nor earlier than July 6, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after January 7, 2012, in which case notice by the shareholder to be timely must be so delivered not earlier than one hundred fifty (150) days prior to such annual meeting and not later than the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

If the Merger is completed, we do not expect to hold our 2012 annual meeting of shareholders.

WHERE SHAREHOLDERS CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports, proxy statements and other information contain additional information about the Company. Shareholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Shareholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.smartm.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the effective date of the Merger. The Company also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2010;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 26, 2010;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 25, 2011; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on January 11, 2011, February 10, 2011, April 26, 2011 and April 28, 2011.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

SMART MODULAR TECHNOLOGIES (WWH), INC.
39870 Eureka Drive
Newark, California 94560
(510) 623-1231

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this proxy statement relating to Parent and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Corporate Secretary c/o SMART Modular Technologies (WWH), Inc., 39870 Eureka Drive, Newark, California 94560. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Shareholders should not rely on information other than that contained in or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [ • ], 2011. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER
dated as of April 26, 2011
among
SALEEN HOLDINGS, INC.,
SALEEN ACQUISITION, INC.
and
SMART MODULAR TECHNOLOGIES (WWH), INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of April 26, 2011 (this ‘‘Agreement”) among Saleen Holdings, Inc., a Cayman Islands exempted company (the “Parent”), Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”), and Smart Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”).

RECITALS

WHEREAS, a special committee of independent directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), at a meeting duly called and held, unanimously has (i) determined that this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company as a whole (other than Parent and its Affiliates) (the “Unaffiliated Shareholders”) and the Company as a whole and (ii) resolved to recommend to the Board of Directors that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company such that the Company will be the surviving company (the “Merger”);

WHEREAS, the Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Unaffiliated Shareholders of the Company and the Company as a whole, (ii) approved the Merger and the other transactions contemplated by this Agreement, (iii) approved and declared this Agreement advisable, and (iv) resolved to recommend authorization and approval of the Merger, the Cayman Plan of Merger and this Agreement by the shareholders of the Company pursuant to Part XVI of the Companies Law (as amended) of the Cayman Islands (the “Cayman Companies Law”);

WHEREAS, the boards of directors of the Parent and Merger Sub have approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P. (collectively, the “Guarantors”), have each executed and delivered a limited guarantee in favor of the Company (collectively, the ‘‘Limited Guarantees”) pursuant to which the Guarantors, upon the terms and subject to the conditions in the Limited Guarantees, have agreed to guarantee certain obligations of the Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue its corporate existence under the Cayman Companies Law as the surviving company (within the meaning of the Cayman Companies Law) in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub in accordance with the Cayman Companies Law. The Surviving Corporation shall be liable for and subject, in the same manner as Merger Sub immediately prior to the Effective Time, to all credit agreements, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub.

1.2  Closing.  Subject to the satisfaction or waiver of the conditions in Article VI, the consummation of the Merger (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California, at 10:00 a.m. New York City time, on the later of (a) on the second Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) and (b) the earlier of (i) a date during the Marketing Period to be specified by the Parent on no fewer than two Business Days’ notice to the Company and (ii) the final day of the Marketing Period, or such other place and time or on such other date as the Parent and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

1.3  Effective Time.  Subject to the provisions of this Agreement, on or prior to the Closing Date, the Company will duly execute and file a plan of merger, in the form attached as Exhibit A hereto (the “Cayman Plan of Merger”) and other documents required to effect the Merger by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law (together, the “Merger Documents”). The Merger will become effective when the Merger Documents have been duly filed with the Registrar of Companies of the Cayman Islands or on such subsequent date as Merger Sub and the Company shall agree and specify in the Merger Documents in accordance with the Cayman Companies Law (the date and time the Merger becomes effective, the “Effective Time”).

1.4  Effects of the Merger.  The Merger will have the effects set forth in this Agreement and the Cayman Companies Law.

1.5  The Memorandum and Articles of Association.  At the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be amended and restated to be in the form set forth on Exhibit B hereto (the “Memorandum and Articles of Associations”).

1.6  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s memorandum and articles of association.

1.7  Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue to be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s memorandum and articles of association.

ARTICLE II

EFFECT OF MERGER ON SHARE CAPITAL

2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent, Merger Sub, any holder of any shares in the share capital of the Company or any other Person:

(a) Conversion of Company Common Stock.  Each ordinary share, par value US$0.00016667 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into and exchanged for the right to receive an amount in cash, without interest, equal to $9.25 (the ‘‘Merger Consideration”), whereupon such Common Stock will be cancelled and will cease to exist and no longer be outstanding and the Register of Members of the Company shall be updated accordingly, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon delivery of share certificates (if any) representing the Common Stock (the “Certificates”) in accordance with Section 2.4.

(b) Conversion of Merger Sub Common Stock.  Each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable ordinary share, US$0.01 par value per share, of the Surviving Corporation and the Register of Members of the Company shall be updated to reflect such issuance of ordinary shares of the Surviving Corporation to each holder of shares of Merger Sub.

(c) Cancellation of Excluded Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (i) that is owned by the Company as a treasury share (if applicable) or (ii) that is owned by the Parent or Merger Sub (collectively, the “Excluded Shares”) shall be surrendered and cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any wholly owned Subsidiary of the Company will be converted into and exchanged for one fully paid and non-assessable ordinary share, US$0.01 par value per share, of the Surviving Corporation and the Register of Members of the Company shall be updated to reflect such issuance of ordinary shares of the Surviving Corporation.

(d) Company Stock Options; Company Restricted Stock Awards.  As soon as practicable following the date hereof, the Board of Directors (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan), in consultation with Parent, shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that, except as set forth on Section 2.1(d)(i) of the Disclosure Schedules or as otherwise expressly agreed between the Parent and any holder thereof: (i) with the exception of those Unvested Company Stock Options set forth on Section 2.1(d)(ii) of the Disclosure Schedules that are subject to clause (ii) of this Section 2.1(d), each then outstanding Company Stock Option that is unvested immediately prior to the Effective Time (an ‘‘Unvested Company Stock Option”) shall cease to represent a right to purchase shares of Common Stock and shall be converted into an option (a ‘‘Parent Option”) to purchase, on substantially the same terms and conditions applicable to each such Unvested Company Stock Option, immediately prior to the Effective Time (including the same vesting conditions and transfer restrictions), the number of whole ordinary shares of Parent, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of Common Stock subject to such Unvested Company Stock Option immediately prior to the Effective Time, multiplied by (B) a fraction the numerator of which shall be the Merger Consideration and the denominator of which shall be the fair market value of an ordinary share of Parent at the Effective Time as determined in good faith by the board of directors of Parent in a manner which complies with Section 409A of the Code (such fraction, the “Option Exchange Ratio”), at an exercise price per ordinary share of Parent (rounded up to the nearest whole penny) equal to (x) the exercise price for each such share of Common Stock subject to such Unvested Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; (ii) each then-outstanding Company Stock Option granted under the Company Equity Incentive Plan that is vested and exercisable as of immediately prior to the Effective Time, and each outstanding Unvested Company Stock Option that is set forth on Section 2.1(d)(ii) of the Disclosure Schedules, shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (for the avoidance of doubt, each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment in exchange for the cancellation of such Company Stock Options); and (iii) each then-outstanding Company Restricted Stock Award granted under the Company Equity Incentive Plan shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time; provided that the number of shares of Common Stock subject to Company Restricted Stock Awards that are subject to issuance or vesting based on performance (the “Performance Awards”) shall be determined in accordance with either (x) the methodology set forth in Section 3.02 in each of the Severance and Change of Control Agreements, in the case of Performance Awards granted to persons who have entered into a Severance and Change of Control Agreement, or (y) the terms of the Company Equity Incentive Plan and applicable award agreement(s), in the case of Performance Awards granted to all other persons, and (B) the Merger Consideration (all such cash payments to be paid pursuant to the immediately preceding clauses (ii) and

(iii) shall be referred to herein as the “Equity Incentive Amounts”). The Parent shall take all actions necessary so that, within 15 days of the Effective Time, the Surviving Corporation shall pay or cause to be paid to each holder of Company Restricted Stock or Company Stock Options granted under the Company Equity Incentive Plan the Equity Incentive Amounts to which such holder is entitled pursuant to this Section 2.1(d) through the Surviving Corporation’s or its applicable Subsidiaries’ payroll. The conversion and assumption of the Unvested Company Stock Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code and such converted Parent Options shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions and transfer restrictions) as were applicable to the corresponding Unvested Company Stock Options immediately prior to the Effective Time.

2.2  Dissenters’ Rights.  No shareholder who has validly exercised their appraisal and dissention rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Merger Consideration as provided for in Section 2.1 with respect to the shares of Common Stock owned by such shareholder (the “Dissenting Shares”) unless and until such shareholder shall have effectively withdrawn or lost such shareholder’s appraisal and dissention rights under the Cayman Companies Law. Any such shareholder shall instead be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to such shareholder’s Dissenting Shares and such Dissenting Shares shall be cancelled at the Effective Time. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding the foregoing, all Dissenting Shares held by any shareholder who shall have failed to validly exercise their appraisal and dissention rights, withdrawn or lost such shareholder’s rights to appraisal of such Dissenting Shares under Section 238 of the Cayman Companies Law shall thereupon be deemed to have been converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Merger Consideration in the manner provided in Section 2.1.

2.3  Withholding Rights.  The Surviving Corporation and its Subsidiaries, the Parent and the Paying Agent will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Surviving Corporation or its Subsidiaries, the Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld by the Surviving Corporation or its Subsidiaries, the Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or its Subsidiaries, Parent or the Paying Agent (as applicable).

2.4  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, the Parent will designate a bank or trust company (which bank or trust company will be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) to receive the funds to which shareholders of the Company will become entitled pursuant to Section 2.1(a), and the Parent will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and the Parent, for the payment of the Merger Consideration. At or prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent for the benefit of the shareholders of the Company an amount of cash equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) and (ii) the Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any purpose except as set forth herein. The Payment Fund will be invested by the Paying Agent as directed by the Parent; provided that the Parent shall not direct the Paying Agent to make any such investments that are speculative in nature. No such investment or losses thereon will affect the Merger Consideration payable under this Agreement, and the Parent will promptly provide, or will cause the Surviving Corporation promptly to provide, additional funds to the Paying Agent for the benefit of the former shareholders of the Company in the amount of any such losses.

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Closing Date), the Surviving Corporation will cause the Paying Agent to mail to each holder of Common Stock as recorded in the Register of Members of the Company as of the Effective Time a form of letter of transmittal for use in effecting the surrender of Certificates, if any (which will be in customary form and shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of such Certificates to the Paying Agent) and instructions for use in effecting the delivery of such Certificates, if any, for payment of the Merger Consideration therefor. Upon delivery of a Certificate, if any, for cancellation to the Paying Agent, and such letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent will pay from the Payment Fund to the holder of such Common Stock, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock represented by any such Certificate, and such Certificate will forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Common Stock.

(c) DTC Procedures.  Prior to the Effective Time, the Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (x) if the Closing occurs at or prior to 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after 11:30 am (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) Termination of Payment Fund.  At any time following the date that is one year after the Closing Date, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to holders of Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders who have not received the Merger Consideration therefor may deliver such Common Stock to the Surviving Corporation and, subject to applicable abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Merger Consideration that may be payable upon delivery of the Certificates (if any) and such shares of Common Stock held by them, without interest or dividends thereon.

(e) No Further Ownership Rights in Company Shares.  The Merger Consideration paid upon the delivery of a Certificate (if any) in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate (if any). At the Effective Time, there will be no further registration of transfers on the Register of Members of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (if any) whose holder is recorded as a holder of Common Stock in the Register of Members at the Effective Time are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they will be canceled and exchanged for the Merger Consideration as provided in this Article II.

(f) No Liability.  To the fullest extent permitted by applicable Law, none of the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any shareholders of the Company or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by shareholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate has been lost, stolen or destroyed, the Surviving Corporation or Paying Agent will, upon (i) the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, and (ii) the posting of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, pay in exchange for such lost, stolen or destroyed Certificate whose holder is recorded as a holder of Common Stock in the Register of Members of the Company at the Effective Time the Merger Consideration payable in respect of the shares of Common Stock represented by such lost, stolen or destroyed Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the SEC Filings filed with the SEC on or after August 28, 2009 but prior to the date hereof (provided that nothing disclosed in such SEC Filings shall be deemed to be a modification to or qualification of the representations and warranties made in Section 3.2), other than disclosures in such SEC Filings contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or (ii) in the disclosure schedule delivered by the Company to the Parent on the date hereof (the “Disclosure Schedule”), it being understood and agreed that disclosure of any item in any section or subsection of Article III of the Disclosure Schedule shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent on its face, the Company represents and warrants to the Parent and Merger Sub as follows:

3.1  Qualification, Organization and Subsidiaries.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, incorporated or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization, incorporation or formation. Each of the Company and its Subsidiaries (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Parent prior to the date hereof complete and correct copies of the memorandum and articles of association (or equivalent organizational and governing documents) of the Company and each of its Subsidiaries.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, the jurisdiction of organization and the percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law.

3.2  Capitalization.

(a) The authorized share capital of the Company consists of US$160,002 divided into 600,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock. As of the close of business on April 24, 2011: (i) 63,983,846 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock were held as treasury shares; (iii) no shares of Preferred Stock were issued and outstanding; (iv) 7,800,483 shares of Common Stock were subject to outstanding Company Stock Options; and (v) 1,845,155 shares of Common Stock were subject to outstanding Company Restricted Stock Awards. Since April 24, 2011, the Company has

not issued any shares in its capital or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Equity Incentive Plan and that were outstanding as of April 24, 2011, or as expressly permitted pursuant to Section 5.1(b). All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right binding on the Company.

(b) Except as set forth in Section 3.2(a) above or Section 3.2(b)(ii) of the Disclosure Schedule, (i) neither the Company nor its Subsidiaries has any shares in its capital or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares in its capital or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares in its share capital or other equity interests, or (D) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its direct or indirect Subsidiaries or any other Person. Section 3.2(b)(ii) of the Disclosure Schedule sets forth a correct and complete list of all outstanding Company Stock Options (including the number of shares of Common Stock issuable upon exercise of such Company Stock Options and the exercise price with respect thereto) as of the date hereof.

(c) Except for awards to acquire shares of Common Stock under the Company Equity Incentive Stock Plan, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the shares or other equity interest of the Company or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the Board of Directors or any of its Subsidiaries.

(e) Since August 27, 2010 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of any shares in its capital or other equity interests of the Company, and other than the issuance of shares of Common Stock upon the exercise of Company Stock Options, neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any shares in its capital or other equity interests of the Company or its Subsidiaries, and their respective boards of directors (or similar governing bodies) have not authorized any such actions.

(f) Each Company Stock Option has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock at the close of trading on the date of such grant. Each Company Stock Option and Company Restricted Stock Award (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Company Equity Incentive Plan and (ii) has a grant date no earlier than the date on which the Board of Directors (or applicable committee thereof) actually approved such Company Stock Option or Company Restricted Stock Award, as the case may be.

(g) There is no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness reflected in the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of the Balance Sheet Date or incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices.

3.3  Authority.

(a) The Company has all requisite company power and authority and has taken all company action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to the Company obtaining the affirmative vote of the holders of at least two thirds of the Common Stock attending a duly convened shareholders meeting of the Company (in person or by proxy) voting by poll, authorizing the Cayman Plan of Merger, including, without limitation, the adoption of the Memorandum and Articles of Associations (the “Shareholder Approval”).

(b) The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary company action and, except for obtaining the Shareholder Approval and assuming the satisfaction of the conditions set forth in Sections 6.2(e) and 6.2(f), no other company action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity (the “Bankruptcy Exceptions”). Upon receipt of the Shareholder Approval, no further approval or vote of the Company’s shareholders shall be required to approve, adopt and execute this Agreement or consummate the transactions contemplated hereby.

(c) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Unaffiliated Shareholders of the Company and the Company as a whole and (ii) recommended to the Board of Directors that it approve and declare advisable this Agreement and the other transactions contemplated by this Agreement, including the Merger. The Board of Directors, at a meeting duly called and held, (A) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Unaffiliated Shareholders of the Company and the Company as a whole, (B) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (C) declared this Agreement advisable, and (iv) resolved to recommend authorization, adoption and approval of the Merger, the Cayman Plan of Merger and this Agreement by the shareholders of the Company (collectively, the “Board Recommendation”). The Board of Directors, acting upon the unanimous recommendation of the Special Committee, has directed that the Cayman Plan of Merger and this Agreement be submitted to the holders of Common Stock for their approval. Assuming the satisfaction of the conditions set forth in Sections 6.2(e) and 6.2(f), the Shareholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve, adopt and execute this Agreement and consummate the transactions contemplated hereby.

3.4  Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the memorandum and articles of association (or equivalent organizational and governing documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the filing and notice requirements set forth in clauses (i) through (v) of Section 3.4(b), violate any Law applicable to the Company or any of its Subsidiaries or (iii) except as set forth in Section 3.4(a) of the Disclosure Schedule, result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Contract to which the Company or any of its Subsidiaries is a party or (iv) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of the Company or any of its Subsidiaries, except, in the case of the immediately preceding clauses (ii), (iii) and (iv), to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance hereof by the Company will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby (including the filing of the Schedule 13E-3 and a proxy statement relating to the Company Shareholders Meeting (along with any amendments and supplements thereto, the “Proxy Statement”)), (ii) such filings as may be required under the rules and regulations of the Nasdaq Global Select Market (the “Nasdaq”), including any applications for delisting of the Common Stock with the Nasdaq, (iii) such filings as may be required under the HSR Act, (iv) such other filings as may be required under the Other Antitrust Laws, (v) the filing and recordation of appropriate merger or other documents as required by the Cayman Companies Law, (vi) the filings set forth in Section 3.4(b) of the Disclosure Schedule and (vii) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5  SEC Filings and Financial Statements.

(a) Since August 28, 2009, the Company and each of its Subsidiaries that is required to do so has filed or furnished, on a timely basis, all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “SEC Filings”). Each of the SEC Filings, in each case as of its filing date, as finally amended prior to the date of this Agreement (with respect to those SEC Filings initially filed prior to the date hereof) or prior to the Closing Date (with respect to those SEC Filings initially filed after the date hereof), has complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the SEC Filings, when filed as finally amended prior to the date hereof (with respect to those SEC Filings initially filed prior to the date hereof) and when filed prior to the Closing Date (with respect to those SEC Filings initially filed after the date hereof) contained or, if not yet filed or furnished, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the SEC Filings present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). Since August 28, 2009, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable rules and regulations of the Nasdaq, except for any such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and its Subsidiaries have no Liabilities of a nature required to be reflected on a balance sheet (or in the notes thereto) prepared in accordance with GAAP, other than (i) Liabilities that are specifically reflected, reserved for or disclosed in the balance sheet (or in the notes thereto) included in the Company’s consolidated financial statements set forth in the Company’s Form 10-Q filed with the SEC for the quarter ended February 25, 2011 (the “Balance Sheet Date”) as filed with the SEC prior to the date of this Agreement, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iii) Liabilities incurred in connection with this Agreement and the performance of the transactions contemplated hereby, or

(iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

3.6  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a 15(e) under the Exchange Act) as required by Rule 13a 15(a) under the Exchange Act, and the Company has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a 15(e) under the Exchange Act) as required by Rule 13a 15(b) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding disclosure and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company has not identified any material weaknesses in its internal controls, and the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and authorizations required pursuant to the rules and regulations adopted pursuant to Section 401 of the Sarbanes-Oxley Act, without qualification, when next due. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the August 28, 2009, to the Knowledge of the Company, neither the Company or its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiary or their respective internal accounting controls.

3.7  Taxes.  Except as set forth in Section 3.7 of the Disclosure Schedule:

(a) All material Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed, and each such Tax Return reflects the Company’s or such Subsidiary’s Liability for Taxes and is otherwise complete and accurate in all material respects. All material amounts of Taxes due and payable by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and each of its Subsidiaries has made adequate provision in their financial statements in accordance with GAAP for payment of all material amounts of Taxes that are not yet due and payable.

(b) There is no material audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in respect of any Taxes. There are no material Tax Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company and each of its Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or material Tax indemnity agreement, other than (i) agreements exclusively between or among the Company and/or its Subsidiaries and (ii) commercial Contracts entered into in the ordinary course of business and debt agreements that do not relate primarily to Taxes.

(f) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(g) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group (other than a group the common parent of which is or was the Company or any of its Subsidiaries) filing an affiliated, consolidated, combined or unitary Tax return or has any Liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) any material prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date or (v) an election under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has engaged in any listed transaction described in Treasury Regulation § 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(k) To the Company’s knowledge, SMART Modular Technologies (DE), Inc. qualifies as an “existing 80/20 company” as defined in Section 871(l)(1) of the Code.

(l) The Company and each of its Subsidiaries is in compliance in all material respects with all terms, conditions and formalities necessary for the continuance of any material Tax exemption, Tax holiday or other Tax reduction agreement or Order currently used by the Company or any of its Subsidiaries under the Tax laws of Puerto Rico or Malaysia. Each such material Tax exemption, Tax holiday or other Tax reduction agreement or Order shall remain in full force and effect on the Closing Date and, to the Company’s knowledge, the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or Order. Neither the Company nor any of its Subsidiaries has received notice of any termination, revocation or discontinuation, and, to the Knowledge of the Company, there is no threatened termination, revocation or discontinuation, of any material Tax exemption, Tax holiday or other Tax reduction agreement. The Malaysian Subsidiary is and has been in compliance with the all the conditions and obligations imposed on it (i) by the Malaysian Industrial Development Authority in the approval letter dated 22 March 2005 (Reference 130/38329/0347/0005ACI) and extension approval letter dated March 4, 2010 (Reference 180/38329/0347) to benefit from the tax incentives granted thereunder and (ii) in respect of the International Procurement Centre incentive granted pursuant to Section 127 of the Income Tax Act, 1967 of Malaysia in the approval letter dated April 30, 2004 (Reference 200/9/2/39(IPC)). Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, a material violation of the utilization by the Company and its Subsidiaries of the Tax incentives and benefits claimed by the Malaysian Subsidiary. As of the date hereof, there are no applications for Tax incentives and benefits (or extensions thereof) submitted by or on behalf of the Malaysian Subsidiary pending before the applicable Governmental Entity. Neither the Company nor any of its Subsidiaries has received any notice indicating that any application for new or extended Tax incentives and benefits will be denied, delayed or materially reduced and, to the Knowledge of the Company, there is no reasonable basis for any such denial, delay or reduction. The Malaysian Subsidiary holds all right, title and interest in its Permits representing or evidencing Tax incentives or benefits granted, rights issued or granted by any Governmental Entity.

(m) The Brazil Semiconductor Subsidiary (i) is and has been in compliance, since January 19, 2011, in all material respects with all applicable conditions, obligations, provisions and requirements set forth under Law 11,484/07, as amended, that established tax benefits under the Programa de Apoio ao Desenvolvimento Tecnológico da Indústria de Semicondutores (“PADIS”), granted by Portaria Interministerial No. 931, dated as of November 5, 2010 and related Ato Declaratório Executivo No. 3, dated as of

January 17, 2011, the benefits which the Brazil Semiconductor Subsidiary did not enjoy prior to February 1, 2011, and with all other material Tax incentives or benefits obtained or currently applicable to it, (ii) has obtained all necessary approvals and authorizations from applicable Governmental Entities, in each case, to utilize the applicable Tax incentives and benefits currently claimed by the Brazil Semiconductor Subsidiary, including under PADIS, and (iii) is in compliance with the Special Tax Regime granted by State of São Paulo tax authorities through Processo UA-1000635-194694/2004. The Brazil Module Subsidiary (A) is and has been in compliance, since August 30, 2010, in all material respects with all applicable conditions, obligations, provisions and requirements set forth under Law 8,248/91, as amended, that established tax benefits in connection with the Basic Productive Process (“PPB”), granted by Portaria Interministerial No. 644, dated as of August 26, 2010, the benefits which the Brazil Module Subsidiary did not enjoy prior to February 1, 2011, and with all other material Tax incentives or benefits obtained or currently applicable to it, (B) has obtained all necessary approvals and authorizations from applicable Governmental Entities, in each case, to utilize the applicable Tax incentives and benefits currently claimed by the Brazil Module Subsidiary, including under PPB and (C) has regularly applied to be accredited as a PPB company, as set forth by the State of Sao Paulo’s Portaria CAT No. 53, dated as of August 8, 2006, as amended, in order to be eligible for the tax benefits under the State of Sao Paulo legislation. Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, a material violation of the utilization by the Company and its Subsidiaries of the Tax incentives and benefits claimed by the Brazil Subsidiaries, including under PADIS and PPB (collectively “Tax Incentives and Benefits”). Neither the Company nor any of its Subsidiaries has received notice of any termination, revocation or discontinuation, and, to the Knowledge of the Company, there is no threatened termination, revocation or discontinuation, of any Tax Incentives and Benefits claimed by the Brazil Subsidiaries.

(n) The Brazil Subsidiaries have complied in all material respects with the requirements set forth under applicable Law in connection with each application for Tax Incentives and Benefits submitted by or on behalf of the Brazil Subsidiaries that is currently pending before the applicable Governmental Entity and (i) except in relation to certain requests for clarification received from applicable Governmental Entities, neither the Company nor any of its Subsidiaries has received any notice rejecting or materially delaying, or threatening to reject or materially delay, the approval of such applications, and (ii) to the Knowledge of the Company, there is no reasonable basis for any such rejection or material delay. Correct and complete copies of all written requests for clarification received from any Governmental Authorities relating to any Tax Incentives and Benefits submitted by or on behalf of the Brazil Subsidiaries that are currently pending have been made available to the Parent prior to the date hereof.

(o) The Brazil Subsidiaries hold all right, title and interest in their respective Permits representing or evidencing PADIS, PPB or any other Tax Incentives and Benefits, rights issued or granted by any Governmental Entity.

3.8  Compliance with Laws; Orders; Permits; Litigation.  Except with respect to Laws, Orders or Permits relating to Taxes, employee benefits, labor and employment or Environmental Laws, which representations shall be solely covered by Sections 3.7, 3.13, 3.14 and 3.15, respectively:

(a) The Company and each of its Subsidiaries are and have since August 28, 2009 been in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary is subject or by which the Company’s or any of its Subsidiaries’ respective properties are bound, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of or been charged with, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, a material violation of any applicable Law. Neither the Company, any of its Subsidiaries, nor any of their respective Affiliates, executive officers or directors (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; or (iv) to the Knowledge of the Company, is under investigation by any governmental authority for money laundering.

(b) The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as presently conducted, and all such Permits are in full force and effect and no cancellation or suspension of any Permit is pending or threatened, in each case except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other Person acting for or on behalf of the Company or its Subsidiaries, has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other Person acting in an official capacity for any Governmental Entity (including any political party or official thereof), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or its Subsidiaries, or any of their respective directors, officers or employees in obtaining or retaining business for or with, or in directing business to, any Person.

(d) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (i) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Order imposed upon the Company or any of its Subsidiaries, or any of their respective assets or properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9  Real and Personal Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (a) owns and has good and valid title to all of their respective owned real property, (b) has good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the SEC Filings as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practices), free and clear of all Liens, other than Permitted Liens, and (c) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Filings or acquired after the date thereof and is in full possession and control of the properties purported to be leased thereunder.

3.10  Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered, patented or subject to an application for registration or patent (including the application and registration date, and the jurisdictions where such

Intellectual Property is registered, patented or where applications have been filed, and all registration, patent or application numbers, as appropriate) as of the date hereof (the “Company-Registered Intellectual Property”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and as set forth on Section 3.10(b) of the Disclosure Schedule: (i) the Company and its Subsidiaries own, license or otherwise possess valid and enforceable rights to use, sell and otherwise commercially exploit, as the case may be, all Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted; (ii) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (iii) the Company Registered Intellectual Property is unexpired, subsisting and valid; (iv) none of the Company or any of its Subsidiaries has since August 28, 2009 made a claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, any Company Owned Intellectual Property; (v) there is no Order to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, by which the Company or any of its Subsidiaries is bound, that restricts the Company’s or its Subsidiaries’ rights to use any Intellectual Property used by the Company or its Subsidiaries in the ordinary course of business consistent with past practices; (vi) since August 28, 2009, neither the Company nor any of its Subsidiaries has incorporated any “open source”, “freeware”, “shareware” or other software code having similar license restrictions or distribution models in any material Company-owned software distributed by the Company or any of its Subsidiaries; and (vii) the Company and its Subsidiaries take commercially reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and internet sites from any unauthorized use, access, interruption or modification by third parties, and neither the Company nor any of its Subsidiaries has since August 28, 2009 suffered a material security breach.

(c) To the Knowledge of the Company, neither the use of the Company Owned Intellectual Property as currently used by the Company or any of its Subsidiaries in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company or any of its Subsidiaries (including products and services of the Company and its Subsidiaries), infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person. To the Knowledge of the Company, no Company-Owned Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any Person in any material respect, and no Actions by the Company or any of its Subsidiaries are pending against any third party in connection with any Company-Owned Intellectual Property. No Actions are pending or, to the Knowledge of the Company, threatened that challenge the rights of the Company or any of its Subsidiaries in, or the validity or enforceability of the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries has since August 28, 2009 been or is subject to any Order that may affect such rights. Except as set forth on Section 3.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has since August 28, 2009 received any written charge, complaint, claim, demand or notice alleging that the Company or any of its Subsidiaries has infringed, misappropriated, misused or otherwise violated the Intellectual Property Rights of any third party.

(d) Except for license agreements delivered with the Company’s products and services in the ordinary course of business and license agreements that are commercially available relating to computer software licensed to the Company or any of its Subsidiaries in the ordinary course of business, Section 3.10(d) of the Disclosure Schedule sets forth a correct and complete list of each material license, sublicense, collaboration or other agreement to which the Company or any of its Subsidiaries is a party and pursuant to which any rights have been granted to or by the Company or any Subsidiary with respect to any Intellectual Property.

(e) Except as set forth on Section 3.10(e) of the Disclosure Schedule, no Trade Secret or any other confidential, proprietary information where the preservation of confidentiality is material to the business of the Company or its Subsidiaries has been authorized to be disclosed, or to the Knowledge of the Company, has actually been disclosed by the Company or any of its Subsidiaries to any Person (including current and former employees, consultants and contractors of the Company and its Subsidiaries) other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and the use thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of Trade Secrets and other confidential information of the Company and its Subsidiaries, and third party confidential information provided to the Company or its Subsidiaries that the Company or such Subsidiary is obligated to maintain in confidence. The Company and its Subsidiaries have in place and enforce in all material respects a practice whereby the Company and its Subsidiaries execute a valid written confidentiality and Intellectual Property assignment agreement with all of their employees, consultants, and contractors who may have developed material Intellectual Property.

3.11  Absence of Certain Changes or Events.

(a) Since August 27, 2010, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as expressly contemplated by this Agreement, since the Balance Sheet Date, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) there has not occurred any action or event that, had such action or event occurred after the date hereof and prior to the Effective Time, would have breached any of the covenants contained in Sections 5.1(b)(i), 5.1(b)(ii), 5.1(b)(iii), 5.1(b)(vi), 5.1(b)(viii), 5.1(b)(x) and 5.1(b)(xi).

3.12  Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than this Agreement, the Company Plans and the Policies (collectively, the “Material Contracts”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, as a “definitive material agreement” (as such term is defined in Item 1.01 of Form 8-K of the SEC under the Exchange Act) or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(ii) any Contract containing any right of any exclusivity in favor of the other parties thereto with respect to any matter material to the Company’s business (including the sale, resale or distribution of any of the Company’s or its Subsidiaries’ products or the geographic area in which any product may be sold, resold or distributed) or any covenant limiting, in any respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or in any geographic area or solicit the employees of another Person;

(iii) each Contract that creates, governs or controls a partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries;

(iv) each Contract that (A) provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $5,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries or (B) provides for or relates to any hedging, derivatives or similar contracts or arrangements;

(v) each lease and sublease pursuant to which the Company or any of its Subsidiaries uses or holds any material property involving payments by or to the Company or any of its Subsidiaries of more than $500,000 on an annual basis;

(vi) (A) each Contract entered into after the Balance Sheet Date or (B) each Contract (x) pursuant to which any material earn-out, deferred or contingent payment remains outstanding or (y) entered into on or after August 28, 2009 pursuant to which indemnification obligations are still in effect (excluding indemnification obligations in respect of representations and warranties that survive indefinitely), in each case that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement;

(vii) each mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) on any material real property or asset of the Company or any Subsidiary thereof;

(viii) each Contract containing restrictions with respect to (A) payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries, (B) the pledging of the shares in its capital or other equity interests of the Company or any of its Subsidiaries or (C) the issuance of any guaranty in excess of $5,000,000 by the Company or any of its Subsidiaries;

(ix) each Contract (or series of related Contracts) for the purchase or sale of materials (other than purchase orders issued pursuant to a Contract governing such purchase orders or Contracts for the purchase or sale of materials entered into in the ordinary course of business), supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries or to the Company and its Subsidiaries, respectively, during the calendar year prior to the date hereof of $40,000,000 or more;

(x) each Contract set forth on Section 3.10(d) of the Disclosure Schedule;

(xi) each material Contract with a Governmental Entity;

(xii) each Contract that provides for the payment, increase or vesting of any benefits or compensation in connection with the consummation of the Merger; and

(xiii) Contracts relating to any single or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $3,000,000.

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable, and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, and to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iv) to the Knowledge of the Company, the Company has not received any notice from any Person that such Person intends to terminate, or not renew, any Material Contract.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, by net revenue during the 12-month period ended as at the Balance Sheet Date (the “Top Customers”) and Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list of the top five (5) suppliers of the Company and its Subsidiaries, taken as a whole, by expenditures during the 12-month period ended as at the Balance Sheet Date (the “Top Suppliers”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) none of the Top Customers or the Top Suppliers has canceled or otherwise terminated, or, to the Knowledge of the Company, has informed the Company of its intention to terminate or not renew its relationship with the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has received written notice that any such Top Customer or Top Supplier, as the case may be, intends to terminate or otherwise materially and adversely (x) modify its relationship with the Company or any of its Subsidiaries or (y) limit its purchases from or sales to, as applicable, the Company or its Subsidiaries (other than in the ordinary course of business).

3.13  Employee Benefits.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company does not maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect Liability, whether contingent or otherwise, with respect to any material plan, program, arrangement or agreement that is a pension, profit-sharing, deferred compensation, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, including any (i) material “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other material employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect) under which any current or former employee, manager, director or individual consultant of the Company has any present or future right to benefits (individually, a ‘‘Company Plan”, and collectively the “Company Plans”). All references to the “Company” in this Section 3.13 shall refer to the Company and any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(b) The Company does not maintain, contribute or have any Liability, whether contingent or otherwise, with respect to, and has not within the preceding six years maintained, contributed or had any Liability, whether contingent or otherwise, with respect to any Company Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code, (iii) subject to Sections 4063 or 4064 of ERISA, (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c) Each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. With respect to each Company Plan, (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor (“DOL”) or any other Governmental Entity, or to the participants or beneficiaries of such Company Plan have been filed or furnished on a timely basis; (ii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on a favorable opinion letter, from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA, the Code or any other applicable Laws; (iii) other than routine claims for benefits, no Liens, lawsuits or complaints to or by any Person or Governmental Entity have been filed against any Company Plan or the Company or, to the Knowledge of the Company, against any other Person and, to the Knowledge of the Company, no such Liens, lawsuits or complaints are contemplated or threatened with respect to any Company Plan; and (iv) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the IRS or DOL with respect to any Company Plan, except, in the case of the immediately preceding clauses (i), (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) All material liabilities or expenses of the Company in respect of any Company Plan that have not been paid, have been properly accrued in all material respects on the Company’s most recent financial statements, as of the date of the Company’s most recent financial statement, in accordance with GAAP. All material contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Plan, or in accordance with applicable Law, as of the date hereof have been timely made or properly reflected on the Company’s financial statements.

(e) The Company has no obligation to provide or make available any post employment benefit under any Company Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) for any current or former employee, manager, director or individual consultant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state Law.

(f) Except as set forth on Section 3.13(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, manager, director or individual consultant of the Company; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) The Company has no direct or indirect Liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except where such Liability would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) The Company has made available to the Parent with respect to each Company Plan, a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof, including all amendments, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description, summary of material modifications and any other material written communication by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) the most recent (A) Form 5500 and attached schedules, and (B) audited financial statements.

(i) The Company has complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to a Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(j) Except as set forth in Section 3.13(j) of the Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States (any such Company Plan set forth in Section 3.13(j) of the Disclosure Schedule, “Foreign Benefit Plans”). Except as would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity.

3.14  Labor and Employment Matters.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work, employment standards, human rights, pay equity, privacy, workers compensation, workplace safety and insurance, labor relations and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act, as amended, or other applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or, to the Knowledge of the Company, threatened, labor disputes, grievances, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries. Except as set forth on Section 3.14 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is (a) party to any collective bargaining agreement or other Contract or understanding with a labor union or organization or

(b) obligated to inform or consult any works council with respect to the transactions contemplated by this Agreement. To the Knowledge of the Company, there are no organizational efforts by any labor organization or any group of employees with respect to the formation or recognition of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries. Except as set forth on Section 3.14 of the Disclosure Schedule, the Company has not effectuated, within the 90 day period preceding the date hereof, nor does it currently have plans to effectuate (A) a “plant closing,” as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (B) a “mass layoff” (as defined in the WARN Act) or (C) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law which would be material.

3.15  Environmental.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and each of its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws (as defined below); (b) the Company and each of its Subsidiaries possess and comply with, and have not violated any, Permits required under Environmental Law for their respective operations as currently and since the beginning of the last complete fiscal year prior to the date hereof have been conducted, and neither the Company nor any of its Subsidiaries has received any notice that, and to the Knowledge of the Company there is no basis for any such Permit to be revoked, not re-issued, or adversely modified; (c) there are no Actions pending or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries alleging any violation of or liability (i) under any Environmental Law, or (ii) arising out of the presence or release of any substance or material listed, classified or regulated by any Governmental Entity as toxic or hazardous, as a pollutant or contaminant, or as any other words having the same or similar meaning (“Materials of Environmental Concern”); (d) neither the Company nor any of its Subsidiaries is subject to or affected by any Order under any Environmental Law or regarding any Materials of Environmental Concern; (e) neither the Company nor any of its Subsidiaries has released any Materials of Environmental Concern at any property currently or formerly owned or operated by any of them and, to the Knowledge of the Company, no Materials of Environmental Concern are otherwise present at or affecting any property owned or operated by the Company or any of its Subsidiaries or any other location (including any facility for the treatment, storage, or disposal of Materials of Environmental Concern), in such circumstances or under such conditions that could reasonably be expected to result in liability to the Company or any of its Subsidiaries pursuant to Environmental Laws or adversely affect any of them; and (f) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or, to the Knowledge of the Company, by operation of Law, any liability under Environmental Laws or regarding any Materials of Environmental Concern. As used herein, “Environmental Laws” means Laws and Orders relating to protection of the environment, or protection of human health and safety as may be affected by environmental conditions or by exposure to Materials of Environmental Concern.

3.16  Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets (collectively, the ‘‘Policies”), including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the Policies are in full force and effect and all premiums due and payable thereon from the Company have been paid in full, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Policies. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies. Section 3.16 of the Disclosure Schedule sets forth the aggregate amount of the annual premium for the Company’s directors’ and officers’ liability insurance policy (including any Side A coverage) in effect as of the date hereof. Complete and correct copies of each material Policy relating to the business, assets, liabilities, operations, employees, officers and directors of the Company or its Subsidiaries have been made available to the Parent prior to the date hereof.

3.17  Proxy Statement; Schedule 13E-3.  The Proxy Statement (including any amendments or supplements thereto or any document incorporated by reference therein) shall not, on the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, and the Schedule 13E-3 shall not, on the date it (including any amendments or supplements thereto or any document incorporated by reference therein) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information relating to the Parent or its Affiliates supplied in writing by or on behalf of the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

3.18  Brokers and Other Advisors.  No broker, finder, financial advisor, investment banker or other similar Person (other than Barclays Capital, Inc. (the “Financial Advisor”), the fees and expenses of which will be paid by the Company) is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to the Parent a true and correct copy of the each engagement letter between the Company and its Subsidiaries, on the one hand, and the Financial Advisor and any of its Affiliates, on the other hand.

3.19  Opinion of the Financial Advisor.  The Financial Advisor has delivered to the Special Committee its opinion, dated as of April 25, 2011, substantially to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by the Unaffiliated Shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view.

3.20  Takeover Statutes Not Applicable.  The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated hereby from, and this Agreement, the Merger and the other transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “business combination” or other anti takeover laws and regulations of any Governmental Entity or contained in the memorandum and articles of association of the Company. The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

3.21  Affiliate Transactions.  Except for director and employment related Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no officer or director of the Company or any of its Subsidiaries or any Person that beneficially owns 5% of the outstanding shares of Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is material to the Company and its Subsidiaries, taken as a whole, or, to the Knowledge of the Company, has any interest in any material property owned by the Company or any of its Subsidiaries.

3.22  No Other Representations or Warranties.  Except for the representations and warranties contained in Article IV, the Company acknowledges that none of the Parent, Merger Sub or any other Person on behalf of the Parent or Merger Sub makes any other express or implied representation or warranty with respect to the Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1  Organization.  Each of the Parent and Merger Sub is duly organized, incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction.

4.2  Authorization.  Each of the Parent and Merger Sub has the requisite legal power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption and approval pursuant to the Cayman Companies Law of this Agreement immediately after the execution and delivery of this Agreement by the Parent (or a wholly-owned Subsidiary of Parent) in its capacity as the sole shareholder of Merger Sub and compliance with the filing and notice requirements set forth in Sections 4.3(b)(i) through (v)). Assuming its due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub enforceable against the Parent and Merger Sub in accordance with its terms, except as limited by the Bankruptcy Exceptions.

4.3  Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of memorandum and articles of association (or comparable organization documents, as applicable) of the Parent or Merger Sub, (ii) assuming compliance with the filing and notice requirements set forth in Sections 4.3(b)(i) through (v), violate any Law applicable to the Parent or Merger Sub on the date hereof, (iii) result in a breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Contract to which the Parent or Merger Sub is a party or (iv) result in the creation of any Lien (other than a Permitted Lien) on an properties, rights or assets of the Parent or Merger Sub, except in the case of clauses (ii), (iii) or (iv) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Parent and Merger Sub does not, and the performance thereof will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) such filings under state securities Laws or blue sky Laws, the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and the Schedule 13E-3), (ii) such filings required under the rules and regulations of the Nasdaq, (iii) such filings as may be required under the HSR Act, (iv) such other filings as may be required under the Other Antitrust Laws, (v) the filing and recordation of appropriate merger or other documents as required by the Cayman Companies Law, (vi) the filings set forth in Section 3.4(b) of the Disclosure Schedule and (vii) such Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

4.4  Financing.  Parent has delivered to the Company true, complete and correct copies of: (i) the executed commitment letter, dated as of April 26, 2011 among Merger Sub, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, UBS Loan Finance LLC and UBS Securities LLC and excerpts of those portions of the executed fee letter associated therewith that contain any conditions to funding or “flex” provisions or other provisions (excluding provisions related solely to fees and economic terms agreed to by the parties thereto) regarding the terms and conditions of the financing to be provided by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, UBS Loan Finance LLC and UBS Securities LLC have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement; and (ii) the executed equity commitment letter, dated as of April 26, 2011 among Parent and the Guarantors (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Guarantors has committed to invest the cash amount set forth therein (the ‘‘Equity Financing” and together with the Debt Financing, the ‘‘Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and, as of the date hereof, (x) the respective commitments contained in the Financing Commitments have not been withdrawn, modified, amended, terminated or rescinded in any respect and (y) no such withdrawal, termination, rescission, amendment or modification is contemplated (other than amendments and modifications permitted under Section 5.10). As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Parent or any of its Affiliates is a party that could affect the availability of the Financing. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Sub and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Section 3.2 and performance by the Company of its obligations hereunder, the aggregate net proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, in the aggregate and together with the cash, cash equivalents and marketable securities of the Company and its Subsidiaries reflected on the consolidated balance sheet of the Company as at the Balance Sheet Date and the contribution contemplated by the letter agreements set forth on Section 4.12 of the Disclosure Schedule in accordance with the terms thereof, will be sufficient for Parent and the Surviving Corporation at the Effective Time to pay all amounts contemplated hereunder to be paid by them, to redeem the Notes and to pay the amount outstanding under the Loan and Security Agreement, to satisfy the obligations of the Company under Section 2.1(d) and to pay all related fees and expenses. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent or Merger Sub under the Financing Commitments, and Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments.

4.5  Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that challenges or seeks to enjoin, alter, prevent or materially delay the Merger.

4.6  Merger Sub; Ownership of Company Shares.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Neither Parent nor Merger Sub owns any shares of Common Stock.

4.7  Information Supplied.  None of the information relating to Parent or its Affiliates supplied in writing by Parent or Merger Sub for inclusion in the Proxy Statement shall, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, and in the Schedule 13E-3 shall, on the date it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.8  Vote/Approval Required.  No vote or consent of the holders of any class or series of shares in its capital of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent (or a wholly-owned Subsidiary of Parent) as the sole shareholder of Merger Sub (which shall occur promptly following the execution of this Agreement) is the only vote or consent of the holders of any class or series of shares in its capital of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

4.9  Brokers and Other Advisors.  No broker, finder, financial advisor or investment banker is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, Merger Sub or any of their respective Subsidiaries for which the Company could have any Liability prior to the Effective Time.

4.10  Solvency.  Neither Parent nor Merger Sub is entering into this Agreement or the Financing Commitments with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the Financing Commitments, including the Financing, the payment of the Merger Consideration and any other repayment or refinancing of debt that may be contemplated in the Debt Financing Commitment, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, the accuracy of the representations and warranties of the Company set forth in Article III and the performance by the Company of its obligations hereunder, the Surviving Corporation and its Subsidiaries, taken as a whole, (a) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts as they become absolute and mature; and (b) shall not have, as of such date, unreasonably small capital to carry on its business in which it is engaged. For purposes of this definition, “not have, as of such date, unreasonably small capital to carry on its business in which it is engaged” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.11  No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any other Person has made or makes any representation to Parent or Merger Sub or any other Person with respect to the accuracy, reasonableness or otherwise of any projections, estimates, forecasts or budgets for the Company or its Subsidiaries (individually or taken as a whole).

4.12  No Arrangements.  Except as set forth on Section 4.12 of the Disclosure Schedule, as of the date hereof, there are no Contracts between Parent or Merger Sub or any of their Affiliates and any member of the Company’s management that relate to the Company or its Subsidiaries, the Merger or the transactions contemplated hereby.

4.13  Investigation by Parent and Merger Sub.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and on the Company’s representations and warranties set forth in Article III.

ARTICLE V

COVENANTS

5.1  Operation of the Company’s Business.

(a) From and after the date hereof and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as may be required by Law, (iii) as expressly required by this Agreement, or (iv) as expressly set forth in Section 5.1(a) of the Disclosure Schedule, the Company covenants and agrees with the Parent that the Company and its Subsidiaries shall (y) carry on its business in the ordinary course consistent with past practices, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees, to preserve its relations and goodwill with suppliers, customers, landlords, licensors, licensees and other Persons having business relationships with the Company or any of its Subsidiaries and to keep in full force and effect any material Permits.

(b) Without limiting the generality of Section 5.1(a) and except as may be required by Law or expressly required by this Agreement, the Company agrees with the Parent that between the date hereof and the Closing or the Termination Date, as applicable, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly set forth in Section 5.1(a) of the Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) adopt any amendments to its memorandum and articles of association or similar applicable organization documents;

(ii) declare, authorize, set aside or pay any dividends on or make any distribution with respect to any of its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of the Company or such Subsidiaries), except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(iii) split, combine or reclassify any of its shares or issue or grant or authorize or propose the issuance or grant of any of its shares in its capital or other securities or any option, warrant or other right to acquire or receive any such shares or other securities, except for issuances of Common Stock as required to be issued upon exercise or settlement of Company Stock Options or Company Restricted Stock Awards under the Company Equity Incentive Plan outstanding on the date hereof in accordance with the terms thereof in effect on the date hereof;

(iv) purchase, redeem or otherwise acquire any of its or its Subsidiaries shares or any other of its or its Subsidiaries’ securities or any rights, warrants or options to acquire any such shares or other securities, except in each case in connection with the exercise and settlement of outstanding awards as of the date hereof under the Company Equity Incentive Plan;

(v) incur, assume, guarantee or become obligated with respect to any Indebtedness (excluding letters of credit issued in the ordinary course of business), except for (A) transactions in the ordinary course of business consistent with past practices among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries and (B) borrowings in the ordinary course of business under the Loan and Security Agreement not in excess of $35,000,000;

(vi) (A) (x) make any material change in any method of Tax accounting (y) make or change any material Tax election or (z) make any material change in any of the financial accounting principles or practices, other than changes required by GAAP or applicable Law or regulatory requirements with respect thereto, (B) file any material amended Tax Return, settle or compromise any material Tax liability (other than a Tax liability with respect to which the Company or its Subsidiaries is indemnified), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, (C) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (D) seek any Tax related ruling or guidance from any Tax authority or (E) enter into an agreement with any relevant Governmental Entity to amend, modify, waive or affect in any adverse manner the Tax incentives and benefits granted to the Company and its Subsidiaries;

(vii) (A) increase the salary or other cash or equity compensation of any director, employee or individual consultant of the Company or any of its Subsidiaries, other than increases in the salaries of non-officer employees in the ordinary course of business consistent with past practices, except in each case as required by the terms of any applicable Company Plan in existence on the date of this Agreement, (B) grant any new bonus, benefit or other direct or indirect compensation to any director, officer, or, other than in the ordinary course of business, to any non-officer employee or individual consultant of the Company or any of its Subsidiaries, (C) increase the coverage or benefits available under any (or create any new) Company Plan or any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers or employees of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, except for any modification or amendment that would not result in more than a de minimis increase to the cost to the Company under such plan or arrangement; (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any employees, managers, directors, officers or individual consultants of the Company or any of its Subsidiaries (or amend any such agreement to which the Company or any of its Subsidiaries is a party), except for offer letters entered into in the ordinary course of business consistent with past practices with any new non-officer employees with annual compensation per employee of less than $100,000, consulting agreements with individual consultant in the ordinary course of business consistent with past practices, settlement agreements with terminated non-officer employees in the ordinary course of business consistent with past practices and that provide for aggregate severance payments and benefits of less than $30,000 per individual or agreements or arrangements that restrict an employee, former employee or former individual consultant while imposing no restriction on the Company or any Subsidiary, or (E) enter into any collective bargaining agreement with any labor organization or union, except as may be required by the laws of Brazil;

(viii) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets of any Person outside of the ordinary course of business with a value in excess of $3,000,000 in the aggregate, (B) make any investment in another entity (other than an entity that is a wholly-owned Subsidiary of the Company as of the date hereof and other than incorporation of a wholly owned Subsidiary of the Company) with a value in excess of $500,000 in the aggregate, (C) sell, lease, license, or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any assets of the Company or any of its Subsidiaries with a value in excess of $1,000,000 in the aggregate, or (D) make any loans or advances to any Person in excess of $100,000 individually, or $200,000 in the aggregate (other than the Company or any wholly-owned Subsidiary and advances to employees in the ordinary course of business consistent with past practices), except, in the case of the immediately preceding clauses (A) and (C), for acquisitions or dispositions pursuant to a Contract in effect as of the date hereof, and, solely in the case of the immediately preceding clause (C), for (1) sales and non exclusive licenses of products and services of the Company and its Subsidiaries, including the sale or other disposition of supply, inventory or trading stock, in the ordinary course of business consistent with past practices, (2) dispositions of obsolete or substantially worthless assets and (3) transfers among the Company and its wholly-owned Subsidiaries;

(ix) (A) cancel, materially modify, terminate or grant a waiver of any rights that would be materially adverse to the Company and its Subsidiaries under any Material Contract (other than modification of customer Contracts pursuant to which additional products or services could be provided to the relevant customers and any modification or amendment that is in the aggregate beneficial to or not materially less favorable to the Company) or (B) enter into a new Contract that (x) would be a Material Contract (other than in the ordinary course of business consistent with past practices with respect to Contracts of the type described in Section 3.12(a)(i), (v), (ix), (x), (xi) or (xiii)) if in existence as of the date hereof or

(y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto (unless the provision excludes this Agreement, the Merger and the other transactions contemplated by this Agreement from the change of control provision) or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(x) Settle or compromise any litigation, audit, claim or Action other than settlements or compromises of litigation, audit, claim or Action that provide solely for monetary relief and where the amount paid by the Company in settlement or compromise, does not exceed $500,000, individually, or $1,000,000 in the aggregate;

(xi) (A) merge or consolidate the Company or any of its Subsidiaries with any Person (other than the Merger and other than such transactions solely among wholly owned domestic Subsidiaries of the Company that would not result in a material increase in the Tax liability of the Company or its Subsidiaries), (B) propose or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (C) transfer the equity interests of any Subsidiary of the Company to any entity that is not the current legal or beneficial owner of such Subsidiary, including intercompany transfers to the Company or any or its Subsidiaries, whether by way of contribution, sale, purchase, transfer, assignment, consolidation, merger or otherwise;

(xii) make or agree to make any capital expenditures, capital additions or capital improvements or enter into any agreements providing for any such capital expenditures, capital additions or capital improvements (including with respect to the amount and timing of such capital expenditures, capital additions or capital improvements) that is not set forth in the capital expenditures plan contained in Section 5.1(b)(xii) of the Disclosure Schedule, that exceeds $3,000,000 in the aggregate;

(xiii) grant any Lien (other than Permitted Liens) on any of its material assets or properties;

(xiv) enter into any material new line of business, other than in the ordinary course of business consistent with past practices and, provided that such new line of business is related to, and a reasonable expansion of, the Company’s or its Subsidiaries’ business that is conducted as of the date hereof;

(xv) permit any material item of Company-Owned Intellectual Property to become abandoned, cancelled, invalidated or dedicated to the public;

(xvi) terminate, cancel, amend or modify any material Policies which are not replaced by a comparable amount of insurance coverage; or

(xvii) agree to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’, as applicable, respective operations.

5.2  Proxy Statement; Shareholders Meeting.

(a) Subject to Section 5.2(b), the Company shall, as soon as reasonably practical after the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment or postponement thereof (the ‘‘Company Shareholders Meeting”) for the purpose of obtaining the Shareholder Approval; provided, however, that the Company shall be under no obligation to mail the Proxy Statement prior to the start of the No-Shop Period Start Date. The Company shall, through the Board of Directors of the Company or any committee thereof (including the Special Committee), but subject to the right of the Board of Directors of the Company or any committee thereof to make a Company Adverse Recommendation Change pursuant to Section 5.3, provide the Board Recommendation and shall include the Board Recommendation in the Proxy Statement, and, unless there has been a Company Adverse Recommendation Change, the Company shall use all reasonable lawful action to solicit the Shareholder Approval. The Company shall provide Parent with such information with respect to the solicitation of the Shareholder Approval as is reasonably requested by Parent.

(b) As soon as practicable following the date hereof (and in any event within 20 Business Days), (i) the Company shall prepare the Proxy Statement and the Company and Parent shall prepare the Schedule 13E-3, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and the Schedule 13E-3 and shall promptly provide such other assistance in the preparation thereof as may be reasonably requested by the Company from time to time and (iii) the Company shall file the Proxy Statement and the Schedule 13E-3 with the SEC. The Company shall thereafter use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after (x) responding to all such comments to the satisfaction of the SEC and (y) the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders, provided, however, that the Company shall be under no obligation to mail the Proxy Statement prior to the start of the No-Shop Period Start Date. The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and the Schedule 13E-3, and shall provide the Parent with copies of all correspondence between the Company and its Representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. In the event that the Company receives any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3, the Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company from time to time. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, the Company shall provide the Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by the Parent. If, at any time prior to the Company Shareholders Meeting, any information relating to the Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by the Parent or the Company, respectively, which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Parent or the Company, as the case may be, shall promptly notify the other, and to the extent required by applicable Law, the Company shall file an appropriate amendment or supplement describing such information promptly with the SEC and disseminate such amendment or supplement its shareholders, as applicable. All documents that the Company is responsible for filing in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

5.3  Alternative Proposals; Go-Shop.

(a) Notwithstanding any other provision of this Section 5.3 to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the forty fifth (45th) calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right, directly or indirectly, to: (i) initiate, solicit and encourage, whether publicly or otherwise, any inquiry or the making of any proposals or offers that could constitute Alternative Proposals, including by way of providing access to non-public information to any Person pursuant to a confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Non-Disclosure Agreement (an “Acceptable Confidentiality Agreement”); provided that the Company shall simultaneously make available to the Parent any information concerning the Company or its

Subsidiaries that the Company provides to any Person given such access that was not previously made available to the Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Alternative Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposals.

(b) Except as expressly permitted by this Section 5.3 and except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, at 12:00 a.m. on the forty sixth (46th) calendar day after the date of this Agreement (the ‘‘No-Shop Period Start Date”) immediately cease any activities permitted by Section 5.3(a) and any discussions or negotiations with any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that may be ongoing with respect to any Alternative Proposal. With respect to any Person or group with whom such discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to promptly require such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company.

(c) Subject to Section 5.3(d) and except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), the Company and its Subsidiaries will not, and the Company will cause its and its Subsidiaries’ Representatives not to, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries), any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in, a proposal or offer for, in a single transaction or series of related transactions, (A) any merger, consolidation, share exchange, business combination, recapitalization, joint venture, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the consolidated revenues, income or assets of the Company and its Subsidiaries, in each case, taken as a whole), (B) the direct or indirect acquisition of a 20% or greater interest of the outstanding Common Stock or aggregate voting power of the Company or any class of equity securities of the Company or (C) the direct or indirect acquisition of 20% or more of the consolidated assets or assets representing 20% or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries) of the Company and its Subsidiaries (any such proposal or offer, an “Alternative Proposal”), or (ii) engage or participate in any discussions (other than to state only that they are not permitted to have discussions and to refer to this Agreement) or negotiations (including by way of furnishing information regarding the Company or any of its Subsidiaries) in connection with, or which would reasonably be likely to lead to, or for the purpose of encouraging or facilitating, any Alternative Proposal.

(d) Following the No-Shop Period Start Date and prior to the Shareholder Approval being obtained (but not after), if the Board of Directors (or any committee thereof) receives a bona fide written Alternative Proposal and if the receipt of such Alternative Proposal did not result from a material breach of this Section 5.3, the Company or its Representatives may, if the Board of Directors, upon recommendation thereof by the Special Committee, or the Special Committee determines in good faith (after consultation with its outside counsel and financial advisor) that the Alternative Proposal is, or is reasonably expected to result in, a Superior Proposal, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and (B) engage or participate in discussions or negotiations regarding such Alternative Proposal if, but only if, (x) in the case of either of the immediately preceding clauses (A) or (B), the Board of Directors, upon the recommendation of the Special Committee determines in good faith (after consultation with outside counsel) that the failure to take such action would be materially inconsistent with the directors’ fiduciary duties under applicable Law and (y) the Company receives from such Person an Acceptable Confidentiality Agreement; provided that the Company shall immediately make available to the

Parent any information concerning the Company or its Subsidiaries that the Company provides to any Person given such access that was not previously made available to the Parent.

(e) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify the Parent in writing of the identity of each Excluded Party and provide to the Parent (x) a copy of any Alternative Proposal made in writing and other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any Alternative Proposal not made in writing (including any terms proposed orally or supplementally). Following the No-Shop Period Start Date, the Company shall promptly (and in any event within 24 hours after receipt), notify the Parent both orally and in writing of the receipt of any Alternative Proposal, any inquiries that could reasonably be expected to result in an Alternative Proposal, or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal, which notice shall include (i) a copy of any Alternative Proposal (including any financing commitments) made in writing and other written terms or proposals provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of any Alternative Proposal not made in writing or any such inquiry or request. Following the No-Shop Period Start Date, the Company shall keep the Parent reasonably informed on a prompt basis (and in any event within 24 hours) of the status of any Alternative Proposal (including any made by an Excluded Party), inquiry that could reasonably be expected to result in an Alternative Proposal, or request and the status of any discussions or negotiations with respect thereto. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to the Parent.

(f) Except as expressly permitted by this Section 5.3, the Board of Directors (or any committee thereof) shall not (1) (A) change, qualify, withdraw or modify, or publicly propose to change, withdraw, modify or qualify, in a manner adverse to the Parent, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an Alternative Proposal, (C) if a tender offer or exchange offer for shares in the capital of the Company that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement or (D) terminate, amend, waive or exempt any Person or group from the restrictions contained in any standstill agreements or any Takeover Laws or otherwise cause any such restrictions therein not to apply (other than any amendments, waivers or exemptions to allow a proposal to be made on a non-public basis in compliance with this Section 5.3 that do not in the aggregate result in terms materially more favorable to such Person than those contained in the Non-Disclosure Agreement) (each of the foregoing, a “Company Adverse Recommendation Change”), (2) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any Alternative Proposal (other than an Acceptable Confidentiality Agreement as expressly permitted hereunder) (each of the foregoing, an “Alternative Proposal Agreement”) or (3) resolve, propose or agree to any of the foregoing; provided, however, prior to the Shareholder Approval being obtained (but not after), if (x) the Board of Directors determines in good faith (after consultation with outside counsel and upon recommendation thereof by the Special Committee) that the failure to take any of the following actions would be materially inconsistent with the directors’ fiduciary duties under applicable Law, (y) (i) the Special Committee determines in good faith (after consultation with outside counsel and its financial advisors) that a bona fide written Alternative Proposal received by the Company in compliance with this Section 5.3 constitutes a Superior Proposal (including any Superior Proposal made by an Excluded Party) or (ii) a material development or change in circumstances occurs or arises after the date hereof not relating to any Alternative Proposal and that was not known to, or reasonably foreseeable by, the Company or the Board of Directors (or any committee thereof) as of or prior to the date hereof (such development or change in circumstances, an ‘‘Intervening Event”), it being understood that, for the avoidance of doubt, an Intervening Event shall not include any development or change set forth in Section 5.3(f) of the Disclosure Schedule, and (z) the Company and its Subsidiaries have complied in all material respects with this Section 5.3, then the Special Committee or the Board of Directors may (I) effect a Company Adverse Recommendation Change or (II) only in the case of the foregoing clause (y)(i), allow the Company or any of its Subsidiaries to enter into any Alternative Proposal Agreement with respect to such Superior Proposal and effect any transaction contemplated by such Superior Proposal; provided, further, however, that the Board of Directors may only take the actions described in (1) clause (II) if the Company terminates this Agreement pursuant to Section 7.1(e) concurrently with entering into such Alternative Proposal Agreement and pays the Company Termination Fee in compliance with Section 7.2 and (2) clauses (I) or (II) if:

(i) the Company shall have provided prior written notice to the Parent and Merger Sub, of its or the Board of Director’s intention to take such actions at least four (4) calendar days in advance of taking such action, which notice shall specify, as applicable, the details of such Intervening Event or the material terms of the Alternative Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Alternative Proposal and other material documents (including any financing commitments with respect to such Alternative Proposal);

(ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with the Parent and Merger Sub in good faith (to the extent the Parent and Merger Sub desire to negotiate) during such four-day period to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments as would permit the Company, the Special Committee or the Board of Directors not to take such actions; and

(iii) the Special Committee and the Board of Directors shall have considered in good faith any changes to this Agreement and the Financing Commitments or other arrangements that may be offered in writing by the Parent by 5:00 PM Pacific Time on the fourth day of such four-day period and shall have determined in good faith (x) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors that the Alternative Proposal received by the Company would continue to constitute a Superior Proposal and (y) with respect to the actions described in clauses (I) or (II), after consultation with outside counsel, that it would continue to be materially inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Company Adverse Recommendation Change, in each case, if such changes offered in writing by the Parent were given effect.

In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any favorable change in the purchase price, form of consideration, transaction timing or transaction financing for such Superior Proposal), the Company shall be required to deliver a new written notice to the Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 5.3(f) with respect to such new written notice, except the notice period shall be at least two days (rather than the four days contemplated by Section 5.3(f)(i) above). Nothing contained in this Section 5.3 or elsewhere in this Agreement will prohibit the Company, the Board of Directors or the Special Committee from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or otherwise complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or making such other disclosure as required by applicable Law if, in each such case in the good faith judgment of the Board of Directors or the Special Committee, failure to make such disclosure would be materially inconsistent with its obligations under applicable Law; provided, however, that neither the Board of Directors nor any committee thereof shall recommend that the shareholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) or effect a Company Adverse Recommendation Change, unless in each case, the applicable requirements of this Section 5.3 shall have been satisfied.

(g) As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal that the Board of Directors (which may be determined acting through the Special Committee) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and the Company’s outside counsel, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of such Alternative Proposal, and, if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the Merger, taking into account all of the terms and conditions of such Alternative Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by the Parent to the Company in writing in response to such Alternative Proposal under the provisions of Section 5.3(f) or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

5.4  Regulatory Matters and Approvals; Further Action.

(a) Each of the Parent, Merger Sub and the Company shall, as promptly as reasonably practicable following the execution of this Agreement and before the expiration of any relevant legal deadline, make or cause to be made filings (i) with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required under the HSR Act (which form shall be filed no later than ten (10) Business Days after the date hereof, unless the parties mutually agree to extend the deadline), and (ii) to the appropriate Governmental Entities listed on Section 5.4 of the Disclosure Schedule (the “International Filings”), the notification and report form filings required under the antitrust and competition Laws and foreign investment Laws of such jurisdictions (which filings shall be made as reasonably promptly as practicable after the date hereof). Each of the Parent, Merger Sub and the Company shall use its respective reasonable best efforts to obtain promptly any clearance required under the HSR Act and under the Laws of the jurisdictions of the International Filings for the consummation of the transactions contemplated by this Agreement including (A) defending against the entry of any Order under any applicable antitrust or competition Law of the United States or under the Laws set forth on Section 5.4 of the Disclosure Schedule, in each case, that would restrain, prevent, or delay the Closing, including defending any Actions asserted by a Governmental Entity challenging this Agreement or the transactions contemplated hereby thereunder under the applicable antitrust or competition Laws of the United States or the Laws set forth on Section 5.4 of the Disclosure Schedule, and using its reasonable best efforts to have vacated, lifted, reversed or overturned any Order under any applicable antitrust or competition Law of the United States or under the Laws set forth on Section 5.4 of the Disclosure Schedule, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated hereby and (B) to the extent permitted by Law, keeping each other apprised of the status of any communications with, and any inquiries or requests for additional information, from any Governmental Entity.

(b) Each of the Parent and the Company agrees to instruct its respective counsel to cooperate with each other and shall use their respective reasonable best efforts to the extent permitted by Law to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act and the International Filings and (ii) permit the other party’s counsel to review and incorporate such other party’s counsel’s reasonable comments in any filings or other communication given by it to any Governmental Entity or in connection with any proceeding by a private party related to antitrust or competition Laws with any other Person. None of the Parent, the Company nor any of their respective counsel shall independently contact any Governmental Entity or participate in any meeting or discussion (or any other communication by any means) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of the Parent, the Company, and in the case of the Company, the Parent, in either case, where reasonably practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Parent or the Company, as applicable, shall be limited to outside antitrust counsel only).

(c) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use their reasonable best efforts to effectuate the Merger in accordance with this Agreement as promptly as practicable, including using their reasonable best efforts (i) to request and obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby; provided that (x) no party shall be obligated to pay any consideration to any third party from whom such consent, waiver or approval is requested and (y) the consent of the Parent shall be required with respect to any amendment or modification to any Contract in connection with obtaining any such consent, waiver or approval that is adverse in any material respect to the Parent, Merger Sub, the Company or any of its Subsidiaries and (ii) to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.5  Press Releases and Public Announcement.  None of the Parent, Merger Sub, the Company or their respective Representatives will issue any press release or make any public announcement or disclosure relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of the Parent and Merger Sub, the Company, and in the case of the Company, the Parent; provided that each party may issue any such press release or make such public announcement it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure.

5.6  Access to Information; Shareholder Litigation.

(a) Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, the Company will, and will cause each of its Subsidiaries to, upon reasonable prior written notice of the Parent, permit the Parent and its Representatives and Financing Sources to have (at the Parent’s expense) reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries, to (i) the officers and senior management, the premises, employees, agents, books, records, and Contracts of or pertaining to the Company and any of its Subsidiaries and (ii) subject to the prior consent of the Company (which consent is not to be unreasonably withheld, conditioned or delayed), the customers and suppliers of the Company and any of its Subsidiaries, in each case, as the Parent may reasonably request in writing.

(b) The Company will give prompt written notice to the Parent of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect. The Parent and Merger Sub will give prompt written notice to the Company of any event that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of the Company, the Parent and Merger Sub will give prompt written notice to the other parties of (i) any facts relating to such party which would make it necessary or advisable to amend the Proxy Statement or the Schedule 13E-3 in order to make the statements therein not misleading or to comply with applicable Law and (ii) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated hereby. The Company shall (w) promptly advise the Parent of any Action commenced after the date hereof against the Company or any of its directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, (x) keep the Parent reasonably informed regarding any such Action, (y) give the Parent the opportunity to participate in such Action, consult with the Parent regarding the defense or settlement of any such Action and consider the Parent’s views with respect to such Action and (z) not settle any such Action without the Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned, provided that (A) any settlement agreed to in writing by the Company’s insurance carriers and the Company pursuant to which the Company’s insurance carriers expressly agree to directly cover the entire costs of such settlement and all related litigation costs of the Company and (B) such settlement is solely for monetary relief, then such settlement shall be deemed reasonable and shall not require any further Parent consent). The delivery of any notice pursuant to this Section 5.6(b) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c) Each of the Parent and Merger Sub will, and will cause their respective Representatives to, hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to the Parent, Merger Sub or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the letter agreement, dated March 3, 2011, between the Company, Silver Lake Management Company III, L.L.C. and Silver Lake Management Company Sumeru, L.L.C. (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement shall remain in full force and effect in accordance with their respective terms.

5.7  Employee Matters.

(a) Until the twelve month anniversary of the Effective Time (the ‘‘Benefits Continuation Period”), the Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and its Subsidiaries who are employed immediately prior to the Effective Time and who continue as employees of the Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), (i) at least the same level of base salary or wages (as applicable) and (ii) employee benefits and aggregate annual cash incentive opportunities that are substantially comparable in the aggregate to those provided as of the date hereof by the Company or the applicable Subsidiary to such Company Employees pursuant to the Company Plans (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Without limiting the generality of the foregoing, the Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance and any similar benefits to Company Employees that are substantially similar to the severance and similar benefits currently provided under the Company Plans for the Benefit Continuation Period, including by recognizing all service recognized for such purposes under the applicable Company Plan.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, the Parent shall cause (x) all pre-existing condition exclusions and actively at work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Agreement is intended (i) to require the Parent, the Company, the Surviving Corporation or any of their respective Affiliates to establish or maintain any specific Company Plan or other employee benefit plan or arrangement for any length of time; or (ii) to create or amend any Company Plan or other employee benefit plan or arrangement. This Section 5.7 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, or any other participant in or beneficiary under any Company Plan or other employee benefit plan or arrangement that may be established or maintained by the Parent, the Company, the Surviving Corporation or any of their respective Affiliates following the Merger, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.

5.8  Indemnification and Insurance.

(a) For a period of six years from the Effective Time, the memorandum and articles of association of the Surviving Corporation, subject to compliance with applicable Law, shall contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the directors or officers of the Company as those contained in the memorandum and articles of association in effect immediately as of the date hereof. From and after the Effective Time, each of the Parent and the Surviving Corporation shall (i) be jointly and severally liable to pay and perform in a timely manner such indemnification, advancement and exculpation obligations, and (ii), to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law), to the same extent that such persons are entitled to indemnification or advancement pursuant to the memorandum and articles of association of the Company as in effect as of the date hereof, each current and former director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred (x) in such Indemnified Party’s capacity as a director or officer of the Company or any of its Subsidiaries or (y) in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or one of its Subsidiaries, before the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or one of its Subsidiaries), including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such Action, the Parent and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(b) For the six (6) year period commencing immediately after the Effective Time (the “D&O Tail Period”), the Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable in any material respects to such individuals than those of such policy in effect on the date hereof (or the Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a fully-paid “tail” policy for the D&O Tail Period); provided, however, that, if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium, then the Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an aggregate premium of 300% of the current annual premium; provided, further, however, that any such replacement or substitution of insurance policies shall not result in gaps in coverage. Subject to the prior consent of the Parent, the Company shall have the right prior to the Effective Time to purchase, for an aggregate amount not to exceed 300% of the current annual premium, a fully-paid “tail” policy for the D&O

Tail Period on terms and scope with respect to such coverage, and in amount, not less (but not more) favorable in any material respect to such individuals than the directors’ and officers’ liability insurance policy in effect on the date hereof (including Side A coverage) with respect to matters existing or occurring prior to the Effective Time. If such fully-paid “tail” policy has been obtained by the Company prior to the Effective Time, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.8(b) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the memorandum and articles of association or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the Cayman Companies Law, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or otherwise. Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each Indemnified Party pursuant to any of the agreements set forth on Section 5.8(c) of the Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. The provisions of this Section 5.8 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and his or her heirs, each of whom is an intended third-party beneficiary of this Section 5.8, and shall not be terminated or modified in a manner as to adversely affect the rights of any Indemnified Parties.

(d) In the event the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, in each case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

5.9  Takeover Laws.  Without prejudice to Section 3.20, if any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity (“Takeover Laws”) is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Law on the transactions contemplated hereby.

5.10  Financing.

(a) Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that Parent’s and Merger Sub’s obligations to consummate the Merger are not conditioned upon Parent’s or Merger Sub’s obtaining any financing. For the avoidance of doubt, Parent and Merger Sub acknowledge and agree that the existence of any conditions contained in the Financing Commitments or any commitment letter for any alternative financing or any agreement relating thereto shall not constitute, nor be construed to constitute, a condition to the consummation of the Merger hereunder.

(b) Each of the Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Financing Commitments if such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid to the Financing Sources or original issue discount), unless the Debt Financing or the Equity Financing is increased by a corresponding amount or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, (II) materially delay, prevent or otherwise make materially less likely to occur the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) or (III) adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto in any material respect, and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the

Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments (provided that the Parent and Merger Sub may amend or replace the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof), including using its reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions applicable to the Parent and Merger Sub to obtaining the Debt Financing at the Closing set forth therein that are within its control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitment (and provide copies thereof to the Company), (iv) consummate the Financing in accordance with the terms and conditions of the Debt Financing Commitment at or prior to the Closing, (v) cause the Financing Sources providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby in accordance with the terms and conditions of the Debt Financing Commitment. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, the Parent shall promptly notify the Company and shall use its reasonable best efforts to arrange to obtain alternative debt financing from alternative debt sources on terms and conditions no less favorable to the Parent and Merger Sub (in the reasonable judgment of the Parent) and in an amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event. For the avoidance of doubt, in no event shall any Guarantor be required to provide any financing other than equity financing, which equity shall in no event be required to exceed the respective amounts set forth in the Equity Financing Commitment, and in no event shall the Parent or Merger Sub be required to seek or obtain equity financing other than the Equity Financing. The Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide the Parent and Merger Sub with any portion of the Financing. For purposes of this Section 5.10 and Section 4.4, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Commitments as permitted by this Section 5.10 to be amended, modified or replaced and references to “Financing Commitments” and “Debt Financing Commitment” shall include such documents as permitted by this Section 5.10 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.

(c) Prior to the Closing, the Company and its Subsidiaries shall provide to the Parent and Merger Sub, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide to the Parent and Merger Sub, all cooperation that is reasonably requested by the Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including: (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of the Parent and Merger Sub and their Financing Sources, in each case in connection with the Financing; (ii) furnishing the Parent, Merger Sub and their Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by the Parent, including all financial statements and financial and other data of the type customarily included in a bank information memorandum (including pro forma financial information), and other documents reasonably requested by the Financing Sources to consummate the Financings at the time the Financings are to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs 5 and 6 of Exhibit C of the Debt Financing Commitment; provided that the Company shall only be required to furnish pro forma information relating to the Merger incorporating proposed debt and equity capitalization if Parent has provided the Company with the assumptions for such pro forma preparation at least ten days prior to the date such pro forma information is required to be delivered (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Information”); (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including, to the extent necessary, a bank information memorandum that does not include material non-public information), prospectuses and similar documents required in connection with the Financing; (iv) executing and delivering any pledge and security documents and otherwise reasonably facilitating the granting of a security interest

(and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents (subject to the occurrence of the Closing) as may reasonably be requested by the Parent; (v) obtaining a certificate of the chief financial officer of the Company with respect to solvency matters in the form attached as Annex I to Exhibit C to the Debt Financing Commitment to the extent reasonably required by the Financing Sources in customary form, customary authorization letters with respect to the bank information memoranda from a senior officer of the Company and consents of accountants for use of their reports in any materials relating to the Debt Financing; (vi) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance at the expense of and as reasonably requested by the Parent on behalf of the Financing Sources; (vii) taking all reasonable actions, subject to the occurrence of the Closing, necessary to permit the consummation of such Debt Financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures and/or other instruments on terms satisfactory to the Parent in connection with such Debt Financing immediately prior to (and conditioned upon the occurrence of) the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Financing Commitment; (viii) at least five days prior to the Closing, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by the Parent at least ten days prior to the Closing which is in connection with the Debt Financing relates to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; and (ix) providing unaudited consolidated quarterly and monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent, in the case of monthly statements, the Company customarily prepares such financial statements; provided, however, that the Company shall not be required to enter into or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing. The Company shall not be required to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. The Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information (other than information furnished by or on behalf of the Company of its Subsidiaries) utilized in connection therewith. The Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company in connection with such cooperation. Without granting any ownership or other rights, the Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(d) Without prejudice to Section 5.13, to the extent permitted by Law, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, reasonably cooperate with and to otherwise provide prompt assistance to the Parent and its Representatives in connection with the Parent’s review of and planning for any internal structuring or reorganization of the Company’s Subsidiaries, employees, assets or liabilities and, if directed by Parent, to cause any such internal structuring or reorganization to be effectuated at or immediately prior to the Closing (provided that the formation or incorporation of new wholly-owned Subsidiaries may occur upon Parent’s reasonable request at any time following the date hereof); provided that such cooperation will not unreasonably interfere with the ongoing operations of the Company.

5.11  Treatment of Existing Indebtedness.

(a) On or prior to the second Business Day prior to the Effective Time, the Company shall deliver to the Parent a copy of a payoff letter, in commercially reasonable form, from the Agent (as defined in the Loan and Security Agreement) under the Loan and Security Agreement, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any Obligations (as defined in the Loan and Security Agreement) under the Loan and Security Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the

“Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Loan and Security Agreement and related instruments evidencing the Loan and Security Agreement shall be terminated and (iii) state that all Liens, guarantees and agreements to subordinate in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Obligations shall be, upon the payment of the Payoff Amount, released and terminated. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions to facilitate the termination of the Loan and Security Agreement, the repayment in full of all Obligations then outstanding thereunder and the release of all Liens and the termination of all guarantees (including reflecting the release of the pledge of quotas of the Brazil Subsidiaries in their respective articles of association) and the agreements evidencing subordination in connection therewith on the Closing Date prior to the Closing; provided that this Section 5.11(a) shall not require the Company or any of its Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently.

(b) The Company shall (i) prepare notices of redemption for all of the outstanding Notes pursuant to Article III of the Indenture, (ii) use its commercially reasonable efforts to cause the Trustee (as defined in the Indenture) to proceed with the redemption of the Notes on notice of 30 days before the redemption date and provide such notice and take any such action as is reasonably necessary to cause the Trustee to mail the notice of redemption to each Holder (as defined in the Indenture) of the Notes on the Closing Date, (iii) obtain officer’s certificates pursuant to the terms of the Indenture stating that, subject to delivery of funds as arranged by the Parent or Merger Sub, all conditions precedent to the satisfaction and discharge of the Notes have been satisfied, (iv) use its commercially reasonable efforts to obtain an appropriate opinion of counsel pursuant to the terms of the Indenture stating that, subject only to delivery of funds as arranged by the Parent and Merger Sub, all conditions precedent to the satisfaction and discharge of the Notes have been satisfied, (v) provide the Parent the opportunity to review and comment on each of the foregoing notices, certificates and opinions reasonably in advance of their delivery and (vi) use its commercially reasonable efforts to take all other actions and prepare all other documents as may be reasonably necessary or appropriate to (A) issue an irrevocable notice of redemption as of the Closing Date (which issuance shall occur immediately prior to the Closing) for all of the Notes (subject to the irrevocable deposit of funds with the Trustee immediately prior to the Closing by the Company as arranged by the Parent and Merger Sub) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of the Notes (together with all interest, prepayment premiums, penalties, breakage costs or similar obligations related to the Notes) pursuant to the requisite provisions of the Indenture, (B) facilitate the satisfaction and/or discharge of the Notes pursuant to the Indenture, and redeem, satisfy and discharge the Notes in accordance with the terms of the Indenture immediately prior to Closing and (C) obtain the release (including written evidence thereof) of all Liens and the termination of all guarantees (including reflecting the release of the pledge of quotas of the Brazil Subsidiaries in their respective articles of association) and agreements to subordinate in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing the Notes immediately prior to the Closing.

5.12  Cash and Marketable Securities.  To the extent requested by the Parent, the Company and its Subsidiaries shall cooperate in good faith and use reasonable efforts, to the extent permitted by Law and subject to the reasonable operational requirements of the Company and its Subsidiaries, to (a) repatriate cash, as requested by the Parent, to the United States, the Cayman Islands and/or Brazil (including by direct or indirect transfers of cash, dividends or intercompany loans), in as tax- and cost-efficient manner as reasonably practicable, with a view to maximizing the amount of the Company’s cash held in the United States, the Cayman Islands and/or Brazil on the Closing Date, and (b) sell, in as tax- and cost-efficient manner as reasonably practicable, such amount and type of the marketable securities then owned by the Company and its Subsidiaries, in each case with effect as of a date reasonably proximate to the Closing Date.

5.13  Tax Matters.  At the direction of Parent, the Company and its Subsidiaries will cooperate with Parent to prepare and submit a request for a tax ruling from the tax authorities in the Netherlands as promptly as practicable after the date hereof regarding the transfer of SMART Modular Technologies (NL) B.V. to a newly formed Luxembourg or other European holding company. The Company and its Subsidiaries will also consider in good faith seeking additional tax rulings from the tax authorities in the Netherlands as requested by Parent. The Company and its Subsidiaries shall not take any action in connection with or related to such ruling without Parent’s direction and prior written consent and will cooperate with Parent to keep Parent timely informed on all matters related to such ruling.

5.14  Resignation of Directors.  At the Closing, the Company shall deliver to the Parent evidence reasonably satisfactory to the Parent of the resignation of all directors of the Company effective at the Effective Time.

5.15  Delisting.  The Surviving Corporation will use its commercially reasonable efforts to cause the shares of Common Stock to be de-listed from the NASDAQ and de registered under the Exchange Act as soon as practicable following the Effective Time.

5.16  Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be reasonably necessary or advisable hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or, to the extent permitted under applicable Law, waiver by the Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) The Shareholder Approval shall have been obtained.

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act and the antitrust and competition Laws of the jurisdictions listed on Section 6.1(b) of the Disclosure Schedule shall have expired or otherwise been terminated, and the parties shall have received all other necessary pre-closing authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger).

(c) No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger shall be in effect.

6.2  Conditions to Obligations of the Parent and Merger Sub to Effect the Merger.  The respective obligations of the Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or, to the extent permitted under applicable Law, waiver by the Parent) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement (other than Sections 3.2(a), 3.2(b), 3.2(g) and 3.3) will be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(g) and 3.3 will be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except for de minimis failures of such representations and warranties to be so true and correct.

(b) The Company shall have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) The Company shall have delivered to the Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) There has not been any change, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) All actions such that the Loan and Security Agreement shall be terminated in accordance with the terms set forth therein immediately prior to the Closing shall have been taken.

(f) All actions such that all Liens securing the Notes shall be released and the Indenture shall cease to be of further effect pursuant to Article VIII thereof, in each case, immediately prior to Closing shall have been taken.

6.3  Conditions to Obligations of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment (or, to the extent permitted under applicable Law, waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement will be true and correct as of the Effective Time (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not prevent, materially delay or otherwise materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The Parent and Merger Sub shall have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) The Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of the Parent and Merger Sub by a duly authorized officer of the Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION; REMEDIES

7.1  Termination of Agreement.  This Agreement may be terminated (notwithstanding receipt of the Shareholder Approval) as follows:

(a) by mutual written consent of Merger Sub and the Company at any time prior to the Effective Time;

(b) by either Merger Sub or the Company, if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action will have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the party seeking to terminate if the issuance of such Order or other action was primarily due to the failure of such party to perform in all material respects any of its obligations contained in this Agreement;

(c) by either Merger Sub or the Company, if the Merger does not occur on or before 5:00 P.M. New York City time on October 26, 2011 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if the failure of such party (or in the case of Merger Sub, the Parent) to perform in all material respects any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

(d) by either Merger Sub or the Company, if the Company Shareholders Meeting shall have been held and completed and adoption of this Agreement by the shareholders of the Company referred to in Section 6.1(a) shall not have been obtained at such Company Shareholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this 7.1(d) shall not be available to the party seeking to terminate if the failure of such party to perform in all material respects any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the adoption of this Agreement by the shareholders of the Company referred to in Section 6.1(a);

(e) by the Company, at any time prior to the time the Shareholder Approval being obtained, in order to enter into an Alternative Proposal Agreement in compliance with Section 5.3(f) that effects a Superior Proposal; provided that (i) such Alternative Proposal Agreement did not result from a breach of Section 5.3 and (ii) the Company has paid the Company Termination Fee in compliance with Section 7.2 prior to or simultaneously with such termination;

(f) by Merger Sub, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Merger Sub’s intention to terminate this Agreement if such breach or failure is not cured) from Merger Sub of such breach or failure; provided that Merger Sub shall not have a right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or it is then in breach of any representations, warranties covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3;

(g) by the Company, if the Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 30 days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and the Company’s intention to terminate this Agreement if such breach or failure is not cured) from the Company of such breach; provided that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.1(g) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2;

(h) by the Company, if (i) all of the conditions set forth in Section 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2, (iii) the Company irrevocably confirmed in writing that (x) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by the Company and (y) it is prepared to consummate the Closing and (iv) the Company stood ready, willing and able to consummate the Closing, during such period; or

(i) by Merger Sub, at any time prior to the Shareholder Approval being obtained, if (A) the Board of Directors or any committee thereof (or the Company) shall have made a Company Adverse Recommendation Change, (B) the Board of Directors fails to include in the Proxy Statement when mailed, the Board Recommendation, (C) the Company enters into an Alternative Proposal Agreement or (D) the Board of Directors or any committee thereof (or the Company) publicly announces its intention to do any of the foregoing.

Written notice of termination other than pursuant to Section 7.1(a) shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is being made.

7.2  Certain Remedies.

(a) Company Termination Fee.

(i) If (A) (i) this Agreement is terminated pursuant to Section 7.1(d), (ii) any Person shall have publicly disclosed a bona fide Alternative Proposal on or after the date hereof but prior to the Company Shareholder Meeting and such Alternative Proposal shall not have been withdrawn at least three Business Days prior to the Company Shareholder Meeting, and (iii) within 12 months after the Termination Date, the Company or any of its Affiliates (x) consummates an Alternative Proposal or (y) enters into a definitive agreement with respect to an Alternative Proposal and ultimately consummates an Alternative Proposal (in each case whether or not the Alternative Proposal was the same Alternative Proposal referred to in clause (ii)), or (B) (i) this Agreement is terminated pursuant to Section 7.1(c), or 7.1(f), (ii) any Person shall have made a bona fide Alternative Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 7.1, and (iii) within 12 months after the Termination Date, the Company or any of its Affiliates (x) consummates an Alternative Proposal or (y) enters into a definitive agreement with respect to an Alternative Proposal and ultimately consummates an Alternative Proposal (in each case whether or not the Alternative Proposal was the same Alternative Proposal referred to in clause (ii)), then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee, less any Parent Expenses paid by the Company pursuant to Section 7.2(c).

(ii) If this Agreement is terminated (x) by the Company pursuant to Section 7.1(e) or (y) by Merger Sub pursuant to Section 7.1(i), then the Company will pay the Parent’s designees an aggregate amount equal to the Company Termination Fee.

(iii) For the purpose of this Section 7.2(a), all references in the term Alternative Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iv) The Company Termination Fee will be paid in the aggregate to the Parent’s designees by the Company in immediately available funds (x) in the case of Section 7.2(a)(i) or 7.2(a)(ii)(y), within two (2) Business Days after the date of the event giving rise to the obligation to make such payment and (y) in the case of Section 7.2(a)(ii)(x), prior to or contemporaneously with such termination of this Agreement (and any purported termination pursuant to Section 7.1(e) shall be void and of no force or effect unless the Company shall have made such payment).

(v) As used in this Agreement, “Company Termination Fee” means (A) an amount equal to Twelve Million Nine Hundred Thousand Dollars ($12,900,000) if the Company Termination Fee becomes payable pursuant to Sections 7.1(e) or 7.1(i) in connection with the Company entering into an Alternative Proposal Agreement in compliance with Section 5.3 that reflects a Superior Proposal with an Excluded Party, and (B) an amount equal to Nineteen Million Four Hundred Thousand Dollars ($19,400,000) in all other circumstances.

(b) Parent Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to (x) Section 7.1(g), and at such time the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that the Parent’s or Merger Sub’s breach of this Agreement have caused not to be satisfied), or (y) Section 7.1(h), then the Parent will pay the Company an amount equal to Fifty Eight Million One Hundred Thousand Dollars ($58,100,000) (the “Parent Termination Fee”). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is liquidated damages, in a reasonable amount will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and not a penalty, and the payment of the Parent Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

(ii) In the event the Parent Termination Fee is payable, such fee will be paid to the Company by the Parent in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment.

(c) Reimbursement of Expenses.  Without limiting or otherwise affecting in any way the other remedies available to the Parent or Merger Sub, in the event of termination of this Agreement pursuant to Section 7.1(d), then the Company shall promptly, but in no event later than two (2) Business Days after the Termination Date, pay the Parent’s designee 50% of the documented out-of-pocket Expenses incurred by the Parent, Merger Sub and their respective Affiliates in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”) up to a maximum amount of Five Million Dollars ($5,000,000),by wire transfer of same day funds.

(d) Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent or Merger Sub, as the case may be, fails to timely pay any amount due pursuant to this Section 7.2, and in order to obtain payment, Parent and Merger Sub or the Company, as the case may be, commence an Action which results in a judgment in favor of Parent and/or Merger Sub, on the one hand, or the Company, on the other hand, then the non-prevailing party or parties (as the case may be) shall pay each of the other party or parties, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on such payment at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually made.

7.3  Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 7.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth, and subject to the limitations included, in Section 7.2 or this Section 7.3) on the part of the Parent, Merger Sub or the Company (or any Representative of any such party); provided, however, that the provisions of Sections 5.6(c), 7.2, 7.3, 7.4 and Article VIII and, subject to the terms and conditions set forth therein, the Non-Disclosure Agreement and the Limited Guarantees will survive any termination hereof; provided, further, however, that subject to the terms of this Section 7.3, nothing in this Section 7.3(a) shall relieve any party of any Liability for any material breach by such party of this Agreement prior to the Effective Time.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that the Company Termination Fee is paid to the Parent (or its designees), payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent, Merger Sub and each of their respective Affiliates against the Company and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling Persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby; and in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Notwithstanding anything to the contrary in this Agreement, if the Parent and Merger Sub fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, (i) the Company’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent, Merger Sub, the Guarantors and any of their respective former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, Financing Sources or assignees (each a “Related Party” and collectively, the “Related Parties”) or any

Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Termination Fee and any amounts due pursuant to Section 7.2(d), in each case, only to the extent provided by Sections 7.2(b) or 7.2(d) or pursuant to the Limited Guarantees, as applicable, and (ii) except as provided in the immediately foregoing clause (i), none of the Related Parties or any Related Party of a Related Party will have any Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantees (except, for the avoidance of doubt, for the Guarantors’ obligation under their respective Limited Guarantees, subject to the limitations contained therein), the Financing Commitments or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The parties acknowledge and agree that in no event will the Parent be required to pay the Parent Termination Fee on more than one occasion. Upon payment of the Parent Termination Fee and any amounts due pursuant to Section 7.2(d), none of the Related Parties or any Related Party of any Related Party shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantees, the Financing Commitments or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company and that money damages may not be an adequate remedy therefor. It is accordingly agreed that the Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically the terms and provisions of this Agreement against the Company without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties further agree that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Parent or Merger Sub, to enforce specifically the terms and provisions of this Agreement against the Parent or Merger Sub or otherwise to obtain any equitable relief or remedy against the Parent or Merger Sub and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Sections 7.2(b) and 7.3(c).

ARTICLE VIII

MISCELLANEOUS

8.1  No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than: (a) Sections 5.8 and 7.3 (which will be for the benefit of the Persons (including, with respect to Section 7.3, the Financing Sources) set forth therein, and any such Person will have the rights provided for therein); (b) Sections 8.7 and 8.13 (which shall be for the benefit of, among others, the Financing Sources, and the Financing Sources, among others, will have the rights provided for therein); and (c) this Article VIII in respect of the Sections set forth under the foregoing clauses (a) and (b).

8.2  Entire Agreement.  This Agreement (including the Exhibits and the Schedules hereto), together with the Non-Disclosure Agreement, the Limited Guarantees and the Financing Commitments, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

8.3  Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Parent or Merger Sub may assign their respective rights, interests or obligations hereunder to any Affiliate of the Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder. Any purported assignment not permitted under this Section 8.3 shall be null and void.

8.4  Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.5  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others (except for notices specifically required to be delivered orally) shall be in writing and delivered personally or sent by facsimile or overnight courier:

If to the Company, to:

Smart Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
Fax No.: 510-624-8231
Attention: Bruce Goldberg

with copies (which shall not constitute notice) to:

Kaye Scholer LLP
Two Palo Alto Square, Suite 400
3000 El Camino Real
Palo Alto, California 94306
Fax No.: 650-319-4918
Attention: Diane Holt Frankle

and

Davis, Polk and Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Fax No.: (650) 752-3604
Attention: Alan Denenberg

If to the Parent or Merger Sub, to:

c/o Silver Lake Partners
c/o Silver Lake Sumeru
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Fax No.: (650) 233-8125
Attention: Karen King

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California 94304
Fax No.: (650) 251-5002
Attention: Peter S. Malloy

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii) upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or (iii) at the end of the next Business Day after deposit with an overnight courier, if sent by a nationally recognized overnight courier.

8.6  Governing Law.  This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws (provided that the Merger and any exercise of appraisal and dissention rights with respect to the Merger shall be governed by the laws of the Cayman Islands).

8.7  Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, INCLUDING THE MERGER AND THE FINANCING. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.9  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible; provided that the parties intend that the remedies and limitations thereon (including provisions that payment of the Parent Termination Fee be the exclusive remedy for the Company as provided under Section 7.3) contained in Article VII to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Limited Guarantees.

8.10  Expenses.  Except as otherwise specifically provided in this Agreement (including Section 7.2(c)), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided that any fees incurred in connection with (i) any filings under the HSR Act and any Other Antitrust Laws and (ii) the filing fee for the Proxy Statement and the Schedule 13E-3, in each case, shall be borne equally by the Company, on the one hand, and the Parent and Merger Sub, on the other hand. As used in this Agreement, “Expenses” means, with respect to any Person, the fees and expenses of legal counsel, investment bankers, brokers, finders, financial advisors, accountants and other advisors (including any representatives of legal counsel, investment bankers, accountants or other advisors) incurred by or on behalf of such Person and its Affiliates prior to the Closing in connection with the preparation, execution and performance of this Agreement and the other transactions contemplated hereby.

8.11  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

8.12  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

8.13  Exclusive Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Financing Commitments or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Financing Commitments or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to such party at the addresses set forth in Section 8.5 shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties hereto agrees that that the submissions, waivers and agreements in this Section 8.13 shall extend to any action or proceeding that involves any Financing Source.

8.14  Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.15  Amendments.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.16  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

8.17  Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 8.17(a):

“Action” means any investigation, litigation, claim, action, arbitration, suit, hearing or proceeding (whether civil, criminal or administrative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person; provided that none of the Parent, Merger Sub or any of the Guarantors shall be considered Affiliates of any portfolio company in which the Guarantors or any of their investment fund Affiliates have made a debt or equity investment (and vice versa). For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Brazil Module Subsidiary” means Smart Modular Technologies do Brasil — Indústria e Comércio de Componentes Ltda.

“Brazil Semiconductor Subsidiary” means Smart Modular Technologies Indústria de Componentes Eletrônicos Ltda.

“Brazil Subsidiaries” means the Brazil Semiconductor Subsidiary and the Brazil Module Subsidiary.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Incentive Plan” means the Company’s Amended and Restated Stock Incentive Plan.

“Company-Owned Intellectual Property” means Company-Registered Intellectual Property and all material unregistered Intellectual Property, including any source code, owned by the Company or its Subsidiaries.

“Company Restricted Stock Awards” means awards of restricted stock units to be settled in Common Stock upon vesting and issued under the Company Equity Incentive Plan.

“Company Stock Options” means options to purchase Common Stock issued under the Company Equity Incentive Plan.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract, commitment, arrangement, understanding or other agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Excluded Party” shall mean any Person, “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received during the Go-Shop Period a bona fide written Alternative Proposal that the Special Committee determines in good faith (such determination to be made on or prior to the No-Shop Period Start Date), after consultation with outside counsel and its financial advisors, is or is reasonably expected to result in a Superior Proposal; provided, however, that any such Person or group shall cease to be an “Excluded Party” at such time after the No-Shop Period Start Date (i) as discussions or negotiations between the Company and such Person or group with respect to the Alternative Proposal made by such Person or group shall have expired or terminated (including immediately upon the withdrawal, termination or expiration of such Alternative Proposal, unless concurrently replaced by another Alternative Proposal by such Excluded Party) or (ii) that the Alternative Proposal made by such Person or group fails, in the good faith judgment of the Special Committee, after consultation with outside counsel and its financial advisors, to constitute a Superior Proposal or an Alternative Proposal that is or is reasonably expected to result in a Superior Proposal.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.4 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended.

“Indebtedness” means (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries, (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, or (v) any guaranty of any such obligations described in clauses (i) through (v) of any Person other than the Company or any of its Subsidiaries (other than, in the case of clauses (i), (ii) and (iii), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business consistent with past practices); provided that trade payables incurred in the ordinary course of business consistent with past practices and real estate lease obligations are deemed not to be Indebtedness for the purposes of this Agreement.

“Indenture” means that certain Indenture dated as of March 28, 2005, among the Company, the Guarantors party thereto and U.S. Bank National Association, as trustee.

“Intellectual Property” means all worldwide intellectual property rights, including: (i) trade secrets, inventions (whether or not patentable), discoveries, confidential and proprietary information, technologies, know-how, processes, methods, algorithms, schematics, R&D information, techniques, technical information, specifications, drawing, methods, technical data, designs, and documentation related to the foregoing (collectively, “Trade Secrets”); (ii) patents and applications therefor, including all disclosures, continuations and continuations-in-part thereof and patents issuing thereon, along with any reexaminations, reissues and extensions thereof; (iii) trademarks, trade names, trade dress, brand names, corporate names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications and other source indicators (whether registered, unregistered or existing at common law, including all goodwill attaching thereto); and (iv) copyrights, copyrightable works, computer software and databases, including copyright registrations, copyright applications and unregistered common law copyrights.

“Knowledge of the Company” or any similar phrase means the knowledge of the persons set forth on Section 8.17(a) of the Disclosure Schedule after due inquiry.

“Law” means any statute, law (including common law), ordinance, rule, code, directive, treaty provision or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means any mortgage, lien, pledge, claim, option to purchase or lease or otherwise acquire any interest, charge, security interest, hypothecation, easement, right-of-way or other encumbrance in respect of such property or asset.

“Loan and Security Agreement” means that certain Second Amended and Restated Loan and Security Agreement, among the Company, Wells Fargo Bank, National Association and the other parties thereto, dated as of April 30, 2007, as amended or supplemented from time to time.

“Malaysian Subsidiary” means SMART Modular Technologies Sdn. Bhd.

“Marketing Period” shall mean the first period of 20 consecutive calendar days commencing five Business Days following receipt by the Parent of the Required Information that the Company is required to provide and throughout which (A) the Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 5.10(c), provided that if the Company shall in good faith reasonably believe it has provided the Required Information and that the conditions set forth in clause (B) below have been satisfied, the Company may deliver to Parent a written notice stating that it believes that it has completed such delivery, in which this clause (A) shall be deemed satisfied, unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Required Information and delivers a notice to the Company to such effect within five Business Days after receipt of the Company’s notice, stating with reasonable specificity material deficiencies in the Required Information as delivered by the Company to date (it being understood that if at any time during the Marketing Period the Required Information becomes stale or otherwise does not include the “Required Information”, as defined, then the Marketing Period shall not have commenced) and (B) the conditions set forth in Sections 6.1 and 6.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.1 and 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive calendar-day period; provided, however, that (x) if the Marketing Period has not been completed on or prior to August 18, 2011, the Marketing Period shall commence no earlier than September 6, 2011, and (y) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such 20 consecutive calendar-day period, (i) KPMG LLP shall have withdrawn its audit opinion with respect to any year-end financial statements contained in the SEC Filings, (ii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the SEC Filings have been amended or the Company has determined that no restatement shall be required, or (iii) the Company shall have been delinquent in filing any periodic report with the SEC (exclusive of Reports on Form 8-K that do not contain financial information) required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured.

“Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) prevents or materially delays the Company from performing its obligations under this Agreement in any material respect; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) (A) general economic, financial, political, capital market, credit market, or financial market conditions or (B) general conditions affecting any of the industries in which the Company and its Subsidiaries operate; (ii) changes in Law or changes in GAAP or accounting standards, in either case, occurring after the date hereof; (iii) any natural disasters, pandemics or acts of war (whether or not declared), sabotage or terrorism, or an escalation or worsening thereof; (iv) the entry into, announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (other than Section 5.1(a)), and the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any shareholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement, except that this clause (iv) shall not apply with respect to the representations and warranties contained in Section 3.4; (v) any changes in the price or trading volume of the Common Stock (provided that the underlying change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded); (vi) any failure by the Company to meet projections or forecasts (provided that the underlying change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded); and (vii) any change or prospective change in the Company’s credit rating (provided that the underlying change, effect, event or occurrence that caused or contributed to such change or prospective change in the Company’s credit rating shall not be excluded); provided, further, however, that the change, effect, event or occurrence referred to in the preceding clauses (i), (ii) and (iii) shall be excluded pursuant to such clause only to the extent such change, effect, event or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, disproportionately to other companies operating in the industries in which the Company and its Subsidiaries compete (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

“Notes” means the Company’s Senior Secured Floating Rate Notes due 2012 issued pursuant to the Indenture.

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws and foreign investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Permit” means any authorization, approval, consent, easement, variance, exception, accreditation, certificate, license, permit, acceptance or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (c) Liens, encroachments, covenants, restrictions and other title imperfections which do not materially interfere with the present or proposed use of the properties or assets they affect, and (d) Liens set forth on Section 8.17(b) of the Disclosure Schedule.

“Person” means an individual, a corporation, a company, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Preferred Stock” means the Preferred Shares, par value US$0.001 per share, of the Company.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person and its Subsidiaries.

“Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the adoption of this Agreement by the shareholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Severance and Change of Control Agreements” means the severance and change of control agreements, dated December 10, 2010, entered into with each of Iain MacKenzie, Barry Zwarenstein, John Scaramuzzo, Alan Marten, Bruce Goldberg, Kiwan Kim, Wayne Eisenberg and John Moyer.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests or more than 50% of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, service, real property gains, transfer, employment, unemployment, disability, license, alternative or add on minimum, ad valorem, use, property, withholding, excise, production, value added, occupancy and any other taxes, customs, duties, governmental fees or similar assessments of any nature whatsoever, together with any interest, penalties or additions to tax, imposed by any Governmental Entity.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Additional Terms.  The following terms are defined in the corresponding Sections of this Agreement:

Term	Page

Acceptable Confidentiality Agreement	36
Agreement	1
Alternative Proposal	36
Alternative Proposal Agreement	38
Balance Sheet Date	12
Bankruptcy Exceptions	10
Benefits Continuation Period	43
Board of Directors	1
Board Recommendation	10
Cayman Companies Law	1
Cayman Plan of Merger	2
Closing	2
Closing Date	2
Common Stock	3
Company	1
Company Adverse Recommendation Change	38
Company Employees	43
Company Plan	22
Company Plans	22
Company Registered Intellectual Property	18
Company Restricted Stock Awards	63
Company Shareholders Meeting	34
Company Stock Options	63
Company Termination Fee	55
D&O Tail Period	45
Debt Financing	28
Debt Financing Commitment	28
Disclosure Schedule	8
Dissenting Shares	5
DOL	23
DTC	6

Term	Page

DTC Payment	6
Effective Time	2
End Date	53
Environmental Laws	25
Equity Financing	28
Equity Financing Commitment	28
Equity Incentive Amounts	4
Excluded Shares	3
Expenses	60
Financial Advisor	26
Financing	28
Financing Commitments	28
Foreign Benefit Plans	24
Go-Shop Period	36
Government Official	17
Guarantors	1
Indemnified Party	44
International Filings	40
Intervening Event	38
Limited Guarantees	1
Material Contracts	20
Materials of Environmental Concern	25
Memorandum and Articles of Associations	2
Merger	1
Merger Consideration	3
Merger Documents	2
Merger Sub	1
Nasdaq	11
New Plans	43
Non-Disclosure Agreement	42
No-Shop Period Start Date	36
OFAC	16
Old Plans	43
Option Exchange Ratio	4
PADIS	15
Parent	1
Parent Expenses	56
Parent Option	4
Parent Termination Fee	55
Paying Agent	6
Payment Fund	6
Payoff Amount	49
Performance Awards	4
Policies	25

Term	Page

PPB	15
Proxy Statement	11
Related Parties	57
Related Party	57
Required Information	47
SEC Filings	12
Shareholder Approval	10
Special Committee	1
Superior Proposal	40
Surviving Corporation	2
Takeover Laws	46
Tax Incentives and Benefits	15
Termination Date	31
Top Customers	21
Top Suppliers	21
Trade Secrets	64
Unaffiliated Shareholders	1
Unvested Company Stock Option	4
WARN Act	24

(c) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (x) a reference to “ordinary course” or “ordinary course of business” when used herein will be deemed to mean “ordinary course of business consistent with past practices”; and (xi) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SMART MODULAR TECHNOLOGIES (WWH), INC.

By:	/s/ Iain MacKenzie
Name:     Iain MacKenzie

Title:	Director, President & CEO

SALEEN HOLDINGS, INC.

By:	/s/ Kenneth Hao
Name:     Kenneth Hao

Title:	President

SALEEN ACQUISITION, INC.

By:	/s/ Kenneth Hao
Name:     Kenneth Hao

Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

The Companies Law (2010 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on           2011 between SMART Modular Technologies (WWH), Inc. (the “Surviving Company”) and Saleen Acquisition, Inc. (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2010 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute. Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company (as the case may be) that the Merging Company be merged into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement and Plan of Merger dated April [  ] 2011 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”), a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

The constituent companies (as defined in the Statute) to this Plan of Merger are the Surviving Company and the Merging Company.

The surviving Company (as defined in the Statute) is the Surviving Company.

The registered office of the Surviving Company is [ • ] and the registered office of the Merging Company is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company is US$160,002 divided into 600,000,000 Ordinary Shares of a par value of US$0.00016667 per share and 60,000,000 Preferred Shares of a par value of US$0.001 each.

The share capital of the Merging Company is US$50,000 divided into 5,000,000 Ordinary Shares of a par value of US$0.01 each.

In accordance with Section 233(13) of the Statute, the date on which it is intended that the Merger is to take effect (the “Effective Date”) is the date specified as such in a notice to the Registrar of Companies signed by a director of each of the Surviving Company and Merging Company.

The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

The rights and restrictions attaching to the shares in the Surviving Company immediately after the Effective Date are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated in the form annexed at Annexure 2 hereto on the Effective Date.

The following directors of the Surviving Company (each of whom will resign as a director of the Surviving Company on the Effective Date) will not be paid any amounts and shall not receive any compensatory benefits consequent upon the Merger:

Ajay Shah
Iain MacKenzie
Harry McKinney
Kimberly Alexy
Dennis McKenna
Mukesh Patel
Clifton Weatherford

The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

The names and addresses of each director of the surviving company (as defined in the Statute) are:

Kenneth Hao — 2775 Sand Hill Rd # 100; Menlo Park, CA 94025
Kyle Ryland — 2775 Sand Hill Rd # 100; Menlo Park, CA 94025
Karen King — 2775 Sand Hill Rd # 100; Menlo Park, CA 94025

This Plan of Merger has been approved by the directors of both the Surviving Company and the Merging Company pursuant to Section 233(3) of the Statute.

This Plan of Merger has been approved by the shareholders of both the Surviving Company and the Merging Company pursuant to Section 233(6) of the Statute.

At any time prior to the Effective Date, this Plan of Merger may be:

terminated by the directors of the Surviving Company and the Merging Company pursuant to the terms set forth in the Merger Agreement;

amended by the directors of both the Surviving Company and the Merging Company to:

change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

effect any other changes to this Plan of Merger as this Plan of Merger may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

This Plan of Merger may be executed in counterparts.

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

IN WITNESS whereof the parties hereto have caused this Plan of Merger to be executed on this          day of           2011.

SIGNED by	)
Duly authorised for	)
and on behalf of	)
SMART Modular Technologies (WWH), Inc.))		Director

SIGNED by	)
Duly authorised for	)
and on behalf of	)
Saleen Acquisition, Inc.	)	Director

Annexure 1

Agreement and Plan of Merger

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Exhibit B

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES (WWH), INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [          ])

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [          ])

1. The name of the Company is SMART Modular Technologies (WWH), Inc. (the “Company”).

2. The registered office of the Company will be situated at the offices of [•] or at such other location as the Directors may from time to time determine.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Law”).

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5. The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6. The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7. The capital of the Company is US$50,000.00 divided into 5,000,000 shares of a nominal or par value of US$0.01 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8. The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [          ])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to SMART Modular Technologies (WWH), Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1. In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time;

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company;

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

“Law” means the Companies Law (as amended) of the Cayman Islands;

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time;

“Office” means the registered office of the Company as required by the Law;

“Ordinary Resolution” means a resolution:

(a) passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Register” means the register of Members of the Company required to be kept pursuant to the Law;

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber;

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law;

“signed” means bearing a signature or representation of a signature affixed by mechanical means; and

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a) passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

2. In these Articles, save where the context requires otherwise:

(a) words importing the singular number shall include the plural number and vice versa;

(b) words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c) the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d) reference to a dollar or dollars (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e) reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f) reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g) reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3. Subject to the last two preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4. The business of the Company may be commenced at any time after incorporation.

5. The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6. The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7. The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Office.

SHARES

8. Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a) issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b) grant options with respect to such Shares and issue warrants or similar instruments with respect thereto; and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9. The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors.

10. The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11. The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12. Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

13. The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14. No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15. The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16. The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17. The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18. For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19. The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20. The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21. The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22. If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23. The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24. The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25. The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26. If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27. The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28. If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29. A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30. A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31. A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32. The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34. The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35. The Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor.

36. The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37. All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38. The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

39. Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40. A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41. The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42. The Company may by Ordinary Resolution:

(a) consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b) convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c) subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d) cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43. The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION AND PURCHASE OF SHARES

44. Subject to the Law, the Company may:

(a) issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b) purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c) make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of its capital, profits or the proceeds of a fresh issue of Shares.

45. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46. The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

47. The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

GENERAL MEETINGS

48. The Directors may, whenever they think fit, convene a general meeting of the Company.

49. General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

50. If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

51. At least seven days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

52. The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

53. All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

54. No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

55. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

56. If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

57. The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

58. If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

59. The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

60. The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

61. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

62. If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

63. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

64. A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

65. Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

66. In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

67. A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

68. No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

69. On a poll votes may be given either personally or by proxy.

70. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

71. An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

72. The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

73. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

74. A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

75. Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

76. The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

77. The Company may by Ordinary Resolution appoint any natural person or corporation to be a Director.

78. Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

79. The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

80. The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

81. There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

82. The Directors shall have power at any time and from time to time to appoint a natural person or corporation as a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR OR PROXY

83. Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

84. Any Director may appoint any Person , whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

85. Subject to the Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

86. The Directors may from time to time appoint any natural person or corporation , whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

87. The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

88. The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

89. The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

90. The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article .

91. The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

92. The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

93. Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

94. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

95. The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

96. The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

97. Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

98. The office of Director shall be vacated, if the Director:

(a) becomes bankrupt or makes any arrangement or composition with his creditors;

(b) dies or is found to be or becomes of unsound mind;

(c) resigns his office by notice in writing to the Company;

(d) is removed from office by Ordinary Resolution;

(e) is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f) is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

99. The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit . Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

100. A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

101. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

102. A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

103. A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

104. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

105. The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a) all appointments of officers made by the Directors;

(b) the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c) all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

106. When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

107. A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

108. The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

109. The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

110. Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

111. A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

112. All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

113. Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

114. Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

115. The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

116. Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

117. The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie.

118. Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

119. If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

120. No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

121. The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

122. The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

123. The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

124. The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

125. The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

126. Subject to the Law, the Directors may, with the authority of an Ordinary Resolution:

(a) resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b) appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i) paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii) paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c) make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d) authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i) the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii) the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e) generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

127. The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share .

128. There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

129. Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

130. Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

131. Any notice or other document, if served by:

(a) post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b) facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c) recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d) electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

132. Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

133. Notice of every general meeting of the Company shall be given to:

(a) all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b) every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

134. Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the wilful neglect or default of such Director, agent or officer.

NON-RECOGNITION OF TRUSTS

135. Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

136. If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

137. If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

138. Subject to the Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

139. For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

140. In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

141. If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

142. The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

143. The Directors, or any authorised service providers (including the officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

April 25, 2011

Special Committee of the Board of Directors
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560

Members of the Special Committee of the Board of Directors:

We understand that SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Saleen Holdings, Inc. (“Parent”), an affiliate of Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P. (collectively, the “Sponsors”), pursuant to which (i) Saleen Acquisition, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company with the Company being the surviving company (the “Merger”), and (ii) upon effectiveness of the Merger, each issued and outstanding ordinary share of the Company (other than Excluded Shares and Dissenting Shares, as provided for in the Agreement (defined below)) will be converted into the right to receive $9.25 in cash, without interest. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated as of April 25, 2011, among Parent, Merger Sub and the Company (the “Agreement”) and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Special Committee of the Board of Directors of the Company (the “Special Committee”) to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than Parent and its affiliates) of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, dated as of April 25, 2011, and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal year ended August 27, 2010 and Quarterly Reports on Form 10-Q for the fiscal quarters ended November 26, 2010 and February 25, 2011, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections of the Company prepared by management of the Company and presented to the Board of Directors on February 16, 2011, as updated by management, or the “Board Case Projections”, and (ii) revised financial projections of the Company prepared by management of the Company subsequent to the presentation to the Board of Directors of the Board Case Projections, and presented to the Board of Directors on March 22, 2011, and updated by management, which reflect more optimistic assumptions and estimates (as compared to the Board Case Projections) as to the future financial performance of the Company (referred to as the “Reviewed Case Projections”)((i) and (ii) collectively, the “Company Projections”), (4) a trading history of the Company’s ordinary shares from February 3, 2006 to April 21, 2011 and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (7) the equity financing commitment letter and the debt financing commitment letter, (8) the limited guarantees in favor of the Company by Silver Lake Partners III, L.P. and Silver Lake Sumeru Fund, L.P., (9) the results of efforts to solicit indications of interest from third parties with respect to the purchase of all or a part of the Company, and (10) estimates of independent research analysts with respect to the future financial performance of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Board Case Projections and the Reviewed Case Projections, upon the advice and direction of the Special Committee and the Company, we have assumed that such projections have been reasonably prepared by the management of the Company. Furthermore, given the inherent uncertainties and difficulties in accurately projecting the financial results of the Company on a five-year basis, we have given considerably greater weight to the portion of the Company Projections through the Company’s fiscal year ending in 2014 for purposes of our analyses and opinion. We assume no responsibility for any such Company Projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Nor are we expressing any opinion as to the impact of the Proposed Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the shareholders of the Company (other than Parent and its affiliates) in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and expect to receive, customary fees for such services. In addition, we and our affiliates in the past have provided, or in the future may provide, investment banking and other financial services to the Sponsors and certain of their respective affiliates and portfolio companies and have received or in the future may receive customary fees for rendering such services, including (i) having acted or acting as financial advisor to the Sponsors and certain of their respective portfolio companies and affiliates in connection with certain mergers and acquisition transactions, (ii) having acted or acting as arranger, bookrunner and/or lender for the Sponsors and certain of their respective portfolio companies and affiliates in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the Sponsors and certain of their respective portfolio companies and affiliates, and (iv) having acted or acting as solicitation agent for various consent solicitations undertaken by the Sponsors and certain of their respective portfolio companies and affiliates.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, Sponsors and its affiliates and portfolio companies for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Special Committee and is rendered to the Special Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

ANNEX C
Rights of dissenters

238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

Companies Law (2010 Revision)

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Extraordinary General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.

[ • ], 2011
[ • ]
[ • ]
[ • ]
[ • ]

Upon arrival, please present this admission ticket and
photo identification at the registration desk.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Extraordinary General Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A   Proposals — The Board of Directors recommends a vote FOR the Proposals.

+

		For	Against	Abstain

1.	Proposal to approve a special resolution to authorize, approve and adopt the Agreement and Plan of Merger, dated April 26, 2011 by and among the Company, Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”) and Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”), whereby Merger Sub will be merged with and into the Company pursuant to a plan of merger and the separate corporate existence of Merger Sub will thereupon cease, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”) and such other actions as may be necessary to effectuate the transactions contemplated thereby, including the Merger (the “Merger Proposal”).	☐	☐	☐

2.	Proposal to approve, on an advisory basis, the compensation of our executive officers that is based on or otherwise relates to the Merger.	☐	☐	☐

3.	Proposal to approve the adjournment of the extraordinary general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the extraordinary general meeting to approve the Merger Proposal 1.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Extraordinary General Meeting or any adjournment, postponement or continuation thereof.
 B   Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Extraordinary General Meeting.
☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name (or names) appears on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officer(s). Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Extraordinary General Meeting Admission Ticket
Extraordinary General Meeting of Shareholders
SMART Modular Technologies (WWH), Inc.
[ • ], 2011
[ • ]
[ • ]
[ • ]
[ • ]
Upon arrival, please present this admission ticket
and photo identification at the registration desk.
SMART MODULAR TECHNOLOGIES (WWH), INC.
ATTN: INVESTOR RELATIONS
39870 EUREKA DRIVE
NEWARK, CALIFORNIA 94560
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to SMART Modular Technologies (WWH), Inc.,
c/o: Computershare, PO Box 43126, Providence, RI 02940.
SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SMART MODULAR TECHNOLOGIES (WWH), INC.

PROXY FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
[ • ], 2011
The undersigned hereby appoints IAIN MACKENZIE and BARRY ZWARENSTEIN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Extraordinary General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on [ • ], 2011, at [ • ] at the [ • ], and any adjournment, postponement or continuation thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE MERGER PROPOSAL, FOR THE APPROVAL OF THE COMPENSATION BASED ON OR RELATED TO THE MERGER AND FOR THE ADJOURNMENT OF THE EXTRAORDINARY GENERAL MEETING.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.